Exhibit 2.3

EXECUTION COPY

SHARE AND ASSET PURCHASE AGREEMENT

among

TELCARE ACQUISITION, LLC,

BIOTELEMETRY CARE MANAGEMENT, LLC,

BIOTELEMETRY, INC.

and

TELCARE, INC.

dated as of

December 1, 2016

Exhibits

Exhibit A	-	Working Capital
Exhibit B	-	Escrow Agreement
Exhibit C	-	Bill of Sale
Exhibit D	-	Assignment and Assumption Agreement
Exhibit E	-	Intellectual Property Assignment
Exhibit F	-	LeClair Employment Agreement

SHARE AND ASSET PURCHASE AGREEMENT

This Share and Asset Purchase Agreement (this “Agreement”), dated as of December 1, 2016, is entered into by and among Telcare Acquisition, LLC, a Delaware limited liability company (“Assets Buyer”), BioTelemetry Care Management, LLC, a Delaware limited liability company (“Shares Buyer” and together with Assets Buyer, the “Buyers”), BioTelemetry, Inc., a Delaware corporation (“Parent”) (solely for purposes of Section 8.11) and Telcare, Inc., a Delaware corporation (“Seller”).

RECITALS:

WHEREAS, Seller is the owner of 100% of the issued and outstanding shares of the capital stock of Telcare Medical Supply, Inc. (“TMS Sub” and together with Seller, the “Seller Parties”);

WHEREAS, the Seller Parties are engaged in the manufacturing, marketing, sale and distribution of blood glucose meters, test strips and the accessories associated with the testing of blood in connection with diabetes, including, without limitation, the provision of FDA cleared cellular enabled blood glucose meters and related telehealth services (the “Business”); and

WHEREAS, the Buyers desire to purchase, acquire and assume from Seller, and Seller desires to sell, assign and convey to the Buyers, substantially all the assets and liabilities of the Business, including all of the issued and outstanding capital stock of TMS Sub (the “Shares”), in each case, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I
PURCHASE AND SALE

Section 1.01.                               Purchase and Sale of Shares. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, convey, assign, transfer and deliver, as the legal and beneficial owner, to Shares Buyer, and Shares Buyer shall purchase, acquire and accept from Seller, free and clear of all Encumbrances, other than restrictions on transfer of securities imposed by applicable securities Laws, all right, title and interest in and to the Shares. For the avoidance of doubt, none of the Purchased Assets, the Assumed Liabilities, the Excluded Assets and Excluded Liabilities (in each case, as defined in this Agreement) shall include any of the assets, properties and rights or liabilities of TMS Sub, which are acquired directly or indirectly by Shares Buyer pursuant to this Section 1.01.

Section 1.02.                               Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller shall, or shall cause its Affiliates (other than TMS Sub) to, sell, assign, transfer, convey and deliver to Assets Buyer, and Assets Buyer shall purchase, acquire and assume from Seller, free and clear of any Encumbrances other than Permitted

Encumbrances, all of Seller’s right, title and interest in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired (other than the Excluded Assets and the Shares), which relate to, or are used or held for use in connection with the Business (collectively, the “Purchased Assets”), including the following:

(a)                                 all Business Inventory owned by Seller and its Affiliates (other than TMS Sub);

(b)                                 all Business Contracts, including the Intellectual Property Licenses set forth in Schedule 1.02(b) (the “Assigned Contracts”);

(c)                                  all Intellectual Property Assets, including those assets listed in Schedule 1.02(c);

(d)                                 all furniture and fixtures used in the Business, including those assets listed in Schedule 1.02(d) (the “Furniture and Fixtures”);

(e)                                  all equipment, machinery, tools, vehicles, office equipment, supplies, computers, telephones and other tangible personal property used in the Business, including those assets listed in Schedule 1.02(e) (the “Tools and Equipment” and together with the Furniture and Fixtures, the “Tangible Personal Property”);

(f)                                   all Permits which are held by Seller or its Affiliates (other than TMS Sub) and required for the conduct of the Business as currently conducted or for the ownership and use of the Purchased Assets, including those listed on Section 3.16(a) of the Disclosure Schedules;

(g)                                  all prepaid expenses, credits, advance payments and deposits to the extent related to the Business;

(h)                                 excluding those assets in Section 1.03(c), originals, or where not available, copies, of all books and records relating to the Business, the Purchased Assets or the Assumed Liabilities, including, but not limited to, books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research and intellectual property files relating to the Intellectual Property Assets and the Intellectual Property Licenses (“Books and Records”);

(i)                                     all assets included on Exhibit A as current assets and taken into account in the calculation of Working Capital as of the Effective Time; and

(j)                                    all goodwill and the going concern value of the Business.

Section 1.03.                               Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the following assets of Seller (collectively, the “Excluded Assets”):

(a)                                 Contracts, including Intellectual Property Licenses, that are not Assigned Contracts (the “Excluded Contracts”);

(b)                                 all capital stock and convertible notes of Common Sensing held by Seller;

(c)                                  the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Seller;

(d)                                 all Tax assets of Seller, Tax refunds for Taxes paid by Seller, Tax rebates of Taxes paid by Seller, and prepayments of Taxes imposed on Seller;

(e)                                  all rights to any Actions of any nature;

(f)                                   all claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, charges, sums and fees;

(g)                                  all rights under warranties, indemnities and all similar rights against third parties;

(h)                                 all insurance benefits, including rights and proceeds;

(i)                                     the assets, properties and rights specifically set forth on Section 1.03(i) of the Disclosure Schedules; and

(j)                                    the rights which accrue or will accrue to Seller under the Transaction Documents.

Section 1.04.                               Assumed Liabilities. Subject to the terms and conditions set forth herein, Assets Buyer shall assume and agree to pay, perform and discharge only the following Liabilities of Seller which relate to the Business (collectively, the “Assumed Liabilities”), and no other Liabilities:

(a)                                 all Liabilities in respect of the Assigned Contracts, but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date, were incurred in the ordinary course of business and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Seller on or prior to the Closing;

(b)                                 all trade accounts payable of Seller to third parties incurred in connection with the Business that remain unpaid, to the extent included on Exhibit A as current liabilities and taken into account in the calculation of Working Capital (“Accounts Payable”);

(c)                                  all liabilities of Seller and its Affiliates (other than TMS Sub) included on Exhibit A as current liabilities and taken into account in the calculation of Working Capital as of the Effective Time;

(d)                                 Transfer Taxes that are the responsibility of the Buyers pursuant to Section 5.08;

(e)                                  any Liabilities arising out of, relating to or otherwise in respect of the operation of the Business or the Purchased Assets following the Closing Date, and which, for the avoidance of doubt, do not relate to any failure to perform, improper performance, or other breach, default or violation by Seller or any of its Affiliates on or prior to the Closing; and

(f)                                   those Liabilities of Seller specifically set forth on Schedule 1.04(f).

Section 1.05.                               Excluded Liabilities. Notwithstanding the provisions of Section 1.04 or any other provision in this Agreement to the contrary, Assets Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Seller or any of its Affiliates (other than TMS Sub) of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”). Without limiting the generality of the foregoing, the Excluded Liabilities shall include the following:

(a)                                 any Liabilities of Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others, including the Seller Transaction Expenses;

(b)                                 any Liability for, without duplication, (i) all Taxes of, imposed on or owed by Seller (or any stockholder or Affiliate of Seller) for any period; (ii) all Taxes relating or attributable to the Excluded Assets or Excluded Liabilities for any period; (iii) all Taxes relating to the Business or the Purchased Assets (including Taxes described in Section 5.08(e)(i)), or the Assumed Liabilities related to any Pre-Closing Tax Period and any Straddle Period (such Taxes for a Straddle Period determined in accordance with the principles of Section 5.08(e)); (iv) Transfer Taxes that are the responsibility of Seller pursuant to Section 5.08(f)); or (v) all Taxes of Seller (or any stockholder or Affiliate of Seller) of any kind or description (including any Liability for Taxes of Seller (or any stockholder or Affiliate of Seller) that becomes a Liability of Assets Buyer under any common law doctrine of de facto merger or transferee or successor liability, any bulk sales, bulk transfer or similar Laws or otherwise by operation of contract or Law);

(c)                                  any Liabilities relating to or arising out of the Excluded Assets;

(d)                                 any Liabilities in respect of any pending or threatened Action arising out of, relating to or otherwise in respect of the operation of the Business or the Purchased Assets to the extent such Action relates to such operation on or prior to the Closing Date;

(e)                                  any Liabilities relating to, arising under or in connection with any Seller Debt;

(f)                                   any Liabilities relating to, arising under or in connection with any Benefit Plan;

(g)                                  any recall, design defect or similar claims of any products manufactured or sold by Seller;

(h)                                 any product Liability or similar claim for injury to a Person or property which arises out of or is based upon any express or implied representation, warranty, agreement or guaranty made by Seller or any of its Affiliates, or by reason of the improper performance or malfunctioning of a product, improper design or manufacture, failure to adequately package, label or warn of hazards or other related product defects of any products at any time manufactured or sold by Seller or any of its Affiliates or any service performed by Seller;

(i)                                     any Environmental Claims, or Liabilities under Environmental Laws, to the extent arising out of or relating to facts, circumstances or conditions existing on or prior to the Closing or otherwise to the extent arising out of any actions or omissions of Seller;

(j)                                    any Liabilities of Seller relating to any present or former employees, agents or independent contractors of Seller, including, without limitation, any Liabilities associated with any claims for (i) wages or other benefits; (ii) workers’ compensation; or (iii) accrued and unused vacation, sick leave and other paid time off, in each case except to the extent included on Exhibit A as current liabilities and taken into account in the calculation of Working Capital as of Closing;

(k)                                 any Liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of Seller (including with respect to any breach of fiduciary obligations by same);

(l)                                     any Liabilities under the Excluded Contracts or any other Contracts, including Intellectual Property Licenses, (i) which are not Business Contracts; (ii) which are not validly and effectively assigned to Assets Buyer pursuant to this Agreement; (iii) which do not conform to the representations and warranties with respect thereto contained in this Agreement; or (iv) to the extent such Liabilities arise out of or relate to a breach by Seller of such Contracts prior to Closing; and

(m)                             those Liabilities of Seller specifically set forth on Schedule 1.05(m).

Section 1.06.                               Purchase Price.

(a)                                 The aggregate purchase price to be paid for the Shares and Purchased Assets shall be $7,000,000 (the “Base Purchase Price”), adjusted as follows:

(i)                                     (A) minus, on a dollar-for-dollar basis, the amount, if any, by which the Working Capital as of the Effective Time is less than $1,378,863, or (B) plus, on a dollar-for-dollar basis, the amount, if any, by which the Working Capital as of the Effective Time is greater than $1,478,863.

(hereinafter the Base Purchase Price, as adjusted by item (i) above is referred to as the “Purchase Price”).

(b)                                 The Purchase Price is subject to further adjustment pursuant to Section 1.07, Section 1.08 and Article VI.

(c)                                  Seller shall, at least three (3) Business Days prior to the Closing Date, cause to be prepared and delivered to the Buyers a statement (the “Good Faith Statement”) setting forth Seller’s good faith estimate, as of the Effective Time, of (i) the amount of Working Capital, and (ii) Seller’s calculation of the Purchase Price (based on Seller’s good faith estimate of Working Capital) (the “Estimated Purchase Price”). At the Closing, the Buyers shall make, or cause to be made, the following payments:

(i)                                     The Buyers shall pay, or cause to be paid, to Seller an amount equal to the sum of (A) the Estimated Purchase Price, minus (B) the Escrow Amount (the “Closing Cash Payment”), in the form of a wire transfer of immediately available funds made in accordance with written wire transfer instructions provided to the Buyers by Seller no later than two (2) Business Days prior to the Closing Date.

(ii)                                  The Buyers shall deposit, or cause to be deposited, the Escrow Amount by wire transfer of immediately available funds into an account designated by the Escrow Agent and shall be held and distributed in accordance with the terms of the Escrow Agreement to satisfy any and all claims made by the Buyers or any other Buyer Indemnitee against Seller pursuant to Article VI.

Section 1.07.                               Post-Closing Purchase Price Adjustment.

(a)                                 Within ninety (90) days after the Closing Date, the Buyers shall prepare and deliver, or cause to be prepared and delivered, to Seller a statement executed by the Treasurer of each of the Buyers (the “Closing Statement”) setting forth (i) its calculation of the Working Capital as of the Effective Time and (ii) its calculation of the Purchase Price (based on such calculation of Working Capital).

(b)                                 If Seller has a dispute with respect to the Buyers’ calculation of Working Capital or Purchase Price, Seller shall deliver to the Buyers a written notice (a “Notice of Dispute”) not more than thirty (30) days after the date Seller receives the Closing Statement. Seller shall be deemed to have agreed with all items and amounts contained in the Closing Statement that are not set forth in the Notice of Dispute. If Seller fails to deliver a Notice of Dispute within such thirty (30) day period, Seller shall be deemed to have accepted the Closing Statement and the Buyers determination of the Purchase Price therein. Upon receipt of any Notice of Dispute, (i) any items in the Closing Statement that are not disputed therein shall become final and binding upon the parties hereto and (ii) Seller and the Buyers shall promptly consult with each other with respect to the items in dispute (the “Disputed Items”) in good faith to resolve such Disputed Items during the thirty (30) day period after the Buyers receive the Notice of Dispute (the “Resolution Period”). If Seller and the Buyers fail to resolve any such Disputed Items during the Resolution Period, then Seller and the Buyers shall promptly (and in any event within thirty (30) days of the end of the Resolution Period) submit, or cause to be submitted, the Disputed Items in writing for resolution by the Independent Accountant. The Independent Accountant shall make a written determination as to each such Disputed Item, and the determination of each such disputed item shall be within the range established by the Closing Statement and the Notice of Dispute. Each of the parties hereto shall be permitted to submit such data and information to the Independent Accountant as the parties hereto deem appropriate. The Buyers and Seller shall use their commercially reasonable efforts to cause the Independent Accountant to render a written decision resolving the matters submitted to it as promptly as possible following the submission thereof but in any case, no later than thirty (30) days from the date of engagement of the Independent Accountant. The determination of the Independent Accountant shall be final, conclusive and binding upon the parties hereto and shall not be subject to appeal or further review. All expenses and fees incurred in connection with the Independent Accountant shall be borne by Seller, on the one hand, and the Buyers, on the other hand, pro rata based on the relative difference between the Independent Accountant’s resolution of the aggregate dollar amount of Disputed Items and the aggregate dollar amount of the Disputed Items as submitted by the Buyers in the Closing Statement and by Seller in the Notice of Dispute, such that the party(ies) with whom the Independent Accountant more closely agrees pays a lesser portion of the Independent Accountant’s fees and expense and the other party(ies) pays a greater portion. In connection with this Section 1.07(b), each party shall cooperate with and make available to the other party(ies) and its respective representatives all information, records, data and working papers, and shall permit reasonable access to its facilities and personnel, as may be reasonably required in connection with the preparation and analysis of the Closing Statement and the calculation of Working Capital as of the Closing reflected therein and the resolution of any disputes in connection therewith.

(c)                                  The Working Capital as determined in accordance with this Section 1.07 shall be used to determine the final Purchase Price in accordance with Section 1.06(a) (the “Final Purchase Price”). Once the Final Purchase Price is determined in accordance with Section 1.06(a) and this Section 1.07, the following shall occur:

(i)                                     if the Final Purchase Price exceeds the Estimated Purchase Price, the Buyers shall pay, or cause to be paid, within five (5) Business Days after determination of the Final Purchase Price, to Seller the amount of such difference by wire transfer of immediately available funds to the account designated by Seller; or

(ii)                                  if the Estimated Purchase Price exceeds the Final Purchase Price, the Buyers shall have the right to withhold, deduct and setoff against all or a portion of any sum that may be owed to Seller pursuant to Section 1.08 to the extent Seller has not paid to the Buyers, the later of (x) within five (5) Business Days after determination of the Final Purchase Price or (y) prior to the end of the 2017 Earn-Out Period, the full amount of such difference by wire transfer of immediately available funds to the account(s) designated by the Buyers.

(d)                                 Any payment pursuant to Section 1.07(c) shall be deemed to be an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 1.08.                               Earn-Out Consideration.

(a)                        In addition to the Purchase Price, Seller shall be entitled to additional consideration of up to $5,000,000 from the Buyers after the Closing on the terms and subject to the conditions set forth in this Section 1.08 (the “Earn-Out Consideration”).

(i)                                     The Earn-Out Consideration shall be conditioned upon the Closing and the Buyers and/or their Affiliates achieving the following revenue targets, in the aggregate: (A) $2,000,000 of Earn-Out Consideration shall be conditioned on and subject to the Buyers and/or their Affiliates achieving Revenue of at least $7,200,000 during the fiscal year ending December 31, 2017 (the “2017 Earn-Out Period”) which shall be increased on a linear, straight-line basis up to a maximum of $4,000,000 in Earn-Out Consideration during the 2017 Earn-Out Period in the event the Buyers and/or their Affiliates achieve Revenue of at least $9,600,000 during the

2017 Earn-Out Period; and (B) $500,000 of Earn-Out Consideration shall be conditioned on and subject to the Buyers and/or their Affiliates achieving Revenue of at least $12,180,000 during the fiscal year ending December 31, 2018 (the “2018 Earn-Out Period”, and together with the 2017 Earn-Out Period, the “Earn-Out Periods”) which shall be increased on a linear, straight-line basis up to a maximum of $1,000,000 in Earn-Out Consideration during the 2018 Earn-Out Period in the event the Buyers and/or their Affiliates achieve Revenue of at least $17,400,000 during the 2018 Earn-Out Period. For purposes of this Section 1.08, “Revenue” shall mean, with respect to the subject period, the gross revenue of the Business in such period, calculated in accordance with GAAP.

(ii)                                  Subject to Section 1.07(c)(ii) and Section 1.08(b), the Earn-Out Consideration will be paid or caused to be paid in cash by the Buyers to Seller (by wire transfer of immediately available funds to an account designated in writing by Seller) within, the later of (i) five (5) Business Days after receipt of the consolidated audited financial statements of Parent for each subject Earn-Out Period, or (ii) ninety (90) days following completion of the applicable fiscal year. The Buyers’ payment of Earn-Out Consideration will be accompanied by a copy of the consolidated audited financial statements of Parent for the applicable Earn-Out Period, as well as a statement executed by the Treasurer of each of the Buyers setting forth the calculation of Revenue for the applicable Earn-Out Period. Upon the request of Seller, Parent shall provide such other information used in the preparation of the calculation of Revenue as is reasonably necessary for Seller to confirm such calculation. If Seller has a dispute with respect to the calculation of any Earn-Out Consideration, Seller shall deliver to the Buyers a Notice of Dispute not more than thirty (30) days after the date Seller receives the applicable Earn-Out Consideration payment and related consolidated audited financial statements of Parent for the applicable Earn-Out Period. Seller shall be deemed to have agreed with the Buyers’ calculation of the applicable Earn-Out Consideration to the extent not set forth in the Notice of Dispute. If Seller fails to deliver a Notice of Dispute within such thirty (30) day period, Seller shall be deemed to have accepted the Buyers’ calculation of the applicable Earn-Out Consideration. Upon receipt of any Notice of Dispute, Seller and the Buyers shall promptly consult with each other with respect to the Disputed Items in good faith to resolve such Disputed Items during the thirty (30) day period after the Buyers receive the Notice of Dispute. If Seller and the Buyers fail to resolve any such Disputed Items during the Resolution Period, then Seller and the Buyers shall promptly (and in any event within thirty (30) days of the end of the Resolution Period) submit the Disputed Items in writing for resolution by the Independent Accountant. The Independent Accountant shall make a written determination as to each such Disputed Item. Each of the parties hereto shall be permitted to submit such data and information to the Independent Accountant as each of the parties hereto deem appropriate. The Buyers and Seller shall use their commercially reasonable efforts to cause the Independent Accountant to render a written decision resolving the matters submitted to it as promptly as possible following the submission thereof but in any case, no later than thirty (30) days from the date of engagement of the Independent Accountant. The determination of the Independent Accountant shall be final, conclusive and binding upon the parties hereto and shall not be subject to appeal or further review. All expenses and fees incurred in connection with the Independent Accountant shall be borne equally by Seller, on the one hand, and the Buyers, on the other hand. In connection with this Section 1.08, each party shall cooperate with and make available to the other party and its representatives all information, records, data and working papers, and shall permit reasonable access to its facilities and personnel, as may be reasonably required in connection with the calculation of any Earn-Out Consideration and the resolution of any disputes in connection therewith.

(iii)                               Each of the Buyers agrees and acknowledges that the possibility of receiving the Earn-Out Consideration comprises a material inducement for Seller to enter into this Agreement and consummate the transactions contemplated hereby, and Seller agrees and acknowledges that the Buyers and Parent shall have sole discretion with regard to all matters relating to the operation of the Business, and may from time to time take such actions in good faith that may have an impact on Revenue during the Earn-Out Periods and on the Earn-Out Consideration. Notwithstanding the foregoing, during the Earn-Out Periods, the Buyers and Parent shall (i) operate the Business in good faith; (ii) maintain true, complete and accurate books and records relating to the subject matter of this Section 1.08, which it shall make available for review by Seller and its Representatives pursuant to Section 5.05; and (iii) use commercially reasonable efforts to promote and support the products and services offered by the Business.

(b)                                 Right of Setoff; Holdback. Subject to the limitations set forth in Section 1.07 and Section 6.04, the Buyers shall have the right to withhold, deduct and setoff against all or a portion of any sum that may be owed to Seller under this Section 1.08 and Article VI any amount finally determined to be owed by Seller to the Buyers pursuant to Section 1.07 and Article VI.

(c)                                  Adjustments for Tax Purposes. Any payment pursuant to Section 1.08 shall be deemed to be an adjustment to the Purchase Price for Tax purposes less any amount treated as imputed interest under Section 483 of the Code, the Treasury Regulations promulgated thereunder or other applicable Law.

Section 1.09.                               Withholding Tax. The Buyers shall be entitled to deduct and withhold from the Purchase Price all Taxes that the Buyers shall be required to deduct and withhold under any provision of applicable Tax Law and shall pay such amount to the applicable Taxing Authority, provided that prior to making any such deduction or withholding, the Buyers shall provide notice to the recipient of the amounts subject to withholding and a reasonable opportunity for such recipient to provide forms or other evidence that would exempt such amounts from withholding tax. To the extent such amounts are so withheld and timely paid to the applicable Taxing Authority, such withheld amounts shall be treated for purposes of this Agreement as having been paid to the Person with respect to which such amount was withheld.

ARTICLE II
CLOSING

Section 2.01.                               Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Reed Smith LLP, 599 Lexington Avenue, New York, NY 10022, commencing at 9:00 a.m. local time on the date hereof, or at such other time, place and date and in such manner (including by electronic means) that Seller and the Buyers may agree to in writing. The date upon which the Closing occurs is referred to herein as the “Closing Date”. The Closing shall be deemed completed as of 12:01am (EST) on the morning of the Closing Date (the “Effective Time”).

Section 2.02.                               Closing Deliverables.

(a)                                 At the Closing, Seller shall deliver to Shares Buyer or Assets Buyer, as applicable, the following:

(i)                                     stock certificate evidencing the Shares, free and clear of all Encumbrances, other than restrictions on transfer of securities imposed by applicable securities Laws, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, with all required stock transfer tax stamps affixed thereto;

(ii)                                  a bill of sale, in the form of Exhibit C attached hereto (the “Bill of Sale”), and duly executed by Seller, transferring the tangible personal property included in the Purchased Assets to Assets Buyer;

(iii)                               an assignment and assumption agreement, in the form of Exhibit D attached hereto (the “Assignment and Assumption Agreement”), and duly executed by Seller, effecting the assignment to and assumption by Assets Buyer of the Purchased Assets (other than tangible personal property, Intellectual Property Assets and Intellectual Property Licenses) and the Assumed Liabilities;

(iv)                              an assignment, in the form of Exhibit E attached hereto (the “Intellectual Property Assignment”), and duly executed by Seller, transferring all of Seller’s right, title and interest in and to the Intellectual Property Assets and the Intellectual Property Licenses to Assets Buyer;

(v)                                 the Escrow Agreement, duly executed by Seller;

(vi)                              written release(s) of all Encumbrances (except for Encumbrances which are Permitted Encumbrances) relating to the Business Assets, in each case, executed by the holder of or parties to each such Encumbrance, in form and substance satisfactory to the Buyers;

(vii)                           the Good Faith Statement, duly executed by an officer of Seller;

(viii)                        a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors and stockholders of Seller authorizing the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(ix)                              a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying the names and signatures of the officers of Seller authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder;

(x)           a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that Seller is not a foreign person within the meaning of Section 1445 of the Code duly executed by Seller;

(xi)          a resignation letter from each officer and each individual on the board of directors of TMS Sub, in form and substance reasonably satisfactory to the Buyers, duly executed by the applicable officer or director;

(xii)         an employment agreement, duly executed by Paula LeClair, in the form of Exhibit F attached hereto (the “LeClair Employment Agreement”);

(xiii)        all third-party approvals, consents and waivers required to occur prior to and in connection with the transaction contemplated hereby and that are listed on Section 2.02(a)(xiii) of the Disclosure Schedules, duly executed by the applicable third parties; and

(xiv)        such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to the Buyers, as may be required to give effect to this Agreement.

(b)           At the Closing, Shares Buyer or Assets Buyer, as applicable, shall deliver, or cause to be delivered, to Seller the following:

(i)            the Closing Cash Payment;

(ii)           the Bill of Sale, duly executed by Assets Buyer;

(iii)          the Assignment and Assumption Agreement, duly executed by Assets Buyer;

(iv)          the Intellectual Property Assignment, duly executed by Assets Buyer;

(v)           a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each of the Buyers and Parent certifying that attached thereto are true and complete copies of all resolutions adopted by the sole member of each of the Buyers and the board of directors of Parent, authorizing the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(vi)          a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each of the Buyers and Parent certifying the names and signatures of the officers of each of the Buyers and Parent, respectively, authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder;

(vii)         the LeClair Employment Agreement, duly executed by Shares Buyer; and

(viii)        the Escrow Agreement, duly executed by each of the Buyers.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules (or disclosed in another Section of the Disclosure Schedules; provided that it is reasonably apparent upon reading such disclosure without independent knowledge of the reader regarding the matter disclosed that the disclosure is responsive to such other Section of this Article III), Seller hereby represents and warrants to the Buyers that the statements contained in this Article III are true and correct as of the date hereof (or, if made as of a specified date, as of such date).

Section 3.01.          Organization and Qualification of the Seller Parties

(a)           Each of the Seller Parties is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted.

(b)           Section 3.01(b) of the Disclosure Schedules sets forth each jurisdiction in which each of the Seller Parties is licensed or qualified to do business. Each of the Seller Parties is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Business Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary.

Section 3.02.          Authority of Seller. Each of the Seller Parties has full corporate power and authority to enter into this Agreement and the Transaction Documents to which it is a party, to carry out each of its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of the Seller Parties of this Agreement and any Transaction Document to which it is a party, the performance by each of the Seller Parties of its obligations hereunder and thereunder and the consummation by each of the Seller Parties of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of each of the Seller Parties. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms. When each Transaction Document to which a Seller Party is a party has been duly executed and delivered by such Seller Party (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of such Seller Party enforceable against it in accordance with its terms.

Section 3.03.          Capitalization of TMS Sub.

(a)           Seller is the legal and beneficial owner of the Shares and the Shares constitute all of the issued and outstanding shares of the capital stock of TMS Sub. All of the Shares have been validly issued and are fully paid. The Shares are free from any Encumbrance, other than restrictions on transfer of securities imposed by applicable securities Laws, and there is no agreement or commitment outstanding to create an Encumbrance in relation to the Shares or any unissued shares in TMS Sub in favor of any other Person and no claim has been made by any

Person to be entitled to any. At the Closing, assuming Shares Buyer has the requisite power and authority to be the lawful owner of the Shares, Seller shall transfer to Shares Buyer good and marketable title to the Shares, free and clear of all Encumbrances, other than restrictions on transfer of securities imposed by applicable securities Laws. There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Shares or obligating either Seller or TMS Sub to issue or sell any shares of capital stock of, or any other interest in, TMS Sub. Except for this Agreement, there is no agreement or arrangement entered into (whether conditional or not) which requires the present or future creation, issue, sale, transfer, redemption or repayment of any capital stock of TMS Sub, or grants or requires the grant to any Person of the right to call for the creation, issue, sale, transfer, redemption or repayment of any capital stock of TMS Sub.

(b)           TMS Sub does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares. TMS Sub does not own any equity interests or capital stock of any Person.

Section 3.04.          No Conflicts; Consents. The execution, delivery and performance by each of the Seller Parties of this Agreement and the Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation and by-laws of any of the Seller Parties; (b) conflict with or result in a violation or breach of any provision of any Law or a violation or breach of any provision of any Governmental Order applicable to the Seller Parties, the Business or the Business Assets; (c) except as set forth in Section 3.04 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Business Contract or Permit to which any of the Seller Parties is a party or by which any of the Seller Parties or the Business is bound or to which any of the Business Assets are subject; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on the Business Assets or the Shares. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to any of the Seller Parties in connection with the execution and delivery of this Agreement or any of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 3.05.          Financial Statements.

(a)           Seller has made available to the Buyers true and complete copies of (i) the audited balance sheet of the Seller Parties as of December 31, 2014 and the related statement of income for the twelve-month period then ended; (ii) the unaudited balance sheet of the Seller Parties as of December 31, 2015 and the related statement of income for the twelve-month period then ended; and (iii) the unaudited balance sheet of the Seller Parties as of September 30, 2016 (the “Balance Sheet Date”) and the related statement of income for the nine-month period then ended (together, the “Financial Statements”) All of such Financial Statements present fairly in all material respects the financial condition, results of operations of the Seller Parties for the dates and periods indicated thereon in accordance with GAAP applied on a consistent basis (including with respect to accruals) throughout the periods indicated, except as disclosed therein and except, with respect to the unaudited Financial Statements, for (i) normal year-end adjustments, none of which adjustments are or will be material, and (ii) the omission of footnote disclosures required by GAAP.

(b)           The accounts receivable reflected on the balance sheet as of the Balance Sheet Date included in the Financial Statements and all of the accounts receivable of the Business arising since the Balance Sheet Date arose from bona fide transactions in the ordinary course of business, and the products and services involved have been sold, delivered and performed to the account obligors, and no further filings (with governmental agencies, insurers or others) are required to be made, no further services are required to be provided and no further services are required to be rendered in order to complete the sales and fully render the services and to entitle any of the Seller Parties to collect such accounts receivable in full. No such account has been assigned or pledged to any Person, and, except only to the extent fully reserved against as set forth in the balance sheet as of the Balance Sheet Date included in the Financial Statements, and no defense or set-off to any such account has been asserted by the account obligor or exists.

(c)           Neither of the Seller Parties has any Liabilities with respect to the Business that would be required to by GAAP to be reflected in the balance sheet of the Seller Parties, except (a) those which are adequately reflected or reserved against in the Financial Statements, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date (none of which is a liability for breach of Contract, breach of warranty, tort, infringement or violation of Law) and which are not, individually or in the aggregate, material in amount.

Section 3.06.          Absence of Certain Changes, Events and Conditions. Except as set forth in Section 3.06 of the Disclosure Schedules, since December 31, 2015, and other than in the ordinary course of business consistent with past practice, there has not been any:

(a)           event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)           amendment of the certificate of incorporation, by-laws or other organizational documents of TMS Sub;

(c)           split, combination or reclassification of any shares of the capital stock of TMS Sub;

(d)           issuance, sale or other disposition of any shares of the capital stock of TMS Sub, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any shares of the capital stock of TMS Sub;

(e)           material change in any method of accounting or accounting practice for the Business;

(f)            with respect to the Business, material change in cash management practices and policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts receivable, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(g)           material change in any of the Seller Parties’ relationship with any customer, vendor, or supplier related to the Business;

(h)           entry into any Contract that would constitute a Material Contract;

(i)            incurrence, assumption or guarantee of any indebtedness for borrowed money in connection with the Business, except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(j)            transfer, assignment, sale or other disposition of any of the Business Assets, except for the use and sale of Business Inventory and supplies in the ordinary course of business;

(k)           cancellation of any debts or claims constituting Business Assets or amendment, termination or waiver of any rights constituting Business Assets;

(l)            transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Intellectual Property Assets or Intellectual Property Licenses except in the ordinary course of business;

(m)          material damage, destruction or loss, or any material interruption in use, of any Business Assets, whether or not covered by insurance;

(n)           acceleration, termination, material modification to or cancellation of any Business Contract or Permit;

(o)           material capital expenditures relating to the Business;

(p)           imposition of any Encumbrance other than a Permitted Encumbrance upon any of the Business Assets or the Shares;

(q)           grant of any bonuses, whether monetary or otherwise, or any general wage or salary increases in respect of any Employees, other than as provided for in this Agreement or any written agreements, or any other change in the terms of employment for any Employee other than as provided for in this Agreement or any other written agreement;

(r)            loan to, or entry into any other material transaction with any Employees other than as provided for in this Agreement or any other written agreement;

(s)            adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law, in each case, with respect to any of the Seller Parties;

(t)            purchase, lease or other acquisition of the right to own, use or lease any property or assets in connection with the Business for an amount in excess of $10,000, individually (in the case of a lease, per annum) or $25,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of Business Inventory or supplies in the ordinary course of business consistent with past practice;

(u)           adoption, amendment, modification or termination of any bonus, profit sharing, incentive, severance, or other plan, Contract or commitment for the benefit of any Employees (including any such action taken with respect to any other Benefit Plan) other than as provided for in this Agreement or any other written agreement;

(v)           filing of any amended Tax Returns by any of the Seller Parties, and neither of the Seller Parties has: (i) made or rescinded any Tax election; (ii) signed or entered into any closing agreement; (iii) settled or compromised any claim or assessment of Tax liability; (iv) surrendered any right to claim a refund, offset or other reduction in liability; (v) consented to any extension or waiver of the limitations period applicable to any claim or assessment, in each case, with respect to Taxes; (vi) changed any annual accounting period or adopted or changed any method of accounting; or (vii) acted or omitted to act where such action or omission to act could reasonably be expected to have the effect of increasing any present or future Tax liability with respect to the either of the Seller Parties or any of their Affiliates; or

(w)          Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.07.          Material Contracts.

(a)           Section 3.07(a) of the Disclosure Schedules lists each of the following Business Contracts (such Contracts, together with all Contracts relating to Intellectual Property Assets set forth in Section 3.11(d) of the Disclosure Schedules and Intellectual Property Licenses set forth in Section 3.11(f) of the Disclosure Schedules, being “Material Contracts”):

(i)            all Business Contracts involving aggregate consideration in excess of $25,000 and which, in each case, cannot be cancelled without penalty or without more than sixty (60) days’ notice;

(ii)           all Business Contracts that require any of the Seller Parties to purchase or sell a stated portion of the requirements or outputs of the Business or that contain “take or pay” provisions;

(iii)          all Business Contracts where the primary purpose of which is to provide for the indemnification of any Person or the assumption of any Tax (other than customary commercial Contracts the principal purpose of which is not related to Taxes), environmental or other Liability of any Person;

(iv)          all Business Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v)           all Business Contracts that relate to services rendered to, or by, any of the Seller Parties in excess of $25,000;

(vi)          all Business Contracts that provide or give any express warranty to customers with respect to any of the products or services of the Business;

(vii)         all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Business Contracts;

(viii)        all employment agreements and Business Contracts with independent contractors or consultants (or similar arrangements) and which are not cancellable without material penalty or without more than ninety (90) days’ notice;

(ix)          all Business Contracts relating to the borrowing of money or the guarantee of any obligation or the deferred payment of the purchase price of any properties, including, without limitation, any Contract relating to Seller Debt;

(x)           all Business Contracts with any Affiliate of any of the Seller Parties relating to the provision of funds, real property, goods or services by or to any of the Seller Parties;

(xi)          all Business Contracts with any Governmental Authority;

(xii)         any Business Contract with a customer or supplier listed or required to be listed in Section 3.13(a) of the Disclosure Schedules or Section 3.13(b) of the Disclosure Schedules;

(xiii)        any Business Contract that provides any customer with discounted pricing on any product or service or the potential right to any such discounts in the future other than as consistent with past practices;

(xiv)        all Business Contracts that limit or purport to limit the ability of any of the Seller Parties to compete in any line of business or with any Person or in any geographic area or during any period of time;

(xv)         all joint venture, partnership or similar Business Contracts;

(xvi)        all Business Contracts for the sale of any of the Business Assets or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Business Assets or the Shares;

(xvii)       all powers of attorney with respect to the Business or any Business Asset;

(xviii)      all collective bargaining agreements relating to the Business or Business Contracts with any labor organization, union or association; and

(xix)        all other Business Contracts that are material to the Business Assets, TMS Sub or the operation of the Business, and not previously disclosed pursuant to this Section 3.07.

(b)           Except as set forth on Section 3.07(a) of the Disclosure Schedules, each Material Contract is valid and binding on each of the Seller Parties, as applicable, in accordance with its terms and is in full force and effect and each of the Seller Parties has duly performed all of its obligations thereunder in all material respects. None of Seller Parties or, to Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to the Buyers. There are no material disputes pending or, to Seller’s Knowledge, threatened under any Business Contract.

Section 3.08.          Title to Business Assets. Each of the Seller Parties has good and valid title to, or a valid leasehold interest in, all of the Business Assets. All such Business Assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(a)           those items set forth in Section 3.08 of the Disclosure Schedules;

(b)           statutory liens for current Taxes not yet due and payable or liens being contested in good faith by appropriate procedures and for which there are adequate accruals or reserves on the balance sheet of any of the Seller Parties as of the date hereof; or

(c)           mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice with respect to amounts that are not delinquent and which are not, individually or in the aggregate, material to the Business or the Business Assets.

Section 3.09.          Condition and Sufficiency of Assets. The furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property included in the Business Assets are in good operating condition and repair except for ordinary wear and tear, and are suitable and adequate for the uses to which they are being put, and none of such furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Business Assets are sufficient for the continued conduct of the Business immediately after the Closing in substantially the same manner as conducted prior to the Closing and, except for the Excluded Assets, constitute all of the rights, property and assets used in and necessary for the conduct of the Business as currently conducted.

Section 3.10.          Real Property.

(a)           Section 3.10(a) of the Disclosure Schedules sets forth a list of all leases, licenses or similar agreements to which any of the Seller Parties is a party that are for the use or occupancy of real estate (“Leases”) (true and complete copies of which have previously been furnished to the Buyers, together with all related documents, including non-disturbance agreements, underlying ground leases, title insurance policies, surveys, lease amendments or modifications, notices of renewal or non-renewal, expansion options and purchase options) (the parcels of real property related to the Leases identified on Section 3.10(a) of the Disclosure Schedules are referred to herein collectively as the “Leased Premises”). The Leases are in full force and effect and have not been amended except as disclosed in Section 3.10(a) of the Disclosure Schedules, and none of the Seller Parties is, and to Seller’s Knowledge, no other party thereto is, in default or breach under any such Lease. No event has occurred which, with the passage of time or the giving of notice or both, would cause a breach of or default by any of Seller Parties under any Lease. Each of the Seller Parties has a valid leasehold interest in each of its Leased Premises, free and clear of any and all Encumbrances or title defects of any nature whatsoever. None of the Seller Parties has transferred, granted, pledged, licensed, subleased, modified, supplemented or assigned any interest in Leases or the Leased Premises in any respect, and none of the Seller Parties has entered into any Contract for any such purpose. Neither of the Seller Parties has received any written notice prior to the date of this Agreement of the intention of any party to terminate any Lease.

(b)           The buildings and structures that are part of the Leased Premises are in reasonable repair and condition, normal wear and tear excepted and are in the aggregate sufficient to satisfy each of the Seller Parties’ current business activities as conducted thereon in connection with the operation of the Business. None of the Seller Parties or any of its respective Affiliates has received notice of (x) any condemnation, eminent domain or similar proceeding affecting any portion of any of the Leased Premises or any access thereto, and, to Seller’s Knowledge, no such proceedings are contemplated, (y) any special assessment or pending improvement liens to be made by any Governmental Authority which could affect any of the Leased Premises, or (z) any violations of building codes and/or zoning ordinances or other governmental regulations with respect to any of the Leased Premises.

(c)           None of the Seller Parties own (and has never owned) any real property or any ownership interest therein. Except as set forth in Section 3.10(c) of the Disclosure Schedules, the Leased Premises constitute all of the real property used in and necessary to conduct the Business as currently conducted.

Section 3.11.          Intellectual Property.

(a)           Section 3.11(a) of the Disclosure Schedules lists all (i) Intellectual Property Registrations and (ii) Intellectual Property Assets that are not registered but that are material to the operation of the Business. All required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing. Seller has provided the Buyers with true and correct copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Intellectual Property Registrations.

(b)           Each of the Seller Parties, as applicable, owns, exclusively, all right, title and interest in and to the Intellectual Property Assets, free and clear of Encumbrances other than Permitted Encumbrances, and has the right to transfer and assign under this Agreement the Intellectual Property Assets to Assets Buyer or Shares Buyer, as applicable, without requiring the consent of any party, except as set forth in Section 3.04 of the Disclosure Schedules. Each of the Seller Parties is in full compliance with all legal requirements applicable to the Intellectual Property Assets and the Seller Parties’ ownership and use thereof.

(c)           Except as set forth in Section 3.11(c) of the Disclosure Schedules, neither of the Seller Parties has (i) transferred ownership of, or granted any license of or right to use, or authorized the retention of any rights to use or granted joint ownership of, any Intellectual Property Assets to any other Person or (ii) permitted any of the Seller Parties’ rights in any Intellectual Property Assets to enter into the public domain.

(d)           Section 3.11(d) of the Disclosure Schedules lists all Intellectual Property Licenses, and Seller has provided the Buyers with true and complete copies of all such Intellectual Property Licenses. Each of the Seller Parties has the right to transfer or assign to Assets Buyer, through this Agreement, all Intellectual Property Licenses used in the conduct of the Business as it is currently conducted by any of the Seller Parties or proposed to be conducted by any of the Seller Parties. All Intellectual Property Licenses are in force, valid, binding and enforceable between the applicable Seller Party and the other parties thereto. Each of the Seller Parties and, to Seller’s Knowledge, such other parties are in full compliance with the terms and conditions of such Intellectual Property Licenses. None of the Intellectual Property Licenses will terminate solely by the passage of time, or may be terminated by a third party, in each case, within 90 days after the Closing Date. There are no Intellectual Property Licenses used in the conduct of the Business as it is currently conducted by the Seller Parties under which any claim has been asserted or threatened, regarding the scope of such agreement, or performance under such agreement including with respect to any payments to be made or received by any of the Seller Parties thereunder.

(e)           Except as set forth in Section 3.11(e) of the Disclosure Schedules, the Intellectual Property Assets and Intellectual Property Licenses as currently or formerly owned, licensed or used by each of the Seller Parties, and the conduct of the Business as currently and formerly conducted by the Seller Parties, have not and do not infringe, violate or misappropriate the Intellectual Property of any Person. Except as set forth in Section 3.11(e) of the Disclosure Schedules, neither of the Seller Parties has received any communication, and no Action has been instituted, settled or threatened in writing, that alleges any such infringement, violation or misappropriation, and none of the Intellectual Property Assets are subject to any outstanding Governmental Order. Except as set forth in Section 3.11(e) of the Disclosure Schedules, neither of the Seller Parties has received any other communication offering any of the Seller Parties a license to patent rights held by a third party.

(f)            Section 3.11(f) of the Disclosure Schedules lists all licenses, sublicenses and other agreements pursuant to which any of the Seller Parties grants rights or authority to any Person with respect to any Intellectual Property Assets or Intellectual Property Licenses. Each of the Seller Parties has provided the Buyers with access to true and complete copies of all such agreements to the extent they exist. All such agreements are valid, binding and enforceable between the applicable Seller Party and the other parties thereto, and each of the Seller Parties and such other parties are in material compliance with the terms and conditions of such agreements.

(g)           Except as set forth in Section 3.11(g) of the Disclosure Schedules, none of the Seller Parties or any Person acting on any of the Seller Parties’ behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of any source code owned by any of the Seller Parties and used in the Business (“Seller Source Code”). Except as set forth in Section 3.11(g) of the Disclosure Schedules, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or would reasonably be expected to, result in the disclosure or delivery by or on behalf of any of the Seller Parties of any Seller Source Code. Seller Source Code includes any software source code of any Intellectual Property Assets.

(h)           Section 3.11(h) of the Disclosure Schedules lists all software or other material that is or contains “freeware,” “free software,” “open source software” or is distributed under a similar licensing or distribution model (including but not limited to the GNU General Public License) that (i) any of the Seller Parties licenses to a third party in connection with the Business; (ii) any of the Seller Parties uses in connection with the Business and the output of which is included in any Software Products; (iii) any of the Seller Parties provides on a software-as-a-service or similar basis in connection with the Business; or (iv) is otherwise incorporated into, combined with, or distributed in conjunction with any of the Seller Parties’ products or services in connection with the Business (collectively, “Incorporated Open Source Software”) and identifies the type of license or distribution model governing its use. Each of the Seller Parties’ use and/or distribution of each component of Incorporated Open Source Software with or in Software Products complies in all material respects with all provisions of the applicable license agreement, and in no case does such use or distribution give rise under such license agreement to any rights in any third parties under any Intellectual Property Assets or obligations for any of the Seller Parties with respect to any Intellectual Property Assets, including without limitation any obligation to disclose or distribute any such Intellectual Property Assets in source code form, to license any such Intellectual Property Assets for the purpose of making derivative works, or to distribute any such Intellectual Property Assets without charge.

(i)            All Software Products are free of all “viruses”, “worms”, “trojan horses”, “time bombs”, “back doors”, and other infections or harmful routines designed to disrupt, disable, harm, distort or otherwise impede in any manner the legitimate operation of such software, or any other associated software, firmware, hardware, computer system or network.

(j)            The complete source code and all related configuration or data files for the Software Products necessary to allow a competent computer programmer to compile object code versions of such Software Products completely from such source code and related configuration or data files shall be delivered to the Buyers in connection with the Closing.

(k)           Except as set forth in Section 3.10(k) of the Disclosure Schedules, each current employee of any of the Seller Parties who is or was involved in, or who has contributed to, the creation or development of any Intellectual Property related to the Business has executed and delivered a customary non-disclosure, assignment and “work for hire” agreement for the benefit of such Seller Party.

Section 3.12.          Inventory. All Business Inventory consists of a quality and quantity usable and saleable in the ordinary course of business consistent with past practice. The quantities of each item of Business Inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Seller Parties. All Business Inventory is owned by the applicable Seller Party free and clear of all Encumbrances other than Permitted Encumbrances, and no Business Inventory is held on a consignment basis. All Business Inventory is located on-site at the Leased Premises except as set forth in Section 3.12 of the Disclosure Schedules.

Section 3.13.          Customers and Suppliers.

(a)           Section 3.13(a) of the Disclosure Schedules sets forth with respect to the Business (i) the ten (10) principal customers of the Business, as measured by the highest dollar amount of goods or services invoiced to such customers for each of (A) the twelve (12) month period ended December 31, 2015 and (B) the nine (9) month period ended September 30, 2016 (collectively, the “Material Customers”); and (ii) the amount invoiced to each Material Customer during such periods. Neither of the Seller Parties has received any notice that any of the Material Customers has ceased, or intends to cease after the Closing, to use the goods or services of the Business or to otherwise terminate or reduce its relationship with the Business.

(b)           Section 3.13(b) of the Disclosure Schedules sets forth with respect to the Business (i) the ten principal suppliers of the Business, as measured by the highest dollar amount of goods or services purchased by any of the Seller Parties from such suppliers for each of (A) the twelve (12) month period ended December 31, 2015 and (B) the nine (9) month period ended September 30, 2016 (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. Neither of the Seller Parties has received any notice that any of the Material Suppliers has ceased, or intends to cease, to supply goods or services to the Business or to otherwise terminate or reduce its relationship with the Business. Neither of the Seller Parties has any Knowledge of any price increases to the products or services it purchases from any of their respective suppliers within the next twelve (12) months other than normal and customary price increases. The prices that the Seller Parties pay to its vendors to purchase products and services is not based on, in whole or in part, the promise to continue to do business with such vendor in the future.

(c)           Neither of the Seller Parties is qualified or registered under, or has ever been qualified or registered under, any federal, state or local program or initiative (i) relating to minority-owned or small disadvantaged businesses or (ii) based upon some other status of business ownership, or has ever received from any Governmental Authority any special, preferential or advantageous treatment in connection with any such program or initiative.

Section 3.14.          Insurance. Section 3.14 of the Disclosure Schedules sets forth (a) a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by any of the Seller Parties or their respective

Affiliates and relating to the Business, TMS Sub, the Business Assets or the Assumed Liabilities (collectively, the “Insurance Policies”); (b) with respect to the Business, TMS Sub, the Business Assets or the Assumed Liabilities, a list of all pending claims and the claims history for each of the Seller Parties since January 1, 2011. There are no claims related to the Business, TMS Sub, the Business Assets or the Assumed Liabilities pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. None of the Seller Parties or any of their respective Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies which action is based upon stated factors or considerations specific to the Business. All premiums due on such Insurance Policies have either been paid or, if not yet due, accrued. All such Insurance Policies (i) are in full force and effect and enforceable in accordance with their terms; (ii) to Seller’s Knowledge are provided by carriers who are financially solvent; and (iii) have not been subject to any lapse in coverage. None of the Seller Parties or any of their respective Affiliates are in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in amounts customarily carried by Persons conducting a business similar to the Business and are sufficient for compliance with all applicable Laws and Contracts to which each of the Seller Parties is a party or by which it is bound. True and complete copies of the Insurance Policies have been made available to the Buyers.

Section 3.15.          Legal Proceedings; Governmental Orders.

(a)           There are no Actions pending or, to Seller’s Knowledge, threatened against or by any of the Seller Parties or Actions that have been resolved (currently or at any time in the past three (3) years) (i) relating to or affecting the Business, TMS Sub, the Business Assets or the Assumed Liabilities; or (ii) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To Seller’s Knowledge, no event has occurred that would be reasonably expected to give rise to, or serve as a basis for, any such Action.

(b)           There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Business or TMS Sub. No formal investigation or review by any Government Authority with respect to the Business, the Business Assets or TMS Sub is pending for which any of the Seller Parties has been notified or, to Seller’s Knowledge, threatened, nor has any Government Authority notified any of the Seller Parties of its intention to conduct the same.

Section 3.16.          Compliance with Laws; Permits.

(a)           Each of the Seller Parties has complied in all material respects, and is now complying in all material respects, with all Laws applicable to TMS Sub, the conduct of the Business as currently conducted and the ownership and use of the Business Assets. Neither of the Seller Parties has received written notice alleging any violations of Laws, and there is no outstanding or, to Seller’s Knowledge, any threatened Governmental Orders relating to or affecting TMS Sub, the Business or the Business Assets.

(b)           Section 3.16(b) of the Disclosure Schedules contains a true, correct and complete list of all Permits required for each of the Seller Parties to conduct the Business as currently conducted and required for the ownership and use of the Business Assets. Each of the Seller Parties has all Permits, and has made all notifications, registrations, certifications and filings with all Governmental Authorities, necessary to conduct the Business as currently conducted or for the ownership and use of the Business Assets as currently used. Each of the Seller Parties is in compliance in all material respects with all such Permits, and all such Permits are in full force and effect and sufficient for the services currently provided by each of the Seller Parties with respect to the Business as currently conducted and for the ownership and use of the Business Assets as currently used.

(c)           With regards to the Permits listed in Section 3.16(b) of the Disclosure Schedules, neither of the Seller Parties has received written notice from any Governmental Authority, which remains outstanding, regarding any proposed modification, non-renewal, revocation, suspension or cancellation of any such Permits, and to the Knowledge of Seller, no event has occurred that, with or without notice or lapse of time or both, could reasonably be expected to result in the modification, non-renewal, revocation, suspension or cancellation of any such Permit. There is no action, case or proceeding pending or, to the Knowledge of Seller, threatened by any Governmental Authority with respect to (i) any alleged violation by any of the Seller Parties of any statute, Law, rule, regulation, code, ordinance, order, supplier standard, policy or guideline of any Governmental Authority; (ii) any alleged failure by any of the Seller Parties to have any Permit with respect to the Business as currently conducted or for the ownership and use of the Business Assets as currently used; or (iii) any revocation, cancellation, rescission, modification, or refusal to renew in the ordinary course, any of the Permits. No Permit has been revoked, cancelled, rescinded, modified or been subject to a refusal to renew. Each health care professional employed by or under contract with each of the Seller Parties holds a current and unrestricted professional license or certification from a Governmental Authority as is necessary to perform his/her duties, and there is no action to revoke, cancel, rescind, modify, refuse to renew any such professional license.

Section 3.17.          Healthcare Regulatory Compliance.

(a)           Each of the Seller Parties is currently and has been since January 1, 2011 (the “Healthcare Period”) in compliance in all material respects with such Laws applicable to the conduct of the Business as currently conducted and the ownership and use of the Business Assets with respect to all rules, codes, regulations, ordinances, orders, policies and guidelines of all Governmental Authorities and rules of professional conduct (“Governmental Requirements”). No action has been filed or commenced or, to Seller’s Knowledge, threatened, alleging any failure to comply with any Governmental Requirements. During the Healthcare Period, neither of the Seller Parities has received any written notice of, and to the Knowledge of Seller, there is not any, audit, survey or investigation pending, alleging any non-compliance with Governmental Requirements, except as set forth on Section 3.17(a) of the Disclosure Schedules.

(b)           Neither of the Seller Parties has submitted, or caused to be submitted, any claim in connection with any referral to Seller which violated any applicable self-referral law, including 42 U.S.C. § 1395nn, as amended (Stark Act), or any applicable state self-referral law.

(c)           Neither of the Seller Parties has submitted, or caused to be submitted, any claim for payment to any payor source, either governmental or non-governmental, in violation of any false claim or fraud law, including 31 U.S.C. § 3729, as amended and the administrative False Claims Law (42 U.S.C. § 1320a-7b(a) (collectively, the “False Claims Acts”), Social Security Act § 1834(a)(17) or any other applicable federal or state false claim or fraud law.

(d)           None of the Seller Parties or any of their respective officers, directors or employees, or any agent acting on behalf of or for the benefit thereof, has directly or indirectly (i) offered or paid any illegal remuneration, in cash or in kind, to, or made any illegal financial arrangements with, any current or former customers, patients, suppliers, contractors or third party Payors (as defined below) of any of the Seller Parties in order to obtain business or referrals from such Persons; (ii) made or agreed to make, or is aware that there has been made or that there is any agreement to make, any contribution, payment or gift of funds or property to, or for the private use of, any governmental official, employee or agent where either the contribution, payment or gift is or was illegal under state or federal law; (iii) offered or transferred to a patient any remuneration that any of the Seller Parties knew or should have known would have been likely to influence the patient’s selection of a particular provider, practitioner, or supplier, or (iv) paid or offered to pay any illegal remuneration for any referral to any of the Seller Parties or received or solicited any illegal remuneration to refer any client, patient or any other Person to a health care provider in violation in any material respect of any applicable law, including 42 U.S.C. § 1320a-7b(b), as amended (Federal Anti-Kickback Statute), the False Claims Acts, the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act provisions contained in the American Recovery and Reinvestment Act of 2009, as amended (collectively, “HIPAA”), the exclusion law, Social Security Act § 1128 (42 U.S.C. 1320a-7), Social Security Act § 1128A, and any other applicable federal statute or fraud law, or any similar state or local statutes or regulations governing arrangements among providers, suppliers, patients and health care professionals or rules of professional conduct, relating to the regulation of any of the Seller Parties.

(e)           None of the Seller Parties, or, to the Knowledge of Seller, any of their respective officers, directors employees or any agent acting on behalf of or for the benefit thereof, have been convicted of, charged with or investigated for a Medicare, Medicaid or federal or state health program related offense, or convicted of, charged with or investigated for a violation of federal or state law related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation of controlled substances, or have been debarred, excluded or suspended from participation in Medicare, Medicaid or any other federal or state health program, as defined in 42 U.S.C. § 1320a-7b(f) (“Federal Healthcare Program”), or been subject to any order or consent decree of, or criminal or civil fine or penalty imposed by, any Governmental Authority. Neither of the Seller Parties has arranged or contracted with (by employment or otherwise) any individual or entity that any of the Seller Parties know or should know has been convicted of or pled guilty or nolo contendere to any federal or state criminal offense, been fired or subject to any disciplinary action under any state rules of professional conduct, or is excluded from participation in a Federal Healthcare Program for the provision of items or services for which payment may be made under such Federal Healthcare Program. No exclusion, suspension, or debarment claims, actions, proceedings or investigations relating to any of the Seller Parties or the Business Assets is pending or, to the Knowledge of Seller, is threatened against any of the Seller Parties, nor any of its respective officers, directors, equity holders, employees or agents acting on their behalf of or for its benefit.

(f)            To the Knowledge of Seller, there is no proposed material change in any applicable Law which would require any of the Seller Parties to (i) obtain any Permits not set forth in Section 3.17(f) of the Disclosure Schedules, or (ii) make any changes in the conduct of the Business of Seller as presently conducted or with respect to any of the Seller Parties’ ownership and use of the Business Assets. Neither of the Seller Parties has received any written opinion, memorandum or advice from any Person to the effect that they are exposed to any liability or disadvantage including any proposed law that could materially prohibit or materially restrict any of the Seller Parties from, or otherwise affect any of Seller Parties in, conducting the Business in any jurisdiction in which it is now conducting the Business or in which it plans to conduct the Business, or in its ownership and use of the Business Assets. Neither of the Seller Parties is currently, nor has ever been, a party or subject to the terms of a corporate integrity agreement required by the Office of Inspector General of the Department of Health and Human Services or similar agreement (including nonprosecution agreement) or consent order of any other Governmental Authority.

(g)           Each of the Seller Parties maintains a compliance program, true and correct copies of which have been made available to the Buyers. During the Healthcare Period, each of the Seller Parties has been in material compliance with its compliance program. Each of the Seller Parties promptly and duly investigates any reports of alleged compliance violations, conducts internal audits and takes corrective action, including timely repayment of any overpayments, and there are no material compliance problems. Except as set forth on Section 3.17(g) of the Disclosure Schedules, neither of the Seller Parties (i) is the subject of any government or nongovernmental Payor program audit or investigation and, to the Knowledge of Seller, there is no such audit or investigation threatened by any Governmental Authority or nongovernmental Payor; (ii) has been a defendant in any qui tam/False Claims Act litigation; and (iii) has been served with or received any search warrant, subpoena, or civil investigative demand from any Governmental Authority.

(h)           Each of the Seller Parties has obtained and maintained all supplier agreements, certifications, and authorizations required from any Governmental Authority and nongovernmental payor, or any entity acting on behalf of such Governmental Authority or nongovernmental payor, private insurer, health maintenance organization, preferred provider organization, other prepaid plan, health care service plan or other third party payor, under any applicable law (collectively, “Payors”) and has obtained and maintained eligibility and good standing for reimbursement from such Payor. There is no proceeding pending or, to the Knowledge of Seller, threatened by any Governmental Authority or nongovernmental Payor with respect to (i) any alleged violation by any of the Seller Parties of any applicable law, order, policy or guideline of any Governmental Authority or nongovernmental Payor involving or relating to participation in any such Payor’s reimbursement program or eligibility to receive payment, or (ii) any revocation, cancellation, rescission, modification, or refusal to renew any agreements, certifications, or authorization of any Payor. During the Healthcare Period, no Payor agreement has been revoked, cancelled, terminated, rescinded, modified or been subject to a refusal to renew. Each of the Seller Parties has submitted claims in conformance with applicable Law and Payor contracts, policies and procedures, and paid or made provision to pay any overpayment received from any Payor and any similar obligation with respect to reimbursement programs in which each of the Seller Parties participates (each of which is reflected in the Financial Statements), except to the extent any of the Seller Parties has sought to appeal such overpayment and which is disclosed on Section 3.17(h) of the Disclosure Schedules, and each of the Seller Parties has not submitted claims for payment, or received reimbursement, in excess of the amounts provided by applicable Law that has not been repaid to the applicable Payor.

(i)            None of the Seller Parties, or, to the Knowledge of Seller, any of their respective officers, directors employees or any agent acting on behalf of or for the benefit thereof, have made any prohibited communication to a Medicare beneficiary regarding the furnishing of products or services, including the prohibited communications set forth in Social Security Act § 1834(a)(17).

(j)            Each of the Seller Parties is in compliance with the applicable privacy, security, transaction standards, breach notification, and other provisions and requirements of HIPAA, the Health Information Technology for Economic and Clinical Health Act (HITECH), and any comparable state law. Neither of the Seller Parties has received any written (or, to the Knowledge of Seller, oral) communication from any Governmental Authority that alleges that any of the Seller Parties is not in compliance with the applicable privacy, security, transaction standards, breach notification and other provisions and requirements of HIPAA or any comparable state laws.

(k)           Neither of the Seller Parties has received any written (or, to the Knowledge of Seller, oral) complaints, or notices of inquiry or investigation, from any Person, patient, client or customer regarding its or any of its agents, employees or contractors’ uses or disclosures of, or security practices regarding, individually identifiable health information or other medical or personal information.

(l)            Each of the Seller Parties has policies, procedures and systems in place to ensure the privacy and security of all business, proprietary, individually identifiable, personal, medical and any other private information, in compliance with applicable law. In addition, each of the Seller Parties has adequate policies, procedures and systems in place to prevent improper use or disclosure of, or access to, all business, proprietary, individually identifiable, personal, medical and any other private information. No breach has occurred with respect to any unsecured protected health information maintained by or for any of the Seller Parties that is subject to the notification requirements of 45 C.F.R. §§ 164.406 or 164.408(b), and no information security or privacy breach event has occurred that would require notification under any comparable applicable law.

(m)          Each of the Seller Parties has conducted the business in compliance with the HIPAA regulations governing electronic transactions (45 C.F.R. Parts 160 and 162, Subparts I through R) and unique identifiers (45 Parts 160 and 162, Subparts D and F).

(n)           None of the Seller Parties, or any of their Representatives, or, to the Knowledge of Seller, any other any Person acting on behalf of any of the Seller Parties, have (i) made, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person (including any customer or supplier) or Governmental Authority; (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate; or (iii) made or paid any improper payment to a foreign government official (as defined in the U.S. Foreign Corrupt Practices Act).

Section 3.18.          Environmental Matters.

(a)           The operations each of the Seller Parties with respect to the Business and the Business Assets are currently and have been in compliance with all Environmental Laws. Neither of the Seller Parties, with respect to the Business or the Business Assets, has received from any Person, any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b)           Each of the Seller Parties has obtained and is in material compliance with all material Environmental Permits (each of which is disclosed in Section 3.18(b) of the Disclosure Schedules) necessary for the conduct of the Business as currently conducted or the ownership, lease, operation or use of the Business Assets as currently conducted and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by each of the Seller Parties through the Closing Date in accordance with Environmental Law. Neither of the Seller Parties is aware of any condition, event or circumstance pertaining to the Seller Parties’ compliance with Environmental Law that would be reasonably likely to prevent or impede, after the Closing Date, the conduct of the Business as currently conducted, or the ownership, lease, operation or use of the Business Assets as currently conducted. With respect to any such Environmental Permits that are transferable, each of the Seller Parties has undertaken, or will undertake prior to the Closing Date, commercially reasonable measures to facilitate transferability of the same, and neither of the Seller Parties is aware of any condition, event or circumstance that would be reasonably likely to prevent or impede the transferability of the same, and has not received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same.

(c)           Neither of the Seller Parties has retained or assumed, by contract or by operation of Law, any liabilities or obligations of third parties under Environmental Law.

Section 3.19.          Employee Benefit Matters.

(a)           Section 3.19(a) of the Disclosure Schedules contains a true and complete list of each benefit, retirement, employment, compensation, incentive, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, vacation, paid time off, medical, dental, disability, life, fringe-benefit and other similar agreement, plan, policy, program and other arrangement (and any amendments thereto), whether or not reduced to writing, whether or not an “employee benefit plan” subject to ERISA, in effect which pertains to any employees, former employees, directors, officers or consultants of Seller or any ERISA Affiliate and is maintained, sponsored, contributed to, or required to be contributed to by Seller or any ERISA Affiliate, or under which Seller or any ERISA Affiliate has or may have any liability actual, contingent or otherwise, including any such plan or arrangement formerly maintained, sponsored, contributed to, or required to be contributed to by Seller or any such ERISA Affiliate within the past six (6) years (as listed on Section 3.19(a) of the Disclosure Schedules, each, a “Benefit Plan”).

(b)           Seller has made available to the Buyers true and complete copies of the following materials: (i) the current plan document, including any amendments thereto, for each Benefit Plan, or in the case of an unwritten Benefit Plan, a written description of the material terms of such Benefit Plan; (ii) any trust instruments and insurance contracts forming a part of any Benefit Plan and all amendments thereto; (iii) summary plan descriptions and summary of material modifications; (iv) Internal Revenue Service Form 5500 (for the three (3) most recently completed plan years); (v) the most recent Internal Revenue Service determination, opinion, notification and advisory letters; (vi) the most recent actuarial report or other financial statement relating to such Benefit Plan; (vii) the coverage and non-discrimination testing results for the three (3) most recent plan years for each of the Benefit Plans, as applicable; and (viii) all material correspondence within the past three (3) years with the Internal Revenue Service, the Department of Labor or any other Governmental Authority regarding the operation or administration of any Benefit Plan. In addition, any annual and periodic accounting and employee and participant disclosures pertaining to the Benefit Plans have been made available to the Buyers.

(c)           No Benefit Plan provides and Seller has not proposed or promised any arrangement that provides for any liability to provide life insurance, medical or other employee welfare benefits to any Employee or former employee of the Business, or any of their affiliates, upon his or her retirement or termination of employment for any reason, except as may be required by Law (including the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended).

(d)           Each Benefit Plan has been established, maintained, operated, administered and funded, in all material respects, in compliance with its terms and all applicable Laws (including ERISA and the Code and the regulations promulgated thereunder). Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service, as applicable. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject any of the Seller Parties or, with respect to any period on or after the Closing Date, the Buyers, to a penalty under Section 502 of ERISA or to an excise tax under the Code. All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan, the terms of all applicable Laws and the accounting principles. With respect to any Benefit Plan, no event has occurred or is reasonably expected to occur that has resulted in or would subject any of the Seller Parties or, with respect to any period on or after the Closing Date, the Buyers or any of their respective Affiliates, to a Tax under Section 4971 of the Code or the assets of any of the foregoing Persons to a lien under Section 412(n) of the Code. No Qualified Benefit Plan has been submitted under or been the subject of an Internal Revenue Service voluntary compliance program submission. With respect to any Benefit Plan, there are no pending or threatened actions, suits, claims or other proceedings against any such Benefit Plan (other than routine claims for benefits).

(e)           Neither Seller nor any of its ERISA Affiliates sponsor, maintain, administer or contribute to, or have ever sponsored, maintained, administered or contributed to, or have had or could have had any liability (including liability under Subtitle C or D of Title IV of ERISA) to any (i) plan subject to Section 412 of the Code or Title IV of ERISA; (ii) “multiemployer plan” (as defined in Section 3(37) of ERISA); (iii) multiemployer plan under Subtitle E of Title IV of ERISA; (iv) “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (v) tax-qualified “defined benefit plan” (as defined in Section 3(35) of ERISA; or (vi) self-insured group health plan.

(f)            No Employee is, or at any time will become, entitled to any payment, benefit or right, or any increased or accelerated payment, benefit or right, or any payment of any amount under any Benefit Plan that could individually or in combination with any other such payment constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code or fail to be deductible by reason of Section 162 or 404 of the Code, as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.

(g)           There is no pending or, to Seller’s Knowledge, threatened action actions, suits, claims or other proceedings against any Benefit Plan (other than routine claims for benefits). No Benefit Plan has within the four (4) years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or is the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(h)           Neither Seller nor any of its ERISA Affiliates has any commitment or obligation or has made any representations to any Employee, whether or not legally binding, to adopt, amend or modify any Benefit Plan or any collective bargaining agreement.

(i)            All Benefit Plans that are group health plans have been operated in compliance in all material respects with the group health plan continuation requirements of Section 4980B of the Code and the other applicable sections of ERISA and the Code. Seller may amend or terminate any such Benefit Plan at any time without incurring any material liability thereunder for future benefits coverage at any time after such termination, except for (i) as may be required by Law; (ii) the payment of benefits, fees or charges accrued or incurred through the date of termination; and (iii) the payment of administrative expenses associated with such amendment or termination.

(j)            Each Benefit Plan that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been operated and administered in compliance with Section 409A of the Code, has been in documentary compliance in all respects with the applicable provisions of Section 409A of the Code, and no payment to be made under any Benefit Plan is or will be subject to the penalties of Section 409A(a)(1) of the Code. None of the Seller Parties or any of its respective Affiliates has agreed to reimburse or indemnify any participant in a Benefit Plan for any additional Tax (or potential Taxes) imposed (or potentially imposed) under Section 409A of the Code or Section 4999 of the Code.

Section 3.20.          Employment Matters.

(a)           Section 3.20(a) of the Disclosure Schedules contains a list of all persons who are employees, consultants, or contractors of the Business, as of the date hereof, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the material fringe benefits provided to each such individual as of the date hereof. Except as set forth in Section 3.20(a) of the Disclosure Schedules, as of the date hereof, all commissions and bonuses payable to Employees, consultants, or contractors of the Business for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of any of the Seller Parties with respect to any commissions, bonuses or increases in compensation.

(b)           Neither of the Seller Parties is a party to, or bound by, any collective bargaining or other Contract with a labor organization representing any of its Employees, and there are no labor organizations representing or, to Seller’s Knowledge, purporting to represent or attempting to represent any Employee. There has never been, nor to Seller’s Knowledge has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting any of the Seller Parties or any of the Employees.

(c)           Each of the Seller Parties is and has been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to the Employees, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by any of the Seller Parties as consultants or contractors of the Business are properly treated as independent contractors under all applicable Laws. There are no Actions against any of the Seller Parties pending, or to Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former employee, consultant or independent contractor of the Business, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable Laws.

(d)           Each of the Seller Parties has complied in all material respects with the WARN Act and it has no plans to undertake any action in the future that would trigger the WARN Act.

Section 3.21.          Taxes. Except as set forth in Section 3.21 of the Disclosure Schedules:

(a)           Each of the Seller Parties has (i) timely filed all Tax Returns required to be filed by it, and all such Tax Returns have been properly completed in compliance with all applicable Laws, and are true, correct and complete in all material respects; and (ii) timely paid (A) all Taxes shown to be due and payable on such Tax Returns and (B) all other Taxes due and payable.

(b)           Seller does not have any liability for the Taxes of any third person with respect to the Purchased Assets as a transferee or successor, by contract (other than customary commercial contracts the principal purpose of which is not related to Taxes) or otherwise.

(c)           Each of the Seller Parties has, in all material respects, timely withheld and paid over to the appropriate Taxing Authority all Taxes which it is required to withhold from amounts paid or owing to any Employee, independent contractor, creditor, customer, shareholder or other party, and each of the Seller Parties has complied with all information reporting (including Internal Revenue Service Form 1099) and backup withholding requirements, including maintenance of required records with respect thereto.

(d)           No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of any of the Seller Parties.

(e)           There are no (i) pending or threatened claims, audits or Actions by any Taxing Authority with respect to Taxes or Tax Returns of any of the Seller Parties or with respect to the Purchased Assets; and (ii) proposed deficiencies or deficiencies for any Tax, claim for additional Taxes, or other dispute or claim relating or attributable to any Tax liability of any of the Seller Parties or related to the Purchased Assets claimed, issued or raised by any Taxing Authority. All deficiencies asserted or threatened, or assessments made, against any of the Seller Parties or relating to the Purchased Assets as a result of any examinations by any Taxing Authority have been fully paid.

(f)            Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

(g)           TMS Sub will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period ending after the Closing Date as a result of any: (i) change in method of accounting for any period beginning on or prior to the Closing Date pursuant to Section 481 of the Code (or any similar provision of state, local or foreign Law); (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (iv) intercompany transactions or excess loss accounts described in Treasury Regulation Section 1.1502-13, or 1.1502-19 or otherwise pursuant to Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provisions of U.S. state, local or non-U.S. Income Tax Law); (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) method of accounting that defers the recognition of income to any period ending after the Closing Date, or (viii) election made under Section 108(i) of the Code prior to the Closing Date.

(h)           TMS Sub (i) is not a party to, is not bound by, and it does not have any obligation under, any Tax sharing, allocation, indemnification or similar agreement, or (ii) has no liability or obligation for Taxes or otherwise to any Person as a result of, or pursuant to, any such Tax sharing, allocation, indemnification or similar agreement.

(i)            TMS Sub is not a party to, is not bound by, and it does not have any obligation under, any closing or similar agreement, Tax abatement or similar agreement or any other agreements with any Taxing Authority with respect to any period for which the statute of limitations has not expired.

(j)            No power of attorney related or attributable to Taxes that currently is in effect has been granted by TMS Sub.

(k)           TMS Sub has not distributed stock of another Person, or had its stock distributed by another Person in a transaction intended or purported to be governed, in whole or in part, by Section 355 of the Code or Section 361 of the Code.

(l)            Neither of the Seller Parties is a party to or has participated in a “reportable transaction,” within the meaning of Treasury Regulations Sections 1.6011-4(b)(1).

(m)          TMS Sub does not have any liability for the Taxes of any Person (other than Seller) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee, successor or as a result of similar liability, operation of Law, by contract or otherwise. TMS Sub has not been included in any “consolidated”, “unitary”, “combined” or similar” Tax Return (other than a Tax Return filed by a group, the parent of which is Seller) provided for under the United States or any non-U.S. jurisdiction or any state.

Section 3.22.          Brokers. Except as set forth in Section 3.22 of the Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Transaction Document based upon arrangements made by or on behalf of any of the Seller Parties.

Section 3.23.          Warranties. All services rendered by each of the Seller Parties in connection with the Business have been in conformity in all material respects with all applicable contractual commitments and all express warranties and any implied warranties applicable under Law and not disclaimed, and neither of the Seller Parties has any material liability for replacement or repair thereof or curing or providing additional services or other damages in connection therewith in excess of any warranty reserve specifically established with respect thereto and included on the books of any of the Seller Parties. No services rendered by any of the Seller Parties in connection with the Business are subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of such service and any implied warranties applicable under Law (including as a result of any course of conduct between any of the Seller Parties and any Person or as a result of any statements in any of the Seller Parties’ product, service or promotional literature). Neither of the Seller Parties has received any written notice of any material claims relating to any of its services relating to the Business, and to Seller’s Knowledge, no such claim has been threatened.

Section 3.24.          Affiliated Transactions. No Affiliate of any of the Seller Parties, no Related Party of any of the Seller Parties and no individual related by blood, marriage or adoption to any such individual Affiliate or any entity in which any such individual owns any beneficial interest, is a party or has been a party to any agreement, contract, commitment or transaction with the Business or the Employees, other than employment arrangements, or has any interest in any property used by the Business.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE BUYERS

Each of the Buyers, jointly and severally, represent and warrant to Seller that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01.          Organization of the Buyers. Each of the Buyers is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.

Section 4.02.          Authority of the Buyers. Each of the Buyers has full power and authority to enter into this Agreement and the Transaction Documents to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of the Buyers of this Agreement and any Transaction Document to which such Buyer is a party, the performance by such Buyer of its obligations hereunder and thereunder and the consummation by such Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of each of the Buyers. This Agreement has been duly executed and delivered by each of the Buyers, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of the Buyers enforceable against the Buyers in accordance with its terms. When each Transaction Document to which each of the Buyers is a party has been duly executed and delivered by each of the Buyers (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of such Buyer enforceable against it in accordance with its terms.

Section 4.03.          No Conflicts; Consents. The execution, delivery and performance by each of the Buyers of this Agreement and the Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of formation, operating agreement or other organizational documents of any of the Buyers; (b) conflict with or result in a violation or breach of any provision of any Law or violation or breach of any Governmental Order applicable to any of the Buyers; or (c) require the consent, notice or other action by any Person under any Contract to which any of the Buyers is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to any of the Buyers in connection with the execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 4.04.          Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Transaction Document based upon arrangements made by or on behalf of any of the Buyers. For the avoidance of doubt, Seller shall be solely responsible, and the Buyers shall have no obligations whatsoever for, any fee or commission or other amounts payable to the Persons set forth on Section 3.22 of the Disclosure Schedules.

Section 4.05.          Sufficiency of Funds. The Buyers have sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

Section 4.06.          Legal Proceedings. There are no Actions pending or, to the knowledge of the Buyers, threatened against or by any of the Buyers or any of their respective Affiliates that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

ARTICLE V
COVENANTS

Section 5.01.          Assignment of Purchased Assets.

(a)           Notwithstanding anything to the contrary in this Agreement, and subject to the provisions of this Section 5.01, to the extent that the assignment or attempted assignment to Assets Buyer of any Purchased Asset would require the consent, authorization, approval or waiver of a third party thereto (including any Governmental Authority) or an Affiliate of a party to this Agreement, and such consent, authorization, approval or waiver shall not have been obtained prior to the Closing, this Agreement shall not constitute an assignment, or an attempted assignment, thereof; provided, however, that the Closing shall occur, notwithstanding the foregoing, without any adjustment to the Purchase Price on account thereof. Following the Closing, Seller and Assets Buyer shall use reasonable best efforts, and shall cooperate with each other, to obtain any such required consent, authorization, approval or waiver so that such Purchased Asset is properly assigned to Assets Buyer; provided, however, that neither Seller nor Assets Buyer shall be required to pay any consideration therefor;

(b)           Unless and until such consent, authorization, approval or waiver is obtained, or if an attempted assignment thereof would be ineffective or would materially adversely affect the rights of Seller thereunder so that Assets Buyer would not in fact receive all rights under such Purchased Asset, then (i) Seller or its applicable Affiliate (other than TMS Sub) shall continue to hold title or leasehold interest in and/or be bound by such Purchased Asset and (ii) unless not permitted by the terms thereof or applicable Laws, Assets Buyer shall, as agent or subcontractor for Seller or its applicable Affiliate (other than TMS Sub), pay, perform and discharge fully, or cause to be paid, transferred or discharged all the obligations or other Liabilities of Seller or the applicable Affiliate (other than TMS Sub) under such Purchased Asset arising solely from and after the Closing Date (except to the extent expressly otherwise provided herein or in the Transaction Documents). Seller shall, without further consideration, pay and remit, or cause to be paid or remitted, to Assets Buyer promptly all money, rights and other consideration received by Seller or its applicable Affiliate (other than TMS Sub) in respect of such performance to the extent related to such Purchased Asset. To the extent Assets Buyer cannot act as agent or subcontractor as provided in this Section 5.01(b), Assets Buyer and Seller shall use reasonable best efforts to enter into, or cause to be entered into such arrangements, such as subleasing, sublicensing or subcontracting, to provide to the parties hereto the economic, and to the extent permitted under applicable Laws, operational equivalent of the assignment of such Purchased Asset to Assets Buyer as of the Closing and the performance by Assets Buyer of its obligations with respect thereto.

(c)           If and when any such consent, authorization, approval or waiver shall be obtained or such Purchased Asset shall otherwise become assignable, Seller shall, or shall cause its Affiliates to, promptly assign all of such rights, obligations and other Liabilities of Seller or its applicable Affiliate (other than TMS Sub) under such Purchased Asset to Assets Buyer without receipt of further consideration, and Assets Buyer shall, without the payment of any further consideration, assume the rights, obligations and other Liabilities under such Purchased Asset arising solely from and after the Closing Date (except to the extent expressly otherwise provided herein or in the Transaction Documents).

Section 5.02.          Employees and Employee Benefits.

(a)           Commencing on the Closing Date, Seller shall, and shall cause TMS Sub to, terminate the employment of those Persons employed by each of the Seller Parties in connection with the Business immediately prior to the Closing as set forth in Section 5.02(a) of the Disclosure Schedules (the “Employees”), and Shares Buyer agrees to offer employment on an “at will” basis, to all such Employees effective on and as of the Closing Date.

(b)           Except as specifically included as an Assumed Liability under Section 1.04, Seller shall be solely responsible, and the Buyers shall have no obligations whatsoever, for any compensation, benefits and/or other amounts payable to any Employee, former employee or other service provider of Seller, including hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits, and/or severance pay payable to any Employee, former employee or other service provider of any of the Seller Parties for any period relating to the service with any of the Seller Parties at any time prior to the Closing Date and Seller shall, or shall cause its Affiliates to, pay all such amounts to all entitled Employees or other service providers on or prior to the Closing Date.

(c)           Seller shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of Employees (or former employees) or agents of Seller which claims relate to events occurring prior to the Closing Date. Seller also shall remain solely responsible for all worker’s compensation claims of any Employees (or former employees) or agents of Seller which relate to events occurring prior to the Closing Date. Seller shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due.

(d)           Seller shall be solely responsible for providing continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations promulgated thereunder to those individuals who are M&A qualified beneficiaries (as defined in Treasury Regulation Section 54.4980B-9, Q&A-4(b)) with respect to the transaction contemplated by this Agreement.]

Section 5.03.          Confidentiality. From and after the Closing, Seller shall, and shall cause its Affiliates (other than TMS Sub) that are controlled by Seller to, and shall use its reasonable best efforts to cause its or their respective Representatives to, hold in confidence any and all information, whether written or oral, concerning the Business, except to the extent that such information (a) is generally available to and known by the public through no breach of this Section 5.03 by Seller, any of its Affiliates (other than TMS Sub), or their respective Representatives; or (b) is lawfully acquired by Seller, any of its Affiliates (other than TMS Sub), or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller, any of its Affiliates (other than TMS Sub), or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, to the extent legally permissible Seller shall promptly notify the Buyers in writing and shall disclose only that portion of such information which Seller is advised by its counsel is legally required to be disclosed; provided that, if requested by the Buyers, Seller shall use commercially reasonable efforts, at the Buyers’ expense, to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 5.04.          Non-competition; Non-solicitation

(a)           For a period of three (3) years commencing on the Closing Date (the “Restricted Period”), Seller shall not, and shall not permit any of its Affiliates (other than TMS Sub) that are controlled by Seller to directly or indirectly, (i) engage in or assist others in engaging in the Business; (ii) have an ownership interest in any Person that engages in the Business in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) cause, induce or encourage any material client, payor, customer, supplier or licensor of the Business (including any existing or former client or customer of Seller), or any other Person who has a material business relationship with the Business, to terminate or modify any such actual or prospective relationship. Notwithstanding the foregoing, Seller and its Affiliates (other than TMS Sub) that are controlled by Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if it is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(b)           During the period commencing on the date hereof and ending on the last day of the Restricted Period, Seller shall not, and shall not permit any of its Affiliates (other than TMS Sub) that are controlled by Seller to, directly or indirectly, hire or solicit any person who is offered employment by Shares Buyer pursuant to Section 5.02(a) or is (or was) employed in the Business during the Restricted Period, or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided that, nothing in this Section 5.04(b) shall prevent Seller or any of its Affiliates (other than TMS Sub) from hiring after one (1) year from the date of termination of employment, any employee who has elected to terminate such employee’s employment with Shares Buyer for any reason.

(c)           If Seller or any of its Affiliates (other than TMS Sub) that are controlled by Seller breaches any of the provisions of this Section 5.04, the Buyers shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to the Buyers under law or in equity:

(i)            the right and remedy to have such provision specifically enforced by any court having jurisdiction, it being acknowledged and agreed that any such breach may cause irreparable injury to the Buyers and that money damages may not provide an adequate remedy to the Buyers; and

(ii)           the right and remedy to recover from Seller, as applicable, all monetary damages suffered by the Buyers as the result of any acts or omissions constituting a breach of this Section 5.04.

(d)           Seller acknowledges that the restrictions contained in this Section 5.04 are reasonable and necessary to protect the legitimate interests of the Buyers and constitute a material inducement to the Buyers to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.04 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 5.04 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 5.05.          Books and Records.

(a)           In order to facilitate the resolution of any claims made by or against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of three (3) years after the Closing, the Buyers shall:

(i)            retain the Books and Records (including personnel files) or cause to be retained, relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of Seller; and

(ii)           upon reasonable notice, afford, or cause to be afforded, Seller’s Representatives reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such Books and Records.

(b)           In order to facilitate the resolution of any claims made by or against or incurred by the Buyers after the Closing, or for any other reasonable purpose, for a period of three (3) years following the Closing, Seller shall:

(i)            retain the books and records (including personnel files) of Seller which relate to the Business and its operations for periods prior to the Closing; and

(ii)           upon reasonable notice, afford Buyers’ Representatives reasonable access (including the right to make, at Buyers’ expense, photocopies), during normal business hours, to such books and records.

(c)           None of the Buyers or Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 5.05 where such access would violate any Law.

Section 5.06.          Public Announcements. Seller shall not make, or permit any Representative or Affiliate that is controlled by Seller to make, any public statements or otherwise communicate with any news media, including the issuance of any press releases, with respect to this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby without the prior written consent of the Buyers (which consent shall not be unreasonably withheld or delayed), unless otherwise required by applicable Law or Governmental Order, in which case Seller shall allow the Buyers reasonable time to comment on such release or announcement in advance of such issuance. The Buyers and Seller acknowledge and agree that, following the Closing, the Buyers, in their sole discretion, may make a customary public announcement, consistent with the Buyers’ past practice, regarding consummation of the transactions contemplated hereby.

Section 5.07.          Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Assets Buyer; it being understood that any Liabilities arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.

Section 5.08.          Taxes.

(a)           Cooperation. Seller and the Buyers shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns of TMS Sub relating to any Pre-Closing Period or Straddle Period or with respect to the Purchased Assets, including maintaining and making available to each other all records necessary in connection with Taxes of TMS Sub relating to any Pre-Closing Period or Straddle Period or with respect to the Purchased Assets, and in resolving all disputes and audits with respect to all such Pre-Closing Periods and Straddle Periods or with respect to the Purchased Assets.

(b)           Preparation and Filing of Tax Returns of TMS Sub for Pre-Closing Tax Periods. Seller shall, at Seller’s cost and expense, prepare, or cause to be prepared all Pre-Closing Period Tax Returns required to be filed by or on behalf of TMS Sub. All such Pre-Closing Period Tax Returns shall be prepared and filed in a manner that is consistent with the prior practice of TMS Sub, except as required by applicable Law or contemplated by this Agreement. Seller shall deliver, or cause to be delivered, a draft of each such Pre-Closing Period Tax Return to the Buyers for their review at least thirty (30) days prior to the Due Date of any such Pre-Closing Period Tax Return; provided, however, that such draft of any such Pre-Closing Period Tax Return shall be subject to the Buyers’ review and approval, which shall not be unreasonably withheld, conditioned or delayed. If the Buyers dispute any item on such Pre-Closing Period Tax Return, the Buyers shall notify Seller (by written notice within fifteen (15) days of receipt of such draft of such Pre-Closing Period Tax Return) of such disputed item (or items) and the basis for its objection. If the Buyers do not object by written notice within such period, the amount of

Taxes shown to be due and payable on such Pre-Closing Period Tax Return shall be deemed to be accepted and agreed upon, and final and conclusive, for purposes of this Section 5.08(b). The Buyers and Seller shall act in good faith to resolve any dispute prior to the Due Date of any such Pre-Closing Period Tax Return. If the Buyers and Seller cannot resolve any disputed item, the item in question shall be resolved by the Independent Accountant (in accordance with the principles of Section 1.07(b)). Seller shall timely file all such Pre-Closing Period Tax Returns; provided, however, if any such Pre-Closing Period Tax Return is filed after the Closing and Seller is not authorized to execute and file such Pre-Closing Period Tax Return by applicable Law, the Buyers shall execute and file, or cause to be filed, such Pre-Closing Period Tax Return (as finally determined pursuant to this Section 5.08(b)) with the appropriate Taxing Authority. Seller shall pay all Pre-Closing Taxes due and payable in respect of all Pre-Closing Period Tax Returns of TMS Sub; provided, however, that if (i) any Pre-Closing Period Tax Return is due after the Closing and is to be filed, or caused to be filed, by the Buyers, Seller shall pay (in immediately available funds) to the Buyers the amount of all Pre-Closing Taxes due and payable with respect of such Pre-Closing Period Tax Return (determined pursuant to this Section 5.08(b)) no later than three (3) Business Days prior to the earlier of the date such Pre-Closing Period Tax Return is filed or the Due Date of such Pre-Closing Period Tax Return. Notwithstanding the foregoing, in the event that the Independent Accountant has not resolved the dispute by an applicable Due Date, the parties hereto shall file or cause to be filed the applicable Pre-Closing Period Tax Return in such manner as the Buyers reasonably determine, and the parties hereto shall amend such Tax Returns to the extent necessary to conform to the Independent Accountant’s final determination.

(c)           Preparation and Filing of Tax Returns of TMS Sub for Straddle Periods. The Buyers shall, at their expense, prepare and timely file, or cause to be prepared and timely filed, all Straddle Period Tax Returns required to be filed by or on behalf of TMS Sub. All Straddle Period Tax Returns shall be prepared and filed in a manner that is consistent with the prior practice of TMS Sub except as required by applicable Law. The Buyers shall deliver or cause to be delivered a draft of each Straddle Period Tax Return to Seller for its review at least thirty (30) days prior to the Due Date of any such Straddle Period Tax Return and shall notify Seller of the Buyers’ calculation of Seller’s share of the Taxes of TMS Sub for such Straddle Period (determined in accordance with Section 5.08(e)); provided, however, that such draft of such Straddle Period Tax Return and such calculation of Seller’s share of the Tax liability for such Straddle Period (determined in accordance with Section 5.08(e)) shall be subject to Seller’s review and approval, which approval shall not be unreasonably withheld, conditioned or delayed. If Seller disputes any item on such Straddle Period Tax Return, Seller shall notify the Buyers (by written notice within fifteen days of receipt of such draft of such Straddle Period Tax Return and calculation) of such disputed item (or items) and the basis for its objection. If Seller does not object by written notice within such period, such draft of such Straddle Period Tax Return and calculation of Seller’s share of the Taxes for such Straddle Period shall be deemed to have been accepted and agreed upon, and final and conclusive, for purposes of this Section 5.08(c). The Buyers and Seller shall negotiate in good faith to resolve any such dispute prior to the Due Date of such Straddle Period Tax Return. If the Buyers and Seller cannot resolve any disputed item, the item in question shall be resolved by the Independent Accountant (in accordance with the principles of Section 1.07(b)), whose determination shall be final and conclusive for purposes of this Section 5.08(c). Notwithstanding the foregoing, in the event that the Independent Accountant has not resolved a dispute by an applicable Due Date, the parties hereto shall file or cause to be filed the applicable Straddle Period Tax Return in such manner as the Buyers reasonably determines, and the parties hereto shall amend such Tax Returns to the extent necessary to conform to the Independent Accountant’s final determination.

(d)           Termination of Tax Sharing Agreements. Effective as of the Closing, any and all Tax sharing, allocation, indemnification or similar agreements between Seller and/or any of its Affiliates (other than TMS Sub), on the one hand, and TMS Sub, on the other hand, shall be terminated and shall have no further effect, and thereafter each of Seller (or such Affiliate) and TMS Sub shall not be bound thereby or have any liability thereunder.

(e)           Computation of Taxes for Straddle Periods. Whenever it is necessary to determine the liability for Taxes for a Straddle Period relating to:

(i)            Taxes imposed on a periodic basis (such as such as real property Taxes or other ad valorem Taxes), the determination of the Taxes for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning and ending after, the Closing Date shall be calculated by allocating to the periods before and after the Closing Date pro rata, based on the number of days of the Straddle Period in the period before and ending on the Closing Date, on the one hand, and the number of days in the Straddle Period in the period after the Closing Date, on the other hand; and

(ii)           Taxes not described in Section 5.08(e)(i) (such as (A) Taxes based on the income or receipts for a Straddle Period, (B) Taxes imposed in connection with any sale or other transfer or assignment of property (including all sales and use Taxes) for a Straddle Period, other than Transfer Taxes described in Section 5.08(f)), and (C) withholding and employment Taxes relating to a Straddle Period), the determination of the Taxes for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning and ending after, the Closing Date shall be calculated by assuming that the Straddle Period consisted of two taxable periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date and items of income, gain, deduction, loss or credit for the Straddle Period shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books were closed at the close of the Closing Date.

(f)            Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Transaction Documents (including any real property transfer Tax and any other similar Tax) (collectively, “Transfer Taxes”) shall be borne and paid when due 50% by Seller and 50% by the Buyers. Seller and the Buyers shall, at its own expense, timely file, or cause to be filed, any Tax Return or other document with respect to such Taxes or fees (and the parties shall cooperate with respect thereto as necessary, including taking all steps necessary to mitigate the imposition of Transfer Taxes).

(g)           Allocation of Purchase Price.

(i)            Within thirty (30) Business Days after the final resolution of the adjustments provided pursuant to Section 1.07, the Buyers shall provide to Seller an allocation statement that provides the manner in which the sum of the Purchase Price and the Assumed Liabilities (plus other relevant items) among the Purchased Assets and the Shares in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (and any similar provisions of state, local, or foreign law, as appropriate) (the “Allocation Statement”). The Buyers shall consult in good faith with respect to any comments that Seller may have with respect to the Allocation Statement. Within ten (10) Business Days of the Buyers’ delivery of the Allocation Statement, Seller shall notify the Buyers in writing that the Allocation Statement has been accepted and agreed to.

(ii)           If, within ten (10) Business Days of the Buyers’ delivery of the Allocation Statement, Seller has notified Buyer in writing that the Allocation Statement has been accepted and agreed to, each of the parties hereto and their respective Affiliates shall, unless otherwise required by a final “determination” (within the meaning of Section 1313(a) of the Code), (i) prepare and file all Tax Returns, including Internal Revenue Service Form 8594, in a manner consistent with the Allocation Statement, and (ii) take no position in any Tax Return, proceeding, audit or otherwise that is inconsistent with the Allocation Statement. In the event that any of the allocations set forth in the Allocation Statement are disputed by any Taxing Authority, the party receiving notice of such dispute shall promptly notify and consult with the other party concerning the resolution of such dispute, and use reasonable best efforts to contest such dispute in a manner consistent with the Allocation Statement. Notwithstanding anything to the contrary set forth herein, any adjustments to the Purchase Price pursuant to Section 1.07, Section 1.08 or Article VI herein shall be allocated by the Buyers in a manner consistent with the Allocation Statement

(iii)          If, within ten (10) Business Days of the Buyers’ delivery of the Allocation Statement, Seller has not notified the Buyers in writing that the Allocation Statement has been accepted and agreed to, then the Buyers and Seller shall have no further obligations pursuant to this Section 5.08(g), and the Buyers on the one hand, and Seller, on the other, shall each make its own determination of the allocation of Purchase Price and the Assumed Liabilities (plus other relevant items) among the Purchased Assets and the Shares.

(h)           Limitations on Actions. Unless otherwise required by a final determination (within the meaning of Section 1313(a) of the Code) or pursuant to a final resolution of a Third Party Claim related or attributable to Taxes or Tax Returns settled in accordance with Section 6.05(b) or as otherwise required by applicable Law, (i) none of the Buyers or any Affiliate shall or shall cause TMS Sub to amend any previously filed Tax Returns for a Pre-Closing Tax Period; (ii) make or change any Tax elections with respect to any Pre-Closing Tax Period; or (iii) change any accounting method or adopt any convention that shifts taxable income from a period beginning after the Closing Date to a taxable period (or portion thereof) ending on or before the Closing Date or shifts deductions or losses from a Pre-Closing Tax Period to a period beginning (or deemed to begin) after the Closing Date, without the prior written consent of Seller, such consent not to be unreasonably withheld, conditioned or delayed.

Section 5.09.          Business Contracts. At or promptly after the Closing, Seller shall deliver to the Buyers the original contract documents in Seller’s possession for each of the Business Contracts, or copies of any such Business Contracts where originals are not in any of the Seller Parties’ possession, together with the original contract documents in any of the Seller Parties’ possession for any and all amendments or modifications thereto, or copies of any such amendments or modifications where originals are not in any of the Seller Parties’ possession.

Section 5.10.          Further Assurances.

(a)           Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the Transaction Documents. Additionally, subject to the provisions of Section 5.01, following the Closing, Seller and Shares Buyer shall use reasonable best efforts, and shall cooperate with each other, to obtain any required consent, authorization, approval or waiver that is listed on Section 3.04 of the Disclosure Schedules that was not obtained at or prior to the Closing; provided, however, that neither Seller nor Shares Buyer shall be required to pay any consideration therefor.

(b)           If, after the Closing Date, Seller or any of the Buyers identify any Purchased Asset that was not previously assigned or otherwise transferred by Seller or its Affiliates (other than TMS Sub) to Assets Buyer, then Seller shall promptly assign and transfer the applicable Purchased Asset to Assets Buyer for no additional consideration, subject to the terms and conditions of this Agreement. If, after the Closing Date, Seller or any of the Buyers identify any Excluded Asset that was transferred to Assets Buyer on or after the Closing Date, Assets Buyer shall promptly assign and transfer such Excluded Asset to Seller or its Affiliates, as designated by Seller, for no consideration.

ARTICLE VI
INDEMNIFICATION

Section 6.01.          Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect for a period of two (2) years following the Closing Date; provided that, the representations and warranties in Section 3.01 (Organization and Qualification of the Seller Parties), Section 3.02 (Authority of Seller), Section 3.03 (Capitalization of TMS Sub) and Section 3.22 (Brokers) (collectively, the “Seller Fundamental Representations”), Section 4.01 (Organization of Buyer), Section 4.02 (Authority of the Buyers) and Section 4.04 (Brokers) shall survive for the period of the applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days. All covenants and agreements of the parties contained herein shall survive the Closing for a period of one (1) year or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved. Notwithstanding any other provision of this Agreement, it is the intention of the parties hereto that the foregoing survival periods and termination dates supersede any applicable statute of limitations applicable to such representations and warranties.

Section 6.02.          Indemnification by Seller. Subject to the other terms and conditions of this Article VI, Seller shall indemnify and defend each of the Buyers, their respective Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”), and shall hold each of them harmless, from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by the Buyers Indemnitees to the extent arising out of or by reason of:

(a)           any inaccuracy in or breach of any of the representations or warranties of Seller contained in Article III of this Agreement or any certificate delivered by or on behalf of Seller;

(b)           any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement or any certificate delivered by or on behalf of Seller;

(c)           any and all Pre-Closing Taxes;

(d)           any Excluded Liability, including any Excluded Liability asserted against or imposed on each of the Buyers or any of its Affiliates as a result of transferee, successor or similar liability (including bulk sales or similar Laws), operation of law or otherwise; or

(e)           any Losses arising from or related to any recoupment actions by Payors or customers as a result of the failure by TMS Sub to at all times remain duly organized, validly existing or in good standing, as applicable, under the Laws of the State of Delaware or of the State of Massachusetts.

Section 6.03.          Indemnification by the Buyers. Subject to the other terms and conditions of this Article VI, the Buyers shall, jointly and severally, indemnify and defend each of Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by the Seller Indemnitees to the extent arising out of or by reason of:

(a)           any inaccuracy in or breach of any of the representations or warranties of the Buyers contained in Article IV of this Agreement or any certificate delivered by or on behalf of the Buyers;

(b)           any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Buyers pursuant to this Agreement or any certificate delivered by or on behalf of the Buyers; or

(c)           any Assumed Liability.

Section 6.04.          Certain Limitations. The indemnification provided for in Section 6.02 and Section 6.03 shall be subject to the following limitations:

(a)           Seller shall not be liable to the Buyers Indemnitees for indemnification under Section 6.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 6.02(a) exceeds the Basket Amount, in which event Seller shall be required to pay or be liable for the amount of such Losses from the first dollar. Notwithstanding the foregoing, the limitations on liability contained in this Section 6.04(a) shall not apply to any claim for indemnity based on any inaccuracy or breach of the Seller Fundamental Representations or fraud.

(b)           The Buyers shall not be liable to the Seller Indemnitees for indemnification under Section 6.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 6.03(a) exceeds the Basket Amount, in which event the Buyers shall be required to pay or be liable for the amount of such Losses from the first dollar. Notwithstanding the foregoing, the limitations on liability contained in this Section 6.04(b) shall not apply to any claim for indemnity based on any inaccuracy or breach of Section 4.01, Section 4.02 or Section 4.04 or fraud.

(c)           The Buyers Indemnitees shall not be indemnified pursuant to Section 6.02(a) with respect to any Loss if the aggregate of all Losses for which the Buyers Indemnitees have received indemnification has exceeded $1,300,000 (the “Cap”); provided, however, that the Cap shall not apply to (i) claims arising out of, relating to, or resulting from fraud or (ii) a claim arising out of any inaccuracy in or breach of any of Seller Fundamental Representations. Seller’s obligations, if any, to indemnify the Buyers Indemnitees for any Losses under this Article VI shall be satisfied first from any funds remaining in the Escrow Account. For the avoidance of doubt, the limitations on liability contained in this Section 6.04(c) shall not apply to any claims for indemnification pursuant to Section 6.02 other than under Section 6.02(a).

(d)           Notwithstanding anything to the contrary set forth in this Agreement, Seller’s obligations, if any, to indemnify the Buyers Indemnitees for any Losses pursuant to Section 6.02(a) shall be satisfied solely from (i) first, any funds remaining in the Escrow Account and (ii) second, by setoff of any amounts owed to Seller under Section 1.07 (the “Setoff Limitation”); provided, however, that the Setoff Limitation shall not apply to (i) claims arising out of, relating to, or resulting from fraud, (ii) a claim arising out of any inaccuracy in or breach of any of Seller Fundamental Representations, or (iii) Excluded Liabilities related to Taxes and Pre-Closing Taxes.

(e)           Notwithstanding anything to the contrary set forth in this Agreement, in no event shall Seller be liable under this Agreement or in connection with the transactions contemplated hereby for any amount in excess of one hundred percent (100%) of the Purchase Price actually received by Seller, except in the case of fraud committed by Seller, Excluded Liabilities related to Taxes and Pre-Closing Taxes.

(f)            Losses shall be calculated net of actual recoveries received by or on behalf of the Buyers under insurance policies (net of any actual costs of recovery or collection, deductibles, retroactive premium adjustments, reimbursement obligations or other costs directly related to the insurance claim and deductibles) or any rights of indemnification or contribution.

(g)           For purposes of determining the amount of any Losses (but not in determining whether a representation, warranty or covenant has been breached) for purposes of this Article VI, the words “material,” “materiality,” “Material Adverse Effect” or similar qualifications contained in any representation, warranty or covenant shall be disregarded.

Section 6.05.          Indemnification Procedures. The party making a claim under this Article VI is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VI is referred to as the “Indemnifying Party”.

(a)           Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or is reasonably likely to be sustained by the Indemnified Party, specifying in reasonable detail the individual items of Loss included in the amount so stated, the date each such item was sustained or the basis for such anticipated Loss, and the nature of the indemnifiable matter to which such item is related. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Business, (y) seeks an injunction or other equitable relief against the Indemnified Party, or (z) relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation (in each case, an “Injunctive Third Party Claim”). Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume or continue the defense of a Third Party Claim except to the extent that the Indemnifying Party acknowledges in writing the right of the Indemnified Party to be indemnified hereunder in respect of the full amount of Losses arising out of such Third Party Claim (subject to the limitations set forth in Section 6.04). In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 6.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party (w) elects not to compromise or defend such Third Party Claim, (x) fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, (y) fails to diligently prosecute the defense of such Third Party Claim, or (z) does not have the right to defend or direct the defense of any Third Party Claim pursuant to this Section 6.05(a), the Indemnified Party may, subject to Section 6.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses to the extent arising out of such Third Party Claim, provided that the Indemnifying Party may participate in (but not control) the defense of such Third Party Claim, with its own counsel, at its own expense, and the Indemnified Party shall give the Indemnifying Party prior written notice of any proposed payment, compromise or settlements of the Third Party Claim. Seller and the Buyers shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 5.03) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual reasonable out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim. In the event of an Injunctive Third Party Claim in which the Indemnified Party (the Buyers) assumes the defense, (i) the Indemnified Party (the Buyers) shall consult with the Indemnifying Party (Seller) regularly and on an ongoing basis to discuss and to inform the Indemnifying Party (Seller) concerning the status and defense of the Injunctive Third Party Claim, including the costs associated therewith; (ii) all such discussions and information shall be strictly confidential; (iii) the Indemnifying Party (Seller) shall bear all costs and expenses related thereto; and (iv) the discussions shall be exclusively for informational purposes and shall not alter, modify or change the rights, privileges and obligations of the parties pursuant to this Agreement and the Transaction Documents.

(b)           Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, if the Indemnifying Party validly elects to assume and control the defense of a Third Party Claim, then: (i) the Indemnifying Party will not be liable for any settlement of such Third Party Claim effected without its consent, which consent will not unreasonably be withheld, conditioned, or delayed; (ii) the Indemnifying Party may settle such Third Party Claim (other than any Third Party Claim related or attributable to Taxes) without the consent of the Indemnified Party if (A) all monetary damages payable in respect of the Third Party Claim are paid by the Indemnifying Party, (B) the Indemnified Party receives a full, complete, and unconditional release in respect of the Third Party Claim without any admission or finding of obligation, Liability, fault, or guilt (criminal or otherwise) with respect to the Third Party Claim, and (C) no injunctive, extraordinary, equitable, or other relief of any kind is imposed on the Indemnified Party or any of its Affiliates; and (iii) the Indemnifying Party may otherwise settle such Third-Party Claim only with the consent of the Indemnified Party, which consent will not unreasonably be withheld, conditioned, or delayed. Notwithstanding any other provision of this Agreement, if the Indemnifying Party does not have the right to defend or direct the defense of any Third Party Claim pursuant to Section 6.05(a), then the Indemnifying Party will not be liable for any settlement of such Third Party Claim effected without its consent, which consent will not unreasonably be withheld, conditioned, or delayed.

(c)           Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or is reasonably likely to be sustained by the Indemnified Party, specifying in reasonable detail the individual items of Loss included in the amount so stated, the date each such item was sustained or the basis for such anticipated Loss, and the nature of the indemnifiable matter to which such item is related. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have accepted such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 6.06.          Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VI, subject to the limitations set forth in this Article VI the Indemnifying Party shall satisfy its obligations within five (5) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds.

Section 6.07.          Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 6.08.          Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives).

Section 6.09.          Exclusive Remedies. Subject to Section 5.04 and Section 8.12, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or in any certificate delivered pursuant hereto or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VI. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or in any certificate delivered pursuant hereto or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon such agreements, certificates or instruments or any Law, except pursuant to the indemnification provisions set forth in this Article VI. Nothing in this Section 6.09 shall limit any Person’s right to seek and obtain any equitable or other relief to which any Person shall be entitled or to seek any remedy against any Person on account of fraud committed by such Person.

ARTICLE VII
DEFINITIONS

The following terms have the meanings specified or referred to in this Article VII:

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Allocation Statement” has the meaning set forth in Section 5.08(g)(i).

“Assets Buyer” has the meaning set forth in the preamble.

“Assigned Contracts” has the meaning set forth in Section 1.02(b).

“Assignment and Assumption Agreement” has the meaning set forth in Section 2.02(a)(iii).

“Assumed Liabilities” has the meaning set forth in Section 1.04.

“Balance Sheet Date” has the meaning set forth in Section 3.05.

“Base Purchase Price” has the meaning set forth in Section 1.06(a).

“Basket Amount” means $75,000.

“Benefit Plan” has the meaning set forth in Section 3.19(a).

“Bill of Sale” has the meaning set forth in Section 2.02(a)(i).

“Books and Records” has the meaning set forth in Section 1.02(h).

“Business” has the meaning set forth in the recitals.

“Business Assets” means the Purchased Assets and the assets, properties and rights of every type and description that are owned, leased or licensed (from a third party) by TMS Sub.

“Business Contracts” means all Contracts to which the Seller Parties are a party, or by which they are bound, that are related to the Business, other than those contracts or other arrangements, instruments or undertakings of any kind that are Excluded Assets.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“Business Inventory” means all inventory, finished goods, raw material, work in progress, packaging, supplies, parts and other inventories of the Seller Parties that are related to the Business.

“Buyers” has the meaning set forth in the preamble.

“Buyer Guaranteed Obligations” has the meaning set forth in Section 8.11.

“Buyer Indemnitees” has the meaning set forth in Section 6.02.

“Cap” has the meaning set forth in Section 6.04(c).

“Closing” has the meaning set forth in Section 2.01.

“Closing Date” has the meaning set forth in Section 2.01.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Sensing” means Common Sensing, Inc., a Delaware corporation.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures, customer orders, vendor and supplier orders, product warranties and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Direct Claim” has the meaning set forth in Section 6.05(c).

“Disclosure Schedules” means the disclosure schedules delivered by Seller concurrently with the execution and delivery of this Agreement.

“Disputed Items” has the meaning set forth in Section 1.07(b).

“Dollars or $” means the lawful currency of the United States.

“Due Date” means the date on which a Tax Return is required to be filed (taking into account all valid extensions).

“Earn-Out Consideration” has the meaning set forth in Section 1.08(a).

“Employees” has the meaning set forth in Section 5.02(a).

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means any entity that together with Seller would be deemed a “single employer” for purposes of Section 414(b), (c), (m) or (o) of the Code.

“Escrow Account” means the account established pursuant to the Escrow Agreement.

“Escrow Agent” means American Stock Transfer & Trust Company, LLC.

“Escrow Agreement” means the Escrow Agreement, dated as of the date hereof, by and among the Escrow Agent, the Buyers and Seller in substantially the form of Exhibit B attached hereto.

“Escrow Amount” means $500,000.

“Excluded Assets” has the meaning set forth in Section 1.03.

“Excluded Contracts” has the meaning set forth in Section 1.03(a).

“Excluded Liabilities” has the meaning set forth in Section 1.05.

“False Claims Acts” has the meaning set forth in Section 3.17(c).

“Federal Healthcare Program” has the meaning set forth in Section 3.17(e).

“Financial Statements” has the meaning set forth in Section 3.05.

“Furniture and Fixtures” has the meaning set forth in Section 1.02(d).

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Governmental Requirements” has the meaning set forth in Section 3.17(a).

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Healthcare Period” has the meaning set forth in Section 3.17(a).

“HIPAA” has the meaning set forth in Section 3.17(d).

“Incorporated Open Source Software” has the meaning set forth in Section 3.11(h).

“Indemnified Party” has the meaning set forth in Section 6.05.

“Indemnifying Party” has the meaning set forth in Section 6.05.

“Independent Accountant” means Deloitte & Touche LLP or its Affiliates, or if such firm refuses or is unable to serve in such capacity, or is otherwise not appointed and engaged for such purpose (including due to a conflict of interest), then another independent nationally recognized accounting firm to be agreed upon by Seller and the Buyers acting reasonably.

“Insurance Policies” has the meaning set forth in Section 3.14.

“Intellectual Property” means all of the following and similar intangible property and related proprietary rights, interests and protections, however arising, pursuant to the Laws of any jurisdiction throughout the world: (a) trademarks, service marks, trade names, brand names, logos, trade dress and other proprietary indicia of goods and services, whether registered, unregistered or arising by Law, and all registrations and applications for registration of such trademarks, including intent-to-use applications, and all issuances, extensions and renewals of such registrations and applications, and all goodwill symbolized by and associated with the foregoing; (b) internet domain names, whether or not trademarks, registered in any generic top level domain by any authorized private registrar or Governmental Authority; (c) original works of authorship in any medium of expression, whether or not published, all copyrights (whether registered, unregistered or arising by Law), all registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registrations and applications; (d) confidential information, formulas, designs, devices, technology, know-how, research and development, inventions, methods, processes, compositions and other trade secrets, whether or not patentable; (e) patented and patentable designs and inventions, all design, plant and utility patents, letters patent, utility models, pending patent applications and provisional applications and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations and renewals of such patents and applications; and (f) software, software code (in any form, including source code, executable code and object code), subroutines, techniques, and user interfaces.

“Intellectual Property Assets” means all Intellectual Property owned by (i) TMS Sub or (ii) Seller and used or held for us in the conduct of the Business as currently conducted.

“Intellectual Property Assignments” has the meaning set forth in Section 2.02(a)(iv).

“Intellectual Property Licenses” means all licenses, sublicenses and other agreements by or through which other Persons, including Seller’s Affiliates, grant Seller or TMS Sub exclusive or non-exclusive rights or interests in or to any Intellectual Property that is used in or necessary for the conduct of the Business as currently conducted.

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Knowledge of Seller or Seller’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of Paula LeClair, Paul Baynham, Christopher Barnard, Tahnee Mehta and Stephen Candelmo, after reasonable inquiry, including a review of the books and records of each of the Seller Parties.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, or other rule of law of any Governmental Authority.

“Leased Premises” has the meaning set forth in Section 3.10(a).

“Leases” has the meaning set forth in Section 3.10(a).

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Losses” means losses, damages, Taxes, liabilities, deficiencies, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the reasonable out-of-pocket cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages or speculative damages, including loss of future revenue, income or profits, or a multiple of revenue, income, profits, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Business, (b) the value of the Business Assets or (c) the ability of Seller to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition, or change, directly, arising out of or attributable to: (i) any changes, conditions or effects in the United States economies or securities or financial markets in general; (ii) changes, conditions or effects that generally affect the industries in which the Business operates; (iii) conditions caused by acts of terrorism or war (whether or not declared); or (iv) changes in any applicable Law or changes in GAAP or its application; provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i), (ii) or (iii) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on the Business compared to other participants in the industries in which the Business operates.

“Material Contracts” has the meaning set forth in Section 3.07(a).

“Material Customers” has the meaning set forth in Section 3.13(a).

“Material Suppliers” has the meaning set forth in Section 3.13(b).

“Parent” has the meaning set forth in the preamble.

“Payors” has the meaning set forth in Section 3.17(h).

“Permits” means any and all franchises, qualifications, quotas, authorizations, accreditations, licenses, permits, certificates (including certificates of authority), approvals, waivers, exemptions, clearances, consents, registrations, orders or other rights issued, granted or obtained from any Governmental Authority.

“Permitted Encumbrances” has the meaning set forth in Section 3.08.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Pre-Closing Period Tax Return” means any Tax Return relating to a Pre-Closing Period.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.

“Pre-Closing Taxes” means, without duplication: (a) any and all Taxes of or imposed on TMS Sub for any and all Pre-Closing Tax Periods; (b) any and all Taxes of or imposed on TMS Sub for any and all portions of Straddle Periods ending on the Closing Date (determined in accordance with Section 5.08(e)); (c) any and all Taxes of an “affiliated group” (as defined in Section 1504 of the Code) (or any affiliated, consolidated, unitary, combined or similar group under applicable state, local or foreign Law) of which TMS Sub (or any predecessor of TMS Sub) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar state, local or foreign Law); and (d) any and all Taxes of or imposed on TMS Sub as a result of transferee, successor or similar liability (including bulk transfer or similar Laws) or pursuant to any Law or otherwise, which Taxes relate to an event or transaction (including transactions contemplated by this Agreement) occurring on or before the Closing Date; provided, however, that Pre-Closing Taxes shall not include non-income Taxes to the extent such non-income Taxes were reflected in the final Working Capital.

“Purchase Price” has the meaning set forth in Section 1.06(a).

“Purchased Assets” has the meaning set forth in Section 1.02.

“Qualified Benefit Plan” has the meaning set forth in Section 3.19(d).

“Related Party” of a Person shall mean (i) such Person’s Affiliates and (ii) (a) with respect to an individual, any member of such individual’s family (including any child, step child, parent, step parent, spouse, sibling, mother in law, father in law, son in law, daughter in law, brother in law or sister in law) and (b) with respect to an entity, any of such entity’s direct and indirect subsidiaries, parent companies, investors and their respective subsidiaries, successors and assigns, and any of their respective current or former managers, members, directors, officers, employees, supervisors, attorneys, shareholders, insurers or agents.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, attorneys, accountants and other agents of such Person.

“Restricted Period” has the meaning set forth in Section 5.04(a).

“Seller” has the meaning set forth in the preamble.

“Seller Debt” means, without duplication, all liabilities of Seller for: (a) borrowed money, including the current portion of all long-term indebtedness; (b) any other indebtedness that is evidenced by a note, bond, debenture, draft or similar instrument; (c) any obligations for the deferred and unpaid purchase price of property or services (other than trade payables and accrued expenses incurred and paid in the ordinary course of business consistent with past practice); (d) any letters of credit, bankers acceptances or other similar instruments or any reimbursement obligations with respect to such instruments; (e) any obligations in respect of any capital leases of Seller; (f) any obligations under that certain Separation and General Release, dated June 15, 2016, by and between Seller and Dr. Jonathan Javitt; (g) any liabilities under any interest rate swaps, futures, collars, caps, foreign currency exchange agreements or other hedging agreements; (h) any off balance sheet financing, including synthetic leases and project financing; (i) any negotiable instrument written on behalf of Seller that are outstanding; (j) the present value of any pension liabilities and of deferred compensation, owed to any current or former officer or equity holder of Seller for which Seller will be liable; (k) any “earn-out” or other similar payment obligations of Seller; (l) in respect of any of the foregoing, any obligations for the outstanding principal amount, accrued and unpaid interest, prepayment penalties, premiums, fees, penalties, expenses, breakage costs and bank overdrafts and (m) any indebtedness referred to in clauses (a) — (l) above of any Person which is either guaranteed by, or secured by a security interest in Seller or any of its assets.

“Seller Fundamental Representations” has the meaning set forth in Section 6.01.

“Seller Indemnitees” has the meaning set forth in Section 6.03.

“Seller Parties” has the meaning set forth in the recitals.

“Seller Source Code” has the meaning set forth in Section 3.11(g).

“Seller Transaction Expenses” means, collectively, but without duplication, all fees, costs and expenses incurred or otherwise payable by Seller in connection with the preparation, execution and performance of this Agreement and transactions contemplated by this Agreement or otherwise as a result of the consummation of the transactions contemplated by this Agreement, including (a) the fees, costs and expenses of counsel, accountants, brokers and financial advisors in connection with the transactions contemplated by this Agreement, and (b) any payments required to be made to any officer, director or employees of Seller as a result of the consummation of the transactions contemplated by this Agreement (and, not as a result of any subsequent action(s) taken by the Buyers in its operation of the Business following the Closing), including any change of control payments, stay bonuses or similar obligations.

“Setoff Limitation” has the meaning set forth in Section 6.04(d)

“Shares” has the meaning set forth in the preamble.

“Shares Buyer” has the meaning set forth in the preamble.

“Software Products” means all software, software code (in any form, including source code, executable code and object code), subroutines, techniques, and user interfaces that is owned by Seller and incorporated into any products of Seller.

“Straddle Period” means any Tax period that begins on or before the Closing Date and ends after the Closing Date.

“Straddle Period Tax Return” means any Tax Return relating to a Straddle Period.

“Tangible Personal Property” has the meaning set forth in Section 1.02(e).

“Tax Return” means any return, declaration, report, form, claim for refund, information return or statement or other document filed or required to be filed with any Taxing Authority, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means (a) taxes, charges, withholdings, fees, levies, imposts, duties and governmental fees or other like assessments or charges of any kind whatsoever in the nature of taxes imposed by any United States federal, state, local or foreign or other Taxing Authority (including those related to income, net income, gross income, receipts, capital, windfall profit, severance, property (real and personal), production, sales, goods and services, use, business and occupation, license, excise, registration, franchise, employment, payroll (including social security contributions), deductions at source, withholding, alternative or add-on minimum, intangibles, ad valorem, transfer, gains, stamp, customs, duties, estimated, transaction, title, capital, paid-up capital, profits, premium, value added, recording, inventory and merchandise, business privilege, federal highway use, commercial rent or environmental tax, and any liability under unclaimed property, escheat, or similar Laws), and (b) interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with (i) any item described in clause (a) or (ii) the failure to comply with any requirement imposed with respect to any Tax Return.

“Taxing Authority” means, with respect to any Tax, the Governmental Authority that has the power to impose, assess or administer such Tax and the agency (if any) charged with the collection of such Tax for such Governmental Authority.

“Third Party Claim” has the meaning set forth in Section 6.05(a).

“TMS Sub” has the meaning set forth in the recitals.

“Tools and Equipment” has the meaning set forth in Section 1.02(e).

“Transaction Documents” means the Bill of Sale, the Assignment and Assumption Agreement, the Escrow Agreement, the Intellectual Property Assignment, the LeClair Employment Agreement and the other agreements, instruments and documents required to be delivered at the Closing.

“Transfer Taxes” has the meaning set forth in Section 5.08(f).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

“Working Capital” means (i) the dollar sum of the line items identified as current assets relating to the Business on Exhibit A, minus (ii) the dollar sum of the line items identified as current liabilities relating the Business on Exhibit A, in each case calculated in accordance with GAAP, subject to any exceptions or modifications to GAAP as set forth on Exhibit A. Notwithstanding anything to the contrary contained herein, in no event will Working Capital include any amounts with respect to Seller Debt or Seller Transaction Expenses.

ARTICLE VIII
MISCELLANEOUS

Section 8.01.          Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 8.02.          Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.02):

If to Seller:	Telcare, Inc. 150 Baker Ave. Extension Suite 300 Concord, MA 01742 Attention: Board of Directors

with a copy to:	Pointone Legal, PLLC 5335 Wisconsin Avenue, N.W., Suite 440 Washington DC, 20015-2052 E-mail: scandelmo@pointonelegal.com Attention: Stephen Candelmo

with a copy to:	Goodwin Procter LLP 135 Commonwealth Drive Menlo Park, CA 94025 Facsimile: (650) 471-6043 E-mail: wdavisson@goodwinlaw.com Attention: William Davisson

If to the Buyers or Parent:	BioTelemetry, Inc. 1000 Cedar Hollow Road, Suite 102 Malvern, PA 19355 Facsimile: (610) 828-3753 E-mail: peter.ferola@biotelinc.com Attention: Peter Ferola

with a copy to:	Reed Smith LLP 599 Lexington Avenue New York, NY 10022 E-mail: JCheng@reedsmith.com Facsimile: (212) 521-5450 Attention: Jennifer Cheng

Section 8.03.          Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (i) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 8.04.          Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 8.05.          Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 8.06.          Entire Agreement. This Agreement and the Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 8.07.          Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party; provided, however, that prior to the Closing Date, the Buyers may, without the prior written consent of Seller, assign all or any portion of their respective rights under this Agreement to one or more of their direct or indirect subsidiaries or to any of their lenders. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 8.08.          No Third-Party Beneficiaries. Except as provided in Article VI, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.09.          Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 8.10.          Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)           This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

(b)           ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF DELAWARE IN EACH CASE LOCATED IN THE CITY OF WILMINGTON AND COUNTY OF NEW CASTLE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY UNITED STATES CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (ii) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.10(C).

Section 8.11.          Parent Guarantee. In consideration of, and as an inducement to Seller entering into this Agreement and performing its respective obligations hereunder, Parent hereby irrevocably, absolutely and unconditionally guarantees to Seller the full performance and payment by the Buyers of the covenants, obligations, monetary or otherwise, and undertakings of the Buyers pursuant to or otherwise in connection with this Agreement and the Transaction Documents, and the consummation of the transactions contemplated hereby or thereby (the “Buyer Guaranteed Obligations”). This guarantee is a guarantee of performance and not of collection. To the fullest extent permitted by Law, Parent hereby expressly waives any and all rights or defenses arising by reason of any Law that would otherwise require any election of remedies by Seller and Parent waives promptness, diligence, notice of the acceptance of this guaranty and of the Buyer Guaranteed Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any of the Buyer Guaranteed Obligations incurred and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of the Buyers, and all suretyship defenses generally; provided, however, that notwithstanding the foregoing or anything to the contrary set forth herein, Parent shall have all of the same rights and defenses (whether pursuant to limitations on liability, notice requirements or otherwise) as the Buyers may have pursuant to the terms of this Agreement, the Transaction Documents and the consummation of the transactions contemplated hereby or thereby. Parent acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated hereby and that the waivers set forth in this Section 8.11 are knowingly made in contemplation of such benefits.

Section 8.12.          Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 8.13.          Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER:

TELCARE, INC.

By	/s/ Paula LeClair
Name	Paula LeClair
Title:	CEO

ASSETS BUYER:

TELCARE ACQUISITION, LLC

By	/s/ Joseph H. Capper
Name:	Joseph H. Capper
Title:	President

SHARES BUYER:

BIOTELEMETRY CARE MANAGEMENT, LLC

By	/s/ Joseph H. Capper
Name:	Joseph H. Capper
Title:	President

PARENT:

BIOTELEMETRY, INC.

By	/s/ Joseph H. Capper
Name:	Joseph H. Capper
Title:	President and Chief Executive Officer

[Signature Page to Share and Asset Purchase Agreement]

EXHIBIT A

Working Capital

See attached.

Working Capital
11/30/2016

Accounts Receivable	$204,182
Inventory	1,785,309
Prepaid Expenses	58,813
2,048,304
Assets

Accounts Payable	$465,437
Accrued Liabilities	130,845
Accrued Payroll	1,160
Accrued Bonus	—
Accrued Vacation	—
Deferred Revenue	49,000
619,442
Liabilities

Working Capital	$1,428,863

EXHIBIT B

Escrow Agreement

See attached.

EXECUTION COPY

ESCROW AGREEMENT

This ESCROW AGREEMENT, dated as of December 1, 2016 (together with Schedule A hereto, this “Agreement”), is made by and among Telcare Acquisition, LLC, a Delaware limited liability company (“Telcare Acquisition”) BioTelemetry Care Management, LLC, a Delaware limited liability company (together with Telcare Acquisition, “Indemnitee”); TELCARE, INC., a Delaware corporation (“Indemnitor”); and AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, a New York limited liability trust company, with principal offices located at 6201 15th Avenue, Brooklyn, New York 11219 (“Escrow Agent”). Capitalized terms used, but not otherwise defined, herein shall have the respective meanings assigned to such terms in the Purchase Agreement (defined below).

WHEREAS,  Indemnitee and Indemnitor have entered into that certain Stock and Asset Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), pursuant to which Indemnitee will acquire substantially all of the assets and assume certain specified liabilities of Indemnitor and its Affiliates;

WHEREAS,  the Purchase Agreement provides that Indemnitee shall place an agreed upon sum of money in a segregated escrow account titled in the name of Escrow Agent for the benefit of Indemnitee and Indemnitor at the Closing, a portion of the Purchase Price shall be deposited by Indemnitee with Escrow Agent to be held and distributed by Escrow Agent to fund indemnification obligations of Indemnitor set forth in accordance with the terms of the Purchase Agreement;

WHEREAS,  Escrow Agent has agreed to accept, hold, and disburse the funds deposited with it and the earnings thereon in accordance with the terms of this Agreement;

WHEREAS,  Indemnitor and Indemnitee have appointed the Representatives (as defined below) to represent them for all purposes in connection with this Agreement (including the Escrow Funds); and

WHEREAS,  in order to establish the Escrow Funds and otherwise to effect the indemnification provisions of the Purchase Agreement, the parties hereto have entered into this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:

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1.                                      Definitions.  The following terms shall have the meanings indicated or  referred to below, inclusive of their singular and plural forms, except where the context requires otherwise. Unless the context requires otherwise, all references to “years,” “months,” or “days” shall mean “calendar years,” “calendar months,” and “calendar days.” References in this Agreement to “including” shall mean “including, without limitation,” whether or not so specified.

“Affiliate” of a person means any other person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

“Business Day” shall mean any day other than a Saturday, a Sunday, or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

“Escrow  Funds” shall mean the funds deposited with Escrow Agent  pursuant  to Section 3 of this Agreement, together with any earnings thereon (including interest).

“Escrow Termination Date” shall mean December 1, 2017.

“Indemnitee Representative” shall mean the person so designated on Schedule A hereto or any other person designated in a writing signed by Indemnitee and delivered to Escrow Agent and Indemnitor Representative in accordance with the notice provisions of this Agreement, to act as Indemnitee’s representative under this Agreement.

“Indemnitor Representative” shall mean the person so designated on Schedule A hereto or any other person designated in a writing signed by Indemnitor and delivered to Escrow Agent and Indemnitee Representative in accordance with the notice provisions of this Agreement, to act as Indemnitor’s representative under this Agreement.

“Joint  Written Direction”  shall  mean a  written direction executed by  the Representatives (as defined below) and directing Escrow Agent to disburse all or a portion of the Escrow Funds or to take or refrain from taking an action pursuant to this Agreement.

“Representatives” shall mean Indemnitor Representative and Indemnitee Representative.

2.                                      Appointment of and Acceptance by Escrow Agent. Indemnitor and Indemnitee hereby appoint Escrow Agent to serve as escrow agent hereunder. Escrow Agent hereby accepts such appointment and, upon receipt of the Escrow Funds, by wire transfer of immediately available funds in accordance with Section 3 below, agrees to hold, invest and disburse Escrow Funds in accordance with this Agreement.

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3.                                      Deposit  of  Escrow  Funds.  Simultaneously  with  the  execution  and  delivery  of  this Agreement, Indemnitee  will  transfer  the  Escrow  Funds  in  the  amount  set  forth  on Schedule A hereto to Escrow Agent, by wire transfer of immediately available funds to the segregated account of Escrow Agent referenced on Schedule A hereto. To the extent Indemnitee transfers additional funds, by wire transfer of immediately available funds, to Escrow Agent’s account as referenced on Schedule A hereto, Escrow Agent shall amend Schedule A hereto and provide such amended Schedule A to Indemnitor, Indemnitee and the Representatives.

4.                                      Disbursements of Escrow Funds.

(a)         In the event that Indemnitor delivers notice of any Third Party Claim or Direct Claim to Indemnitee pursuant to Section 6.05(a) or Section 6.05(c) of the Purchase Agreement (each, a “Claim Notice”), Indemnitor Representative shall concurrently deliver a copy of each such Claim Notice to the Escrow Agent.

(b)         Pursuant to Section 6.06 of the Purchase Agreement, once a Loss has been agreed to by Indemnitor or finally adjudicated to be payable by Indemnitor in accordance with Article VI of the Purchase Agreement, Indemnitee Representative and Indemnitor Representative shall deliver to Escrow Agent a Joint Written Direction (a “Loss Notice”)  setting  forth  the  amount  of  such  Loss  determined  to  be  payable  by Indemnitor (“Loss Amount”) instructing the Escrow Agent to pay to Indemnitee the Loss Amount specified in the Loss Notice from the Escrow Fund.

(c)          Notwithstanding anything set forth in this Agreement including this Section 4, the Escrow Agent shall distribute to Indemnitee (to an account designated by Indemnitee) at the end of each calendar quarter and upon the final distribution out of the Escrow an amount of cash equal to forty-five (45) percent of the income attributed to the Indemnitee under  Section 12(b)  for  Indemnitee to  pay  all  taxes  related to  such income.

(d)         No later than five (5) Business Days following the Escrow Termination Date, Escrow Agent shall disburse all remaining amounts from the Escrow Funds to Indemnitor; provided; however, that an amount equal to any Losses that have been or are reasonably likely to be sustained by Indemnitor pursuant to any then unresolved Third Party Claims or Direct Claims and set forth in a Claim Notice delivered in accordance with Section 6.05(a) or Section 6.05(c) of the Purchase Agreement, shall be retained by Escrow Agent until finally released pursuant to Section Error! Reference source not found. above.

5.                                      Suspension of Performance; Disbursement into Court. If, at any time, (i) there shall exist any dispute between or among Indemnitor and Indemnitee with respect to the holding or disposition of all or any portion of the Escrow Funds or any other obligations of Escrow Agent hereunder, (ii) Escrow Agent is unable to determine, to Escrow Agent’s sole satisfaction, the proper disposition of all or any portion of the Escrow Funds or Escrow Agent’s proper actions with respect to its obligations hereunder, or (iii) the Representatives have not, within thirty (30) days of the furnishing by Escrow Agent of a notice of resignation pursuant to Section 7 hereof, appointed a successor escrow agent to act hereunder (which such successor escrow agent has accepted such appointment), then Escrow Agent may, in its sole discretion, take the following actions:

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(a)                     In the case of clause (i) or (ii) above, suspend the performance of any of its obligations to make such disbursements with respect to which there is a dispute or uncertainty  until  such  dispute  or  uncertainty  shall  be  resolved  to  the  sole satisfaction of Escrow Agent and in the case of clause (iii) above, suspend its performance under this Agreement to make any disbursement until a successor escrow agent shall have been appointed, provided, that in any event Escrow Agent, shall otherwise remain obligated to continue holding the Escrow Funds in accordance with the terms of this Agreement.

(b)                     petition (by means of an interpleader action or any other appropriate method) any court of competent jurisdiction, for instructions with respect to such dispute or uncertainty, and to the extent required or permitted by law, pay into such court, for holding and disposition in  accordance with the  instructions of  such  court, the Escrow Funds.

Escrow Agent shall have no liability to Indemnitor, Indemnitee, or either of the Representatives, or to their respective shareholders, partners, or members, officers or directors, employees, Affiliates or any other person with respect to any such suspension of performance or disbursement into court (including any disbursement obligations hereunder), specifically including any liability or claimed liability that may arise, or be alleged to have arisen, out of or as a result of any delay in the disbursement of Escrow Funds or any delay in or with respect to any other action required or requested of Escrow Agent, except to the extent that Escrow Agent’s action or inaction is a result of fraud, gross negligence or willful misconduct.

6.             Investment of Escrow Funds

a.                                      Investment of Escrow Funds. At all times prior to the disbursement of the Escrow Funds, Escrow Agent will invest the Escrow Funds in either the Wells Fargo Fund #743 (Government Money Market Fund) or Wells Fargo Fund #8 (100% Treasury Money Market Fund) as the Representatives shall jointly direct in writing. Indemnitee and Indemnitor agree that they have reviewed the prospectus prior to investing. Escrow Agent is further authorized to sell or redeem any or all of such investments and to reinvest the proceeds of such sales or redemptions in like investments, all upon joint written instructions signed by the Representatives. In the absence of joint written instructions from the Representatives, the Escrow Funds deposited into the Escrow Account shall be invested and reinvested in the Citibank Insured Money Market Account (the “IMMA”). Notwithstanding any of the foregoing, no portion of the Escrow Funds may be held in an investment which does not mature or cannot be sold, redeemed or otherwise liquidated at the holder’s option in seven (7) days or less without loss of interest or discount.

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b.                                      Registrations; Information Regarding Investments. Indemnitee and Indemnitor recognize and agree that Escrow Agent will not provide supervision, recommendations or advice relating to either the investment of funds held or the purchase, sale, retention or other disposition of any permitted investments. All investments of the Escrow Funds, if any, shall be registered and held in the name of Escrow Agent for the benefit of Indemnitee and Indemnitor. Escrow Agent will send statements and broker confirmations or a written statement containing comparable information, to the Representatives on a monthly basis reflecting activity (including a list of all investments) with respect to the Escrow Funds for the preceding month.

c.                                       Effect of Gains and Losses. Interest and other earnings or gains realized from the investment of the Escrow Funds, if any, shall be considered a part of the Escrow Funds. Any loss from any investment, or any expense incurred by Escrow Agent in connection with the investment of the Escrow Funds, will be borne by the Escrow Funds. Amounts on deposit in the account established pursuant to this Agreement (the “Escrow Account”) are currently insured up to a total of $250,000 per depositor, per insured bank (including principal and accrued interest) by the Federal Deposit Insurance Corporation (the “FDIC”), subject to the applicable rules and regulations of the FDIC. The parties hereto acknowledge that deposits in the  Escrow  Account are  not  secured. Escrow  Agent  is  hereby authorized to execute purchases and sales of permitted investments through the facilities of its own trading or capital markets operations or those of any affiliated entity.

7.                                      Resignation and Removal of Escrow Agent. Escrow Agent may resign and be discharged from the performance of its duties hereunder at any time by giving thirty (30) days’ prior written notice to Indemnitor, Indemnitee and the Representatives specifying the date when such resignation shall take effect. Escrow Agent may be removed as Escrow Agent hereunder at any time by the mutual consent of the Representatives by giving not less than five (5) calendar days’ prior written notice of such removal to Escrow Agent.  Such removal shall be effective five (5) calendar days’ after the delivery of such notice or upon the earlier appointment of a successor, and Escrow Agent’s sole responsibility thereafter shall be to safely keep the Escrow Funds and to deliver the same to a successor escrow agent as shall be appointed by the Representatives and evidenced by a Joint Written Direction filed with Escrow Agent or in accordance with a court order. Upon any such notice of resignation or removal, the Representatives shall jointly issue to Escrow Agent a Joint Written Direction authorizing redelivery of the Escrow Funds to a bank or trust company that has been retained as successor to Escrow Agent hereunder prior to the effective date of such resignation or removal. The retiring Escrow Agent shall transmit all records pertaining to the Escrow Funds and shall pay all Escrow Funds to the successor escrow agent, after making copies of such records as the retiring Escrow Agent deems advisable and after deduction and payment to the retiring Escrow Agent of all fees, costs and expenses (including court costs  and expenses and attorneys’ fees) or  any other amount payable to, incurred by, or expected to be incurred by the retiring Escrow Agent in connection with the performance of its duties and the exercise of its rights hereunder.

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After any retiring Escrow Agent’s resignation or removal, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Escrow Agent under this Agreement. Any corporation or other entity into which Escrow Agent may be merged or converted or with which it may be merged or consolidated, or any other entity to which all or a majority of all of Escrow Agent’s escrow business may be transferred by sale of assets or otherwise, shall be Escrow Agent under this Agreement without further act or consent of any party hereto.

8.                                      Liability of Escrow Agent. Escrow Agent undertakes to perform only the duties as are expressly set forth herein and no other duties and obligations (fiduciary or otherwise) shall be implied. Escrow Agent shall have no duty to enforce any obligation of any other person to make any payment or delivery, or to direct or cause any payment or delivery to be made by any other person, or to enforce any obligation of any other person to perform any other act. Escrow Agent shall have no liability under and no duty to inquire as to the provisions of any agreement (even though such agreement may be referenced in this Agreement) other than this Agreement. In the event of any conflict between the terms and provisions of this Agreement and any other agreement, as to Escrow Agent, the terms and conditions of this Agreement shall control. Escrow Agent is not a party to the Purchase Agreement, is not bound by any of its terms, and has not undertaken in any way to effectuate, implement or comply with the Purchase Agreement. Escrow Agent shall not be liable to Indemnitor or Indemnitee or to anyone else for any action taken or omitted by it in good faith, except to the extent that Escrow Agent’s fraud, gross negligence or willful misconduct is a cause of any loss to Indemnitor or Indemnitee. Escrow Agent’s sole responsibility shall be for the safekeeping and disbursement of the Escrow Funds in accordance with the terms of this Agreement. Escrow Agent shall have no implied duties or obligations and shall not be charged with knowledge or notice of any fact or circumstance not specifically set forth herein, except as may be set forth in a notice delivered by Indemnitee and/or Indemnitor to Escrow Agent in accordance with the terms of this Agreement. Escrow Agent shall have no duty to solicit any payment which may be due to be paid in Escrow Funds or to confirm or verify the accuracy or correctness of any amounts deposited in accordance with this Agreement. Escrow Agent may rely conclusively, and shall be protected in acting in good faith, upon any notice, instruction (including a Joint Written Direction (such as a wire transfer instruction)), request, order, judgment,  certification,  opinion  or  advice  of  counsel  (including  counsel  chosen  by Escrow Agent), statement, demand or other instrument or document, not only as to its due execution, validity (including the authority of the person signing or presenting the same)  and  effectiveness, but  also  as  to  the  truth  and  accuracy  of  any  information contained therein, which Escrow Agent shall believe to be genuine and to have been signed or presented by the person or parties purporting to sign the same. In no event shall Escrow  Agent  be  liable  for  incidental,  indirect,  special,  consequential  or  punitive damages of any kind whatsoever (including lost profits), even if Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. The officers, directors, members, partners, trustees, employees, agents, attorneys or other representatives and Affiliates of Escrow Agent owe no duty or obligation to any party hereunder and shall have no liability to any person by reason of any error of judgment, for any act done or not done, for any mistake of fact or law, or otherwise, provided that the foregoing shall not place any limitations upon the Escrow Agent’s duties, obligations or liability under this Agreement.

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Escrow Agent shall not be obligated to take any legal or other action or commence any proceeding in connection with the Escrow Funds, any account in which Escrow Funds are deposited, this Agreement or the Purchase Agreement, or to appear in, prosecute or defend any such legal action or proceeding (unless it shall have been furnished with reasonably acceptable indemnification and advancement). Escrow Agent may consult legal counsel selected by it in the event of any dispute or question as to the construction of any of the provisions hereof or of any other agreement or of its duties hereunder, or relating to any dispute or question involving any party hereto, and shall incur no liability whatsoever in acting in good faith in accordance with the opinion or instruction of such counsel. Escrow Agent shall notify Indemnitee, Indemnitor and the Representatives prior to engaging counsel and incurring any such expense in each instance. Indemnitee and Indemnitor, jointly and severally, shall promptly pay, upon demand, the reasonable fees, costs and expenses of any such counsel. Escrow Agent shall have no responsibility with respect to the use or application of any Escrow Funds paid by Escrow Agent pursuant to the provisions hereof.

Escrow Agent shall have the right to assume in the absence of written notice to the contrary from the proper person or persons that a fact or an event by reason of which an action would or might be taken by Escrow Agent does not exist or has not occurred, without incurring liability to the other parties hereto or to anyone else for any action taken or omitted, or any action suffered by it to be taken or omitted, in good faith, in reliance upon such assumption.

Escrow Agent is authorized, in its sole discretion, acting in good faith, to comply with orders issued or process entered by any court with respect to the Escrow Funds, without determination by Escrow Agent of such court’s jurisdiction in the matter. If any portion of the Escrow Funds is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then and in any such event, Escrow Agent is authorized, in its sole discretion, acting in good faith, to rely upon and comply with any such order, writ, judgment or decree which it is advised by legal counsel selected by it is binding upon it without the need for appeal or other action; and if Escrow Agent complies with any such order, writ, judgment or decree, it shall not be liable to any of the parties hereto or to any other person or entity by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

9.                                      Indemnification of Escrow Agent. From and at all times after the date of this Agreement, Indemnitor and Indemnitee, jointly and severally, shall, to the fullest extent permitted by law, defend, indemnify and hold harmless Escrow Agent and each director, officer, member, partner, trustee, employee, agent and Affiliate of Escrow Agent (collectively, the “Indemnified Parties”) against any and all actions, claims (whether or not valid), losses, damages, liabilities, costs, penalties, settlements, judgments and expenses of any

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kind or nature whatsoever (including costs and expenses and reasonable attorneys’ fees) incurred by or asserted against any of the Indemnified Parties from and after the date hereof, whether direct, indirect or consequential, as a result of, in connection with, or arising from or in any way relating to any claim, demand, suit, action or proceeding (including any inquiry or investigation) by any person, including Indemnitor, Indemnitee and/or the Representatives, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any person (whether it is an Indemnified Party or not) under any statute or regulation, including any federal or state securities laws, or under any common law or equitable cause or otherwise, arising from or in connection with the negotiation, preparation, execution, performance or failure of performance of this Agreement or any transactions contemplated herein or relating hereto (including tax reporting or withholding or the enforcement of any rights or remedies under or in connection with this Agreement), whether or not any such Indemnified Party is a party to any such  action, proceeding, suit or  the target of  any such  inquiry or  investigation (without derogation of any other indemnity afforded to Escrow Agent); provided, however, that no Indemnified Party shall have the right to be indemnified hereunder for any liability to the extent such liability resulted from the fraud, gross negligence or willful misconduct of such Indemnified Party. Each Indemnified Party shall, in its sole discretion, have the right to select and employ separate counsel with respect to any action or claim brought or asserted against it, and the reasonable fees of such counsel (and such counsel’s costs and expenses) shall be paid, upon demand, by Indemnitor and Indemnitee jointly and severally.

The parties hereto agree that neither the payment by Indemnitor or Indemnitee of any claim by Escrow Agent for indemnification hereunder nor the disbursement of any amounts to Escrow Agent from the Escrow Funds in respect of a claim by Escrow Agent for indemnification shall impair, limit, modify, or affect, as between Indemnitor and Indemnitee, the respective rights and obligations of Indemnitor, on the one hand, and Indemnitee, on the other hand, under the Purchase Agreement.

10.                               Fees, Costs and Expenses of Escrow Agent. Indemnitor and Indemnitee shall compensate Escrow Agent for its services hereunder in accordance with Schedule A attached hereto and, in addition, shall reimburse Escrow Agent for all of its reasonable out-of-pocket costs and expenses, including attorneys’ fees, telephone and facsimile transmission costs, postage (including express mail and overnight delivery charges), copying charges and the like. The additional provisions and information set forth on Schedule A hereto are hereby incorporated  by  this  reference,  and  form  a  part  of  this  Agreement.  All  of  the compensation and reimbursement obligations set forth in this Section 10 shall be payable by Indemnitor and Indemnitee, jointly and severally, upon execution of this Agreement and, in the future, upon demand by Escrow Agent. Indemnitee, on the one hand, and Indemnitor, on the other hand, agree as to each other that the obligation for all and any fees, expenses or other amounts paid or payable to Escrow Agent hereunder shall be borne equally, and each shall have a right of contribution against the other for their respective share, and shall promptly pay on demand any amount paid or suffered by the other in excess of its own share.

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11.                               Representations and Warranties. Each of Indemnitor and Indemnitee severally makes the following representations and warranties to Escrow Agent:

(a)                   It is duly organized, validly existing, and in good standing under the laws of the state of its incorporation or organization, and has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

(b)                   It possesses such valid and current licenses, certificates, authorizations or permits issued by the appropriate state, federal or foreign regulatory agencies or bodies necessary to conduct its respective businesses, and it has not received any notice of proceedings relating to the revocation or modification of, or non-compliance with, any such license, certificate, authorization or permit.

(c)                    This Agreement has been duly approved by all necessary action, including any necessary shareholder or membership approval, has been executed by its duly authorized officers, and constitutes its valid and binding agreement enforceable in accordance with its terms.

(d)                   The execution, delivery, and performance of this Agreement is in accordance with the Purchase Agreement and will not violate, conflict with, or cause a default under its articles of incorporation, bylaws, management agreement or other organizational document, as applicable, any applicable law, rule or regulation, any court order or administrative ruling or decree to which it is a party or any of its property is subject, or any agreement, contract, indenture, or other binding arrangement, including the Purchase Agreement, to which it is a party or any of its property is subject.

(e)                    The applicable persons designated on Schedule A hereto have been duly appointed to act as its representatives hereunder and have full power and authority to execute and deliver any Joint Written Direction, to amend, modify or waive any provision of this Agreement and to take any and all other actions as the Representatives under this Agreement, all without further consent or direction from, or notice to, it or any other party.

(f)                     No party other than the parties hereto has, or shall have, any lien, claim or security interest in the Escrow Funds or any part thereof. No financing statement under the Uniform Commercial Code is on file in any jurisdiction claiming a security interest in or describing (whether specifically or generally) the Escrow Funds or any part thereof.

12.          Patriot Act Disclosure; Taxpayer Certification and Reporting.

(a)                   Patriot Act Disclosure. Indemnitor and Indemnitee acknowledge that a portion of the identifying information set forth on Schedule A hereto is being requested by Escrow Agent in connection with the USA Patriot Act, Pub.L.107-56 (the “Act”), and Indemnitor and Indemnitee agree to provide any additional information requested by Escrow Agent in connection with the Act or any similar law, rule, regulation, order, or other governmental act to which Escrow Agent is subject, in a timely manner and consent to Escrow Agent obtaining from third parties any such

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identifying information. Indemnitor and Indemnitee each represent that all identifying information set forth on Schedule A hereto, including its Taxpayer Identification Number assigned by the Internal Revenue Service or any other taxing authority, is true and complete on the date hereof. For a non-individual person such as a charity, a trust, or other legal entity, Escrow Agent may require documentation to verify formation and existence as a legal entity. Escrow Agent may also require financial statements, licenses, identification and authorization documentation from any individual claiming authority to represent the entity or other relevant documentation.

(b)                   Certification and Tax Reporting. Indemnitor and Indemnitee have provided Escrow Agent with their respective fully executed Internal Revenue Service (“IRS”) Form W-8, or W-9 and/or other required documentation. Indemnitor and Indemnitee acknowledge that solely for tax purposes, Escrow Agent does not have any interest in the Escrow Funds or the Escrow Account. All interest or other income earned under this Agreement shall be allocated to Indemnitee and reported, as and to the extent required by law, by Escrow Agent to the IRS, or any other taxing authority, on IRS Form 1099 or 1042S (or other appropriate form) as income earned from the Escrow Funds by Indemnitee whether or not said income has been distributed during such year. Indemnitee shall timely file all tax returns and pay all taxes due with respect to any income earned or losses generated with respect to the Escrow Funds. Escrow Agent shall not have any liability for the payment of taxes with respect to the Escrow Funds, and Indemnitee shall indemnify and hold Escrow Agent harmless from and against all such taxes. Escrow Agent shall withhold any taxes it deems appropriate in the absence of proper tax documentation or as required by law, and shall remit such taxes to the appropriate authorities. Indemnitor hereby represents and warrants to Escrow Agent that there is no sale or transfer of a United States Real Property Interest as defined under Section 897(c) of the Internal Revenue Code of 1986, as amended, in the underlying transaction giving rise to this Agreement.

13.                               Consent to Jurisdiction and Venue. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the State of Delaware in each case located in the city of Wilmington and county of New Castle, and each party hereto irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by United States certified mail, return receipt requested, to such party’s address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties hereto irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

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EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.

14.                               Notice. All notices, instructions (pursuant to a Joint Written Direction or otherwise), approvals, consents, requests, and other communications hereunder shall be in writing and shall be deemed to have been given (a) when such writing is delivered by hand or overnight delivery service, or (b) upon telephone call-back in accordance with Section 15  below, after being sent by e-mail with PDF attachment from the designated e-mail account(s) of the sending person(s) as designated on Schedule A hereto to the designated e-mail account(s) of the receiving person(s) as designated on Schedule A hereto or (c) three (3) Business Days after being mailed by first class certified U.S. mail (postage prepaid), return receipt requested, in each case to the address set forth on Schedule A hereto or to such other address as each party hereto may designate for itself by like notice.

15.                               Security Procedures. If notices, instructions (pursuant to a Joint Written Direction or otherwise), approvals, consents, requests, and other communications, are received by Escrow Agent by e-mail at its e-mail account(s) as designated on Schedule A hereto, Escrow Agent is authorized, but not required, to seek prompt confirmation of such communications by telephone call-back to the sending person or persons’ telephone number(s) as designated on Schedule A hereto, and Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated in that call-back. Any e-mail by PDF attachment executed by more than one person shall be sent by each signatory. The persons and their telephone numbers authorized to receive call-backs as designated in Schedule A hereto may be changed only in a writing actually received and acknowledged by Escrow Agent and delivered in accordance with Section 14 above and, if applicable, this Section 15. If Escrow Agent is unable to contact any such designated person, Escrow Agent is hereby authorized (but not required) both to receive written instructions from and seek confirmation of such instructions by telephone call-back to any one or more of Indemnitor’s or Indemnitee’s executive officers (each, an “Executive Officer”), as the case may be, who shall include individuals holding titles of Vice President or more senior thereto, as Escrow Agent may select. Such Executive Officer(s) shall deliver to Escrow Agent a fully executed incumbency certificate upon Escrow Agent’s request, and Escrow Agent may rely upon the confirmation of anyone purporting to be any such Executive Officer(s). The parties to this Agreement acknowledge and agree that the security procedures set forth above are commercially reasonable.

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Escrow Agent in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by the parties hereto to identify (i) a beneficiary, (ii) a beneficiary’s bank, or (iii) an intermediary bank. Escrow Agent may apply any of the Escrow Funds for any payment order it executes using any such identifying number, even where its use may result in a person other than a beneficiary being paid, or the transfer of funds to a bank other than a beneficiary’s bank or an intermediary bank designated.

16.                               Amendment or Waiver. This Agreement may be changed, waived, discharged or terminated only by a writing signed by the parties hereto. No delay or omission by any party hereto in exercising any right with respect hereto shall operate as a waiver. A waiver on any one occasion shall not be construed as a bar to, or waiver of, any right or remedy on any future occasion.

17.                               Severability. To the extent any provision of this Agreement is prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

18.                               Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

19.                               Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto relating to the holding, investment and disbursement of Escrow Funds and sets forth in their entirety the obligations and duties of Escrow Agent with respect to the Escrow Funds.

20.                               Binding Effect. All of the terms of this Agreement, as amended from time to time, shall be binding upon, inure to the benefit of and be enforceable by the respective successors and assigns of Indemnitor, Indemnitee and Escrow Agent.

21.                               Execution in Counterparts. This Agreement and any Joint Written Direction may be executed in two or more counterparts, which when so executed shall constitute one and the same agreement or direction. Subject to Section 14 and Section 15 hereof, this Agreement and any Joint Written Direction may be executed and delivered by e-mailing a PDF version of a signed signature page, which shall have the same force and effect as the delivery of an originally executed signature page.

22.                               Termination of Escrow Agent. Upon the disbursement of all amounts in the Escrow Funds pursuant to one or more Joint Written Directions, into court pursuant to Section 5 hereof, in accordance with applicable state escheatment and unclaimed property laws or otherwise in accordance with this Agreement, Escrow Agent shall be released from its obligations hereunder and Escrow Agent shall have no further obligation or liability whatsoever with respect to this Agreement or the Escrow Funds, except with respect to any liabilities that arose prior to the date of termination. The obligations of Indemnitor and Indemnitee continue to exist notwithstanding the termination or discharge of Escrow Agent’s obligations or liabilities hereunder until the obligations of Indemnitor and Indemnitee have been fully performed.

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23.                               Dealings. Escrow Agent and any stockholder, director, officer or employee of Escrow Agent may buy, sell, and deal in any of the securities of Indemnitor or Indemnitee and become pecuniarily interested in any transaction in which Indemnitor or Indemnitee may be interested, and contract and lend money to Indemnitor or Indemnitee and otherwise act as fully and freely as though it were not Escrow Agent under this Agreement. Nothing herein shall preclude Escrow Agent from acting in any other capacity for Indemnitor or Indemnitee or for any other entity.

24.                               Currency. The currency applicable to any amount payable or receivable under this Agreement is United States dollars.

25.                               Late Payment. If any amount due to Escrow Agent under this Agreement is not paid within 30 days (subject to any longer time period prescribed herein) after notice to Indemnitor and/or Indemnitee (other than any amount that is subject to good faith dispute), Indemnitor and Indemnitee jointly and severally shall pay interest thereon (from the due date to the payment date) at a per annum rate equal to ten (10) percent.

26.                               Force Majeure. Notwithstanding anything to the contrary hereunder, Escrow Agent shall not be liable for any delay, failure to perform, or other act or non-act resulting from acts beyond its reasonable control, including acts of God, terrorism, shortage of supply, labor difficulties (including strikes), war, civil unrest, fire, floods, electrical outages, equipment or transmission failures, internet interruption, vendor failures (including information technology providers), and other similar causes.

27.                               No Third Party Beneficiaries. This Agreement and all of its terms and conditions are for the sole and exclusive benefit of the parties hereto and their respective permitted successors and assigns. Nothing expressed or referred to in this Agreement will be construed to give any person or entity other than the parties to this Agreement any legal or equitable rights, remedy, or claim under or with respect to this Agreement or any term or condition of this Agreement.

28.                               No Strict Construction. The parties hereto have participated jointly in the negotiation and draft of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if it were drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of authorship of any provision of this Agreement.

29.                               Priority. (a) In the event of any conflict between the provisions of Schedule A hereto and the remainder of this Agreement, Schedule A shall prevail. (b) Nothing contained in this Agreement shall amend, replace or supersede any agreement between Indemnitor or Indemnitee and Escrow Agent to act as Indemnitor’s or Indemnitee’s transfer agent, which agreement shall remain in full force and effect.

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30.          Headings. The headings in this Agreement are for convenience purposes and shall be ignored for purposes of enforcing this Agreement, do not constitute a part of this Agreement, and may not be used by any party hereto to characterize, interpret, limit or affect otherwise any provision of this Agreement.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

INDEMNITEE

TELCARE ACQUISITION, LLC

By:	/s/ Peter Ferola
	Name:	Peter Ferola
	Title:	Secretary

BIOTELEMETRY CARE MANAGEMENT, LLC

By:	/s/ Peter Ferola
	Name:	Peter Ferola
	Title:	Secretary

INDEMNITOR

TELCARE, INC.

By:	/s/ Paula LeClair
	Name:	Paula LeClair
	Title:	CEO

ESCROW AGENT

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC,

By:	/s/ Paul H. Kim
	Name:	Paul H. Kim
	Title:	Assistant General Counsel

[Signature Page to Escrow Agreement]

SCHEDULE A

1. Escrow Funds.

Escrow Funds amount:	$500,000
Escrow Funds wiring instructions:	JP MORGAN CHASE
NEW YORK, NY
ABA# 021000021
A/C NAME: AMERICAN STOCK
TRANSFER & TRUST COMPANY, LLC
A/C #: 530-354624
REF (Company Involved)

2. Escrow Agent Fees.

Acceptance Fee:	$
Annual Escrow Fee (including first year):		$5,000
Out-of-Pocket Expenses:	$
[Transactional Costs]:	$
[Other Fees/Attorney, etc.]:	$
TOTAL	$

The Acceptance Fee and the Annual Escrow Fee for each year of the term of this Agreement are payable upon execution of this Agreement. In the event the escrow is not funded, the Acceptance Fee and all related expenses, including attorneys’ fees, costs and expenses remain due and payable, and if paid, will not be refunded. Annual fees cover a full year in advance, or any part thereof, and thus are not pro-rated in the year of termination.

The fees quoted in this schedule apply to services ordinarily rendered in the administration of the Escrow Account and are subject to reasonable adjustment based on final review of documents, or when Escrow Agent is called upon to undertake unusual or extraordinary duties or responsibilities, or as changes in law, procedures, or the cost of doing business demand. Services in addition to and not contemplated in this Agreement, including document amendments and revisions, non-standard cash and/or investment transactions, calculations, notices and reports, and legal fees, will be billed as expenses.

Unless otherwise indicated, the above fees relate to the establishment of one escrow account. Additional sub-accounts governed by this Agreement may incur an additional charge. Transaction costs include charges for wire transfers, checks, internal transfers and securities transactions.

The fees quoted in this schedule are subject to reasonable adjustment by Escrow Agent in accordance with its customary practices and if it is called upon to undertake further unusual or extraordinary duties or responsibilities, or as changes in law, procedures, or the cost of doing business demand.

3.                                      Taxpayer Identification Numbers.

Indemnitor:                               Telcare, Inc.: 27-1937275

Indemnitee:                              Telcare Acquisition, LLC: 81-5452607

BioTelemetry Care Management, LLC: 81-4544828

4.                                      Termination and Disbursement. Unless earlier terminated by the provisions of this Agreement, the Escrow Account will terminate on the Escrow Termination Date. Any Escrow Funds remaining in the Escrow Account at such time shall be distributed in accordance with Section 4 of this Agreement; provided, however, that any earnings thereon shall be distributed in accordance with Section 12(b) of this Agreement.

5.                                      Investment Instructions.

Wells Fargo Fund #8 (100% Treasury Money Market Fund)

6.                                      Representatives.

The following person is hereby designated and appointed as Indemnitee Representative under this Agreement:

/s/ Peter Ferola
Name: Peter Ferola	Specimen signature
Address: 1000 Cedar Hollow Road
Suite 102, Malvern, PA 19355

Social Security number:

The following person is hereby designated and appointed as Indemnitor Representative under this Agreement:

/s/ Stephen Candelmo
Name: Stephen Candelmo	Specimen signature
Address: Pointone Legal, PLLC
5335 Wisconsin Avenue, N.W., Suite 440
Washington DC, 20015-2052
Mailing Address, if different:
Social Security number:

7.                                      Notice Addresses.

If to Indemnitee at:

BioTelemetry, Inc.

1000 Cedar Hollow Road, Suite 102

Malvern, PA 19355

Facsimile: (610) 828-3753

E-mail: peter.ferola@biotelinc.com

Attention:  Peter Ferola

With a copy to:

Indemnitee Representative at:

Peter Ferola

1000 Cedar Hollow Road, Suite 102

Malvern, PA 19355

Facsimile: (610) 828-3753

E-mail: peter.ferola@biotelinc.com

With a copy to:

Reed Smith LLP

599 Lexington Avenue

New York, NY 10022

E-mail: JCheng@reedsmith.com

Facsimile: (212) 521-5450

Attention: Jennifer Cheng

If to Indemnitor at:

Telcare, Inc.

150 Baker Ave. Extension

Suite 300

Concord, MA 01742

(978) 610-2230

With a copy to Indemnitor Representative at:

Stephen P. Candelmo, Esq.

Pointone Legal, PLLC

5335 Wisconsin Avenue, N.W., Suite 440

Washington DC, 20015-2052

scandelmo@pointonelegal.com

With a copy to:

Goodwin Procter LLP

135 Commonwealth Drive

Menlo Park, CA 94025

Facsimile: (650) 471-6043

E-mail: wdavisson@goodwinlaw.com

Attention:  William Davisson

If to Escrow Agent at:

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, New York 11219

Attn: Corporate Actions

Tel: (718) 921.8200

With a copy to:

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, New York 11219

Attn: General Counsel

Tel: (718) 921.8200

8.                                      Designated Email Accounts and Telephone Call-Back Numbers (for persons designated to send and receive notices by e-mail).

Indemnitor:	Name	Email Address	Phone

	Stephen Candelmo	scandelmo@pointonelegal.com	301-385-3469

Indemnitor Representative:	Name	Email Address	Phone

	Stephen Candelmo	scandelmo@pointonelegal.com	301-385-3469

Indemnitee:	Name	Email Address	Phone

	Amy Covert	amy.covert@biotelinc.com	(610) 729-5060

Indemnitee Representative:	Name	Email Address	Phone

	Amy Covert	amy.covert@biotelinc.com	(610) 729-5060

Escrow Agent:	Name	Email Address	Phone

	Anna Frenkel	afrenkel@amstock.com	(718) 921-8852

EXHIBIT C

Bill of Sale

See attached.

EXECUTION COPY

BILL OF SALE

This BILL OF SALE (this “Bill of Sale”), dated as of December 1, 2016, is made by and between Telcare, Inc., a Delaware corporation (“Seller”), and Telcare Acquisition, LLC, a Delaware limited liability company (“Assets Buyer”), pursuant to that certain Share and Asset Purchase Agreement, dated as of the date hereof, by and among Seller, Assets Buyer, BioTelemetry Care Management, LLC and BioTelemetry, Inc. (the “Purchase Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

Pursuant to, and on the terms and subject to the terms and conditions of the Purchase Agreement, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Seller on behalf of itself and its Affiliates (other than TMS Sub) does hereby sell, assign, transfer, convey and deliver to Assets Buyer (and its successors and assigns), all of its and its applicable Affiliates’ right, title and interest in and to all tangible personal property included in the Purchased Assets, to have and to hold the same unto Assets Buyer, its successors and assigns, forever.

Nothing contained herein shall in any way be construed to supersede, modify, replace, amend or affect the provisions of the Purchase Agreement. In the event of a conflict between the terms and conditions set forth in this Bill of Sale and the terms and conditions set forth in the Purchase Agreement, or the interpretation and application thereof, the terms and conditions set forth in the Purchase Agreement shall prevail, govern and control in all respects.

A signed copy of this Bill of Sale delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Bill of Sale.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has executed this Bill of Sale to be effective as of the date first written above.

SELLER:

TELCARE, INC.

By	/s/ Paula LeClair
Name:	Paula LeClair
Title:	CEO

[Signature Page to Bill of Sale]

EXHIBIT D

Assignment and Assumption Agreement

See attached.

EXECUTION COPY

ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”), dated as of December 1, 2016, is made by and between Telcare, Inc., a Delaware Corporation (“Seller”), and Telcare Acquisition, LLC, a Delaware limited liability company (“Assets Buyer”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement (as defined below).

WHEREAS, Assets Buyer, Seller, BioTelemetry Care Management, LLC and BioTelemetry, Inc., are parties to that certain Share and Asset Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), pursuant to which, among other things, Assets Buyer has agreed to purchase the Purchased Assets (other than tangible personal property, Intellectual Property Assets and Intellectual Property Licenses) and the Assumed Liabilities from Seller.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.             Assignment and Assumption. Pursuant to, and on the terms and subject to the terms and conditions of the Purchase Agreement, (i) Seller, on behalf of itself and its Affiliates (other than TMS Sub), hereby unconditionally and irrevocably sells, assigns, grants, transfers, conveys and delivers to Assets Buyer (and its successors and assigns), and (ii) Assets Buyer (and its successors and assigns), hereby unconditionally and irrevocably accepts and purchases, acquires and assumes from Seller and its applicable affiliates, free and clear of any Encumbrances other than Permitted Encumbrances, all of Seller’s and its applicable affiliates right, title and interest in and to the Purchased Assets (other than tangible personal property, Intellectual Property Assets and Intellectual Property Licenses). Effective as of the Closing, Assets Buyer (and its successors and assigns) hereby assumes and agrees to pay, discharge, perform or otherwise satisfy all of the Assumed Liabilities.

2.             Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

3.             Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

4.             Further Assurances. Each of the parties hereto shall execute and deliver, at the reasonable request of the other party hereto, such additional documents, instruments, conveyances and assurances and take such further actions as such other party may reasonably request to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

[SIGNATURE PAGE FOLLOWS]

2

IN WITNESS WHEREOF, the undersigned have executed this Agreement to be effective as of the date first written above.

SELLER:

TELCARE, INC.

By	/s/ Paula LeClair
Name:	Paula LeClair
Title:	CEO

ASSETS BUYER:

TELCARE ACQUISITION, LLC

By	/s/ Peter Ferola
Name:	Peter Ferola
Title:	Secretary

[Signature Page to Assignment and Assumption Agreement]

EXHIBIT E

Intellectual Property Assignment

See attached.

EXECUTION COPY

PATENT ASSIGNMENT

This Patent Assignment (this “Patent Assignment”), dated as of December 1, 2016 is by and between Telcare Acquisition, LLC, having offices at 150 Baker Avenue Extension, Suite 300, Concord, Massachusetts 01742 (“Assets Buyer”), and Telcare, Inc., having offices at 2 Bethesda Metro Center, Suite 1350, Bethesda, Maryland 20814 (“Seller”). Assets Buyer and Seller are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Seller owns an ownership interest in the patents and patent applications (and patents issuing on such applications) listed on Schedule A attached hereto and made a part hereof (collectively referred to herein as the “Acquired Patents”); and

WHEREAS, Assets Buyer and Seller have entered into a Share and Asset Purchase Agreement, dated as of the date hereof (the “Share and Asset Purchase Agreement”); and

WHEREAS, in connection with the Share and Asset Purchase Agreement, Seller has agreed to sell, transfer, convey, assign and deliver to Assets Buyer, and Assets Buyer has agreed to purchase and accept from Seller, Seller’s entire ownership interest in the Acquired Patents.

AGREEMENT

NOW, THEREFORE, in consideration of the above and in the Share and Asset Purchase Agreement and of the representations, warranties, conditions, agreements and promises contained in the Share and Asset Purchase Agreement and this Patent Assignment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.                                      Conveyance and Acceptance. Seller hereby sells, transfers, conveys, assigns and delivers to Assets Buyer, its successors, legal representatives, and assigns Seller’s entire right, title and interest in and to the Acquired Patents, and Assets Buyer hereby purchases and accepts from Seller, Seller’s ownership interest in the Acquired Patents. The Acquired Patents include (a) all national, regional and international patents and patent applications, including provisional patent applications; (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from any of the foregoing, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals and continued prosecution applications; (c) any and all patents that have issued or in the future issue from the foregoing patent applications ((a) and (b)), including utility models, petty patents, and design patents and certificates of invention; (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((a), (b) and (c)); (e) any similar rights, including so-called pipeline protection or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any of such foregoing patent applications and patents; and (f) all proceeds, benefits, privileges, causes of action, and remedies relating to the Acquired Patents, all rights to bring an action, whether at law or in equity, for infringement or other violation of the Acquired Patents against any third party, all rights to recover damages, profits and injunctive relief for infringement or other violation of the Acquired Patents.

2.                                      Recordation. Seller hereby authorizes the United States Commissioner of Patents and Trademarks and, as appropriate, the respective patent office or other governmental authority in each jurisdiction other than the United States, to record this Assignment. Seller hereby acknowledges that this assignment, being of Seller’s entire right, title and interest in and to the Acquired Patents carries with it the right in Assets Buyer to apply for and obtain from competent authorities in all countries of the world any and all patents included in this Assignment by attorneys and agents of Assets Buyer and the right to procure the grant of all such patents to Assets Buyer in its own name as assignee of Seller’s entire right, title and interest therein.

3.                                      Further Assurances. Seller agrees to take such further action and to execute and deliver such additional instruments and documents as Assets Buyer may reasonably request to carry out and fulfill the purposes and intent of this Patent Assignment including signing all papers and documents, taking all lawful oaths and doing all acts necessary or required to be done for the procurement, maintenance, enforcement and defense of patents or applications of Acquired Patents.

4.                                      Counterparts. This Patent Assignment may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. Delivery of an executed counterpart of a signature page of this Patent Assignment by facsimile or other electronic transmission shall be effective as delivery of a manually executed original counterpart of this Patent Assignment.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the undersigned have caused this Trademark Assignment to be executed as of the date first written above.

ASSESTS BUYER:

TELCARE EACQUISTION, LLC

By	/s/ Peter Ferola
Name:	Peter Ferola
Title:	Secretary

SELLER:

TELCARE, INC.

By	/s/ Paula LeClair
Name:	Paula LeClair
Title:	CEO

[Signature Page to Patent Assignment]

STATE OF Pennsylvania}
}ss
COUNTY OF Chester}

On this 30 day of November, 2016, before me personally appeared Peter Ferola, to me personally known, who, being duly sworn, did say that he/she is the Secretary of BioTelemetry Care Management, LLC and that he/she duly executed the foregoing instrument for and on behalf of BioTelemetry Care Management, LLC being duly authorized to do so and that said individual acknowledged said instrument to be the free act and deed of said company.

/s/ Sarah Theresa Oehlert
Notary Public
Expiration Date:	3/29/2020

[Signature Page to Patent Assignment]

STATE OF Massachusetts}
}ss	Concord
COUNTY OF Middlesex}

On this 30 day of November, 2016, before me personally appeared Paula LeClair, to me personally known, who, being duly sworn, did say that he/she is the Seller of Telcare, Inc. and that he/she duly executed the foregoing instrument for and on behalf of Telcare, Inc. being duly authorized to do so and that said individual acknowledged said instrument to be the free act and deed of said company.

/s/ Paula M. D’Ambrosio
Notary Public
Expiration Date:

[Signature Page to Patent Assignment]

SCHEDULE A

ACQUIRED PATENTS

1.              US Patent No. 9,064,034, Handheld Blood Glucose Monitoring Device with Messaging Capability, Javitt; Dwyer et al.

2.              US Application No. 13/293,046, Handheld Blood Glucose Monitoring Device with Messaging Capability, Javitt; Bjork et al.

3.              US Application No. 14/744,267, Handheld Blood Glucose Monitoring Device with Messaging Capability, Javitt; Bjork et al.

4.              European Application No. 12791620.3, Handheld Blood Glucose Monitoring Device with Messaging Capability, Javitt; Bjork et al.

5.              Japanese Application No. 2014-541205, Handheld Blood Glucose Monitoring Device with Messaging Capability, Javitt; Bjork et al.

EXECUTION COPY

TRADEMARK ASSIGNMENT

This Trademark Assignment (this “Trademark Assignment”), dated as of December 1, 2016 is by and between Telcare Acquisition, LLC, having offices at 150 Baker Avenue Extension, Suite 300, Concord, Massachusetts 01742 (“Assets Buyer”), and Telcare, Inc., having offices at 2 Bethesda Metro Center, Suite 1350, Bethesda, Maryland 20814 (“Seller”). Assets Buyer and Seller are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Seller is the owner in the applicable jurisdiction of the trademark registrations and applications set forth on Schedule A attached hereto and made part hereof (collectively, the “Acquired Trademarks”);

WHEREAS, Assets Buyer and Seller have entered into that certain Share and Asset Purchase Agreement, dated as of the date hereof (the “Share and Asset Purchase Agreement”); and

WHEREAS, in connection with the Share and Asset Purchase Agreement, Assets Buyer has agreed to acquire from Seller and Seller has agreed to sell, transfer, convey, assign and deliver to Assets Buyer all of Seller’s rights, title and interest in and to the Acquired Trademarks, together with the goodwill of the business associated with and symbolized by the Acquired Trademarks.

NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Trademark Assignment and of the representations, warranties, conditions, agreements and promises contained in the Share and Asset Purchase Agreement and this Trademark Assignment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.                                      Conveyance and Acceptance. Seller hereby sells, transfers, conveys, assigns and delivers to Assets Buyer, its successors, legal representatives, and assigns all right, title and interest in and to the Acquired Trademarks and Assets Buyer hereby purchases and accepts from Seller the Acquired Trademarks. The Acquired Trademarks include (a) any word, name, symbol, color, designation or device or any combination thereof for use in the course of trade, including any trademark, registered trademark, application for registration of trademark, service mark, trade dress, brand mark, trade name, registered trade name, application for registration of trade name, brand name, domain name, logo or business symbol, including all common law rights therein, (b) all proceeds, benefits, privileges, causes of action, and remedies relating to the Acquired Trademarks, all rights to bring an action, whether at law or in equity, for infringement or other violation of the Acquired Trademarks against any third party, all rights to recover damages, profits and injunctive relief for infringement or other violation of the Acquired Trademarks, and (c) all goodwill of the business associated with and symbolized by the Acquired Trademarks.

2.                                      Recordation. Seller hereby authorizes the United States Commissioner of Patents and Trademarks and, as appropriate, the respective patent office or other governmental authority in each jurisdiction other than the United States, to record this Assignment.

3.                                      Further Assurances. Seller agrees to take such further action and to execute and deliver such additional instruments and documents as Assets Buyer may reasonably request to carry out and fulfill the purposes and intent of this Trademark Assignment including signing all papers and documents, taking all lawful oaths and doing all acts necessary or required to be done for the procurement, maintenance, enforcement and defense of trademarks or applications of Acquired Trademarks.

4.                                      Counterparts. This Trademark Assignment may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. Delivery of an executed counterpart of a signature page of this Trademark Assignment by facsimile or other electronic transmission shall be effective as delivery of a manually executed original counterpart of this Trademark Assignment.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the undersigned have caused this Trademark Assignment to be executed as of the date first written above.

ASSETS BUYER:

TELCARE ACQUISITION, LLC

By	/s/ Peter Ferola
Name:	Peter Ferola
Title:	Secretary

SELLER:

TELCARE, INC.

By	/s/ Paula LeClair
Name:	Paula LeClair
Title:	CEO

[Signature Page to Trademark Assignment]

STATE OF Pennsylvania}
}ss
COUNTY OF Chester}

On this 30 day of November, 2016, before me personally appeared Peter Ferola, to me personally known, who, being duly sworn, did say that he/she is the Secretary of BioTelemetry Care Management, LLC and that he/she duly executed the foregoing instrument for and on behalf of BioTelemetry Care Management, LLC being duly authorized to do so and that said individual acknowledged said instrument to be the free act and deed of said company.

/s/ Sarah Theresa Oehlert
Notary Public
Expiration Date:	3/29/2020

[Signature Page to Trademark Assignment]

STATE OF Massachusetts}
}ss	Concord
COUNTY OF Middlesex}

On this 30 day of November, 2016, before me personally appeared Paula LeClair, to me personally known, who, being duly sworn, did say that he/she is the Seller of Telcare, Inc. and that he/she duly executed the foregoing instrument for and on behalf of Telcare, Inc. being duly authorized to do so and that said individual acknowledged said instrument to be the free act and deed of said company.

/s/ Paula M. D’Ambrosio
Notary Public
Expiration Date:

[Signature Page to Trademark Assignment]

SCHEDULE A

ACQUIRED TRADEMARKS

1.	Telcare (Stylized Logo)	Serial Number: 85905961
2.	Telcare	Serial Number: 85257726
3.	Telcare BGM	Serial Number: 85257732
4.	Agiliti	Serial Number: 86780308

A-1

EXHIBIT F

LeClair Employment Agreement

See attached.

EXECUTION COPY

TelCare Acquisition, LLC
EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into effective as of November 30, 2016 (the “Effective Date”) by and among TelCare Acquisition, LLC (the “Company”) and Paula LeClair (the “Executive”). The Company and Executive are hereinafter collectively referred to as the “Parties,” and individually referred to as a “Party. ”

RECITALS

A.                                    The Company has entered into negotiations with TelCare, Inc., to purchase certain shares and assets of the Company (the “Transaction”) by virtue of a Share and Asset Purchase Agreement dated December 1, 2016 by and between TelCare, Inc. and the Company (the “APA”).

B.                                    In connection with the Transaction, the Company desires to secure the employment of Executive, contingent on the closing of the Transaction, in order to retain Executive’s experience, skills, abilities, background and knowledge, and is willing to engage Executive’s services on the terms and conditions set forth in this Agreement.

C.                                    Executive desires to be in the employ of the Company, and is willing to accept such employment on the terms and conditions set forth in this Agreement.

D.                                    This Agreement supersedes all prior and contemporaneous oral or written employment agreements or arrangements between Executive and TelCare, Inc.

AGREEMENT

In consideration of the foregoing Recitals and the mutual promises and covenants herein contained, and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:

1.                                      EMPLOYMENT.

1.1                               Title. Effective as of the Effective Date, Executive’s position shall be the Company’s President, subject to the terms and conditions set forth in this Agreement.

1.2                               Term. The term of this Agreement shall begin on the Effective Date and shall continue until it is terminated pursuant to Section 4 herein (the “Term”). If the Transaction is not consummated, this Agreement shall terminate and shall be of no further force and effect, and neither Party shall have any liability to the other Party hereunder.

1.3                               Duties. Executive shall do and perform all services, acts or things necessary or advisable to manage and conduct the business of the Company and that are normally associated with the position of President. Executive shall report to the President of BioTelemetry, Inc., Joseph Capper, the parent company of BioTelemetry Care Management, LLC (the “Parent Company”).

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1.4                               Policies and Practices. The employment relationship between the Parties shall be governed by this Agreement and by the policies and practices established by the Company’s or Parent Company’s Board of Directors, or any committee thereof to which the Company’s or Parent Company’s Board of Directors has delegated responsibility for compensation matters (the “Board”). In the event that the terms of this Agreement differ from or are in conflict with any of the Company’s or Parent Company’s policies or practices, including the Company’s employee handbook, this Agreement shall control.

1.5                               Location. Unless the Parties otherwise agree in writing, during the Term, Executive shall perform the services Executive is required to perform pursuant to this Agreement at the Company’s offices in Concord, MA; provided, however, that the Company may from time to time require Executive to travel temporarily to other locations in connection with the Company’s business.

2.                                      LOYAL AND CONSCIENTIOUS PERFORMANCE; NONCOMPETITION.

2.1                               Loyalty. During the Term, Executive shall devote Executive’s full business energies, interest, abilities and productive time to the proper and efficient performance of Executive’s duties under this Agreement.

2.2                               Covenant not to Compete. During the Term, and during any period thereafter in which Executive is receiving severance benefits from the Company pursuant to Section 4.5 hereunder, Executive shall not engage in competition with the Company and/or any of its Affiliates (as defined below), either directly or indirectly, in any manner or capacity, as adviser, principal, agent, affiliate, promoter, partner, officer, director, employee, stockholder, owner, co-owner, consultant, or member of any association or otherwise, in any phase of the business of developing, manufacturing and marketing of products or services that are in the same field of use or which otherwise compete with the products or services of the Company, except with the prior written consent of the Board. For purposes of this Agreement, “Affiliate,” means, with respect to any specific entity, any other entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified entity.

2.3                               Agreement not to Participate in Company’s Competitors. During the Term, Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by Executive to be adverse or antagonistic to the Company, its business, or prospects, financial or otherwise, or in any company, person, or entity that is, directly or indirectly, in competition with the business of the Company or any of its Affiliates. Ownership by Executive, in professionally managed funds over which Executive does not have control or discretion in investment decisions, or as a passive investment, of less than two percent (2%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded on a national securities exchange or in the over-the-counter market shall not constitute a breach of this Section 2.3.

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3.                                      COMPENSATION OF EXECUTIVE.

3.1                               Base Salary. The Company shall pay Executive a base salary at the annualized rate of Two Hundred Seventy Five Thousand Dollars ($275,000) (the “Base Salary”), less payroll deductions and all required withholdings, payable in regular periodic payments in accordance with the Company’s normal payroll practices. The Base Salary shall be prorated for any partial year of employment on the basis of a three hundred sixty-five (365) day fiscal year.

3.2                               Bonus Payments. In addition to the Executive’s Base Salary, Executive shall be eligible to receive a discretionary bonus in the form of a performance incentive of up to $137,500, for the calendar years 2017 and 2018 (the “Annual Bonus”). The Annual Bonus will be based on the Company’s achievement of the following revenue targets (each, a “Revenue Target”): (A) for 2017, Company’s Revenue Target is to achieve revenue of at least $7,200,000 during the 2017 calendar year, and (B) for 2018, Company’s Revenue Target is to achieve revenue of at least $12,180,000 during the 2018 calendar year. For calendar years 2017 and 2018, Executive’s Annual Bonus shall be determined as follows:

•                  In the event the Company attains 90% achievement of the applicable annual Revenue Target, Executive shall be entitled to an Annual Bonus in the amount of $68,750; or

•                  In the event the Company attains 100% achievement of the applicable annual Revenue Target, Executive shall be entitled to an Annual Bonus in the amount of $137,500.

Any bonus earned by the Executive shall be paid in accordance with the Parent Company’s Management Incentive Program.

3.3                               Retention Bonus. The Company shall also pay to Executive a retention bonus in an amount equivalent to $137,500 (the “Retention Bonus”), provided Executive (i) remains employed by the Company for a period beginning on the Effective Date and ending on November 30, 2017 (the “Retention Period”); and (ii) remains in good standing during the Retention Period. The Retention Bonus shall be paid in a lump sum on the next regularly scheduled pay date following the Retention Period (the “Payment Date”). The Retention Bonus shall be subject to applicable tax withholdings. Notwithstanding the foregoing, if Executive terminates her employment by resignation with Good Reason (as defined below) or if Executive is terminated by the Company without Cause (as defined below) prior to the end of the Retention Period, Executive shall have the right to receive the Retention Bonus during the first payroll period following such Termination, and if Executive’s employment with the Company terminates for any other reason prior to the end of the Retention Period or if Executive’s employment is terminated by the Company for Cause after the last day of the Retention Period but prior to the Payment Date, Executive shall become ineligible for the payment of the Retention Bonus.

3.4                               Long Term Incentive Plan. Executive shall be eligible to participate in the Parent Company’s Long Term Incentive Plan (the “LTIP”) beginning with the 2017 fiscal year. Under the LTIP, Executive shall be eligible to receive annual stock option and annual restricted stock awards for each fiscal year of the Term based upon the Adjusted Dollar Value (as defined in the LTIP) as determined by and evaluated by the Board in its sole and absolute discretion. For

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the 2016 fiscal year, for purposes of determining Executive’s Adjusted Dollar Value, Executive’s target dollar value shall be fifty percent (50%) of Executive’s Base Salary. Any award granted to Executive in the 2016 fiscal year under the LTIP shall be prorated for Executive’s partial year of employment on the basis of a three hundred sixty-five (365) day fiscal year. Executive’s receipt of any awards under the LTIP shall be subject in all respects to the terms and conditions of the LTIP, as in effect from time to time.

3.5                               Initial Equity Grant. On the date of the closing of the Transaction, which is scheduled to occur on or about December 1, 2016 (the “Grant Date”), pursuant to the Parent Company’s 2008 Equity Incentive Plan (the “Equity Plan”), the Company shall grant to Executive a stock option (the “Option”) (which shall be treated as an incentive stock option to the maximum extent permissible and as a nonqualified stock option as to any remainder) to purchase Fifty Thousand (50,000) shares of common stock of the Company, subject to the restrictions and conditions set forth in the Equity Plan and the applicable award agreement thereunder. The Option shall have an exercise price equal to the closing price of a share of common stock of the Company on the Grant Date and shall vest and become exercisable as follows: twenty-five percent (25%) of the shares subject to the Option shall vest on the first anniversary of the Grant Date and an additional twenty-five percent (25%) of the shares subject to the Option shall vest and become exercisable on each of the second, third and fourth anniversaries thereafter; provided that Executive remains employed by the Company (and/or continues to provide services to the Company as a consultant) through each applicable vesting date.

3.6                               Expense Reimbursements. The Company shall reimburse Executive for all reasonable business expenses Executive incurs in conducting his duties hereunder, pursuant to the Company’s usual expense reimbursement policies, but in no event later than thirty (30) days after the end of the calendar month following the month in which such expenses were incurred by Executive; provided that Executive supplies the appropriate substantiation for such expenses no later than the end of the calendar month following the month in which such expenses were incurred by Executive.

3.7                               Changes to Compensation. Executive’s compensation shall be reviewed periodically and may be changed from time to time in the Company’s sole discretion.

3.8                               Employment Taxes. All of Executive’s compensation shall be subject to customary withholding taxes and any other employment taxes as are commonly required to be collected or withheld by the Company.

3.9                               Benefits. Executive shall, in accordance with Company policy and the terms of the applicable plan documents, be eligible to participate in benefits under any benefit plan or arrangement that may be in effect from time to time and made available to the Company’s senior management employees. Executive shall also be eligible for paid vacation and paid Company holidays in accordance with Company policy.

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3.10                        Indemnification. The Company shall, to the maximum extent permitted by law, indemnify and hold Executive harmless against any costs and expenses, including reasonable attorneys’ fees, judgments, fines, settlements and other amounts incurred in connection with any proceeding arising out of, by reason of or relating to Executive’s employment by the Company. The Company shall also advance to Executive any costs and expenses incurred in defending any such proceeding to the maximum extent permitted by law. The Company shall also provide Executive with coverage as a named insured under a directors and officers liability insurance policy maintained for the Company’s directors and officers. The Company shall continue to maintain directors and officers liability insurance for the benefit of Executive during the Term and for at least three (3) years following the termination of Executive’s employment with the Company. This obligation to provide insurance and indemnify Executive shall survive expiration or termination of this Agreement with respect to proceedings or threatened proceedings based on acts or omissions of Executive occurring during Executive’s employment with the Company or with any of its Affiliates. Such obligations shall be binding upon the Company’s successors and assigns and shall inure to the benefit of Executive’s heirs and personal representatives.

4.                                      TERMINATION.

4.1                               Termination by the Company. Executive’s employment with the Company is at will and may be terminated by the Company at any time and for any reason, or for no reason, including, but not limited to, under the following conditions. Upon any termination by the Company, Executive agrees to resign all positions, including as an officer and, if applicable, as a director or member of the Board, related to the Company and its parents, subsidiaries and Affiliates.

4.1.1                     Termination by the Company for Cause. The Company may terminate Executive’s employment under this Agreement for “Cause” (as defined below) by delivery of written notice to Executive. Any notice of termination given pursuant to this Section 4.1.1 shall effect termination as of the date of the notice, or as of such other date as specified in the notice.

4.1.2                     Termination by the Company without Cause. The Company may terminate Executive’s employment under this Agreement without Cause at any time and for any reason, or for no reason. Such termination shall be effective on the date Executive is so informed, or as otherwise specified by the Company.

4.2                               Termination by Executive. Executive’s employment with the Company is at will and may be terminated by Executive at any time and for any reason, or for no reason, including, but not limited to, under the following conditions. Upon any termination by Executive, Executive agrees to resign all positions, including as an officer and, if applicable, as a director or member of the Board, related to the Company and its parents, subsidiaries and Affiliates.

4.2.1                     Termination by Executive for Good Reason. Executive may terminate his employment under this Agreement for “Good Reason” (as defined below) in accordance with the procedures specified in Section 4.6.2 below.

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4.2.2                     Termination by Executive Without Good Reason. Executive may terminate Executive’s employment hereunder without Good Reason upon thirty (30) days’ written notice to the Company.

4.3                               Termination for Death or Complete Disability. Executive’s employment with the Company shall automatically terminate effective upon the date of Executive’s death. In addition, subject to the requirements of applicable law, the Company may terminate Executive’s employment due to Executive’s Complete Disability (as defined below).

4.4                               Termination by Mutual Agreement of the Parties. Executive’s employment with the Company may be terminated at any time upon a mutual agreement in writing of the Parties. Any such termination of employment shall have the consequences specified in such agreement.

4.5                               Compensation Upon Termination.

4.5.1                     Termination due to Death or Complete Disability. If, during the Term, Executive’s employment is terminated by the Company on account of Executive’s Complete Disability as provided in Section 4.3 or due to Executive’s death, the Company shall pay to Executive, or to Executive’s heirs, as applicable, Executive’s Base Salary and accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of termination, less standard deductions and withholdings. The Company shall thereafter have no further obligations to Executive and/or to Executive’s heirs under this Agreement, except as otherwise provided by law.

4.5.2                     Termination by the Company for Cause or by Executive without Good Reason. If, during the Term, Executive’s employment is terminated by the Company for Cause, or by Executive without Good Reason, the Company shall pay Executive’s Base Salary and accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of termination, less standard deductions and withholdings. The Company shall thereafter have no further obligations to Executive under this Agreement, except as otherwise provided by law.

4.5.3                     Termination by the Company without Cause or by Executive for Good Reason. If, during the Term, Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, the Company shall pay Executive’s Base Salary and accrued and unused vacation earned through the date of termination, at the rate in effect at the time of termination, less standard deductions and withholdings. In addition, subject to Executive (a) furnishing to the Company an executed waiver and release of claims in the form attached hereto as Exhibit A (or in such other form as may be specified by the Company in order to comply with then-existing legal requirements to effect a valid release of claims) (the “Release”); and (b) allowing the Release to become effective in accordance with its terms, then Executive shall be entitled to the following:

(i)                                    payment of an amount equal to one times (1.0x) Executive’s annual Base Salary in effect at the time of termination (but determined prior to any reduction in Base Salary that would give rise to Executive’s right to voluntarily resign for “Good Reason” pursuant to Section 4.6.2), less required deductions and withholdings, to be paid in installments over twelve (12) months following the date of Executive’s termination in accordance with the Company’s payroll practices commencing within sixty (60) days of the date of Executive’s termination;

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(ii)                                if the date of Executive’s termination is within the thirty (30) days immediately preceding or the twelve (12) months immediately following a Corporate Transaction (as defined below), the vesting of all equity awards granted to Executive prior to the date of termination shall accelerate such that all such awards shall be deemed fully vested and immediately exercisable; and

(iii)                            continued participation in the medical, dental and vision plans in which Executive (and where applicable, Executive’s spouse and dependents) was enrolled as of the date of Executive’s termination until the earlier of: (a) the date that is twelve (12) months after the date of Executive’s termination, or (b) the date upon which Executive becomes eligible to enroll in any similar plan offered or provided by an employer other than the Company, at the same premium rates and cost sharing as may be charged from time to time for employees generally, as if Executive had continued in employment during such period. Executive agrees to immediately notify the Company in writing in the event Executive becomes eligible to so enroll.

4.6                               Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

4.6.1                     Complete Disability. “Complete Disability” shall mean the inability of Executive to perform Executive’s duties under this Agreement, even with reasonable accommodation, because Executive has become permanently disabled within the meaning of any policy of disability income insurance covering employees of the Company then in force. In the event the Company has no policy of disability income insurance covering employees of the Company in force when Executive becomes disabled, the term “Complete Disability” shall mean the inability of Executive to perform Executive’s duties under this Agreement, whether with or without reasonable accommodation, by reason of any incapacity, physical or mental, which the Company, based upon medical advice or an opinion provided by a licensed physician acceptable to the Company, determines to have incapacitated Executive from satisfactorily performing all of Executive’s usual services for the Company, with or without reasonable accommodation, for a period of at least one hundred twenty (120) days during any twelve (12) month period (whether or not consecutive). Based upon such medical advice or opinion, the determination of the Company shall be final and binding and the date such determination is made shall be the date of such Complete Disability for purposes of this Agreement.

4.6.2                     Good Reason. “Good Reason” for Executive to terminate Executive’s employment hereunder shall mean the occurrence of any of the following events without Executive’s consent:

(i)                                    a change in Executive’s title that is accompanied by a material reduction in Executive’s duties, authority, or responsibilities relative to Executive’s duties, authority, or responsibilities in effect immediately prior to such reduction;

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(ii)                           the relocation of Executive’s principal business location to a point that requires a one-way increase of Executive’s commuting distance of more than fifty (50) miles; or

(iii)                       a material reduction by the Company of Executive’s Base Salary as initially set forth herein or as the same may be increased from time to time;

(iv)                        failure of the Company to obtain the agreement from any successor to assume and agree to perform the Company’s obligations under this Agreement;

provided, however, that such termination by Executive shall only be deemed for Good Reason pursuant to the foregoing definition if: (A) Executive gives the Company written notice of the intent to terminate for Good Reason within thirty (30) days following the first occurrence of the condition(s) that Executive believes constitutes Good Reason, which notice shall describe such condition(s); (B) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”); and (C) Executive terminates his employment within thirty (30) days following the end of the Cure Period.

4.6.3                     Cause. “Cause” shall mean the occurrence of any of the following events, as determined by the Company, in its sole discretion:

(i)                               Executive’s willful and repeated failure to satisfactorily perform Executive’s job duties;

(ii)                           Executive’s willful commission of an act that materially injures the business of the Company;

(iii)                       Executive’s willful refusal or failure to follow lawful and reasonable directions of the Board or the appropriate individual to whom Executive reports;

(iv)                        Executive’s conviction of, or plea of nolo contendere to, any felony involving moral turpitude;

(v)                            Executive’s engaging or in any manner participating in any activity which is directly competitive with or injurious to the Company or any of its Affiliates or which violates any material provisions of Sections 2 and/or 5 hereof or the PIIA (as defined in Section 5 and attached hereto as Exhibit B);

(vi)                        Executive’s commission of any fraud against the Company, its Affiliates, employees, agents or customers or use or intentional appropriation for Executive’s personal use or benefit of any funds or properties of the Company not authorized by the Board to be so used or appropriated; or

(vii)                    Executive’s material breach of or willful failure to comply with Company policies, including but not limited to equal employment opportunity or harassment policies, insider trading policies, code of ethics or conflict of interest policies, non-disclosure and confidentiality policies, travel and expense policies, workplace violence policies, Sarbanes-Oxley compliance policies, policies governing preparation and approval of financial statements, and/or policies governing the making of financial commitments on behalf of the Company.

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4.6.4                     Corporate Transaction. A “Corporate Transaction” is an Acquisition or Asset Transfer of the Company. An “Acquisition” shall mean (a) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the capital stock of the Company immediately prior to such consolidation, merger or reorganization, represents less than 50% of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; or (b) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power is transferred; provided that an Acquisition shall not include (x) any consolidation or merger effected exclusively to change the domicile of the Company, or (y) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof. “Asset Transfer” shall mean a sale, lease, license or other disposition or all or substantially all of the assets of the Company. Notwithstanding the foregoing, the Transaction shall not be deemed a “Corporate Transaction” under this Agreement.

4.7                               Survival of Certain Sections. Sections 2.2, 3.7, 4, 5, 6, 7, 8, 9, 12, 13, 16 and 18 of this Agreement shall survive the termination of this Agreement.

4.8                               Parachute Payment. If any payment or benefit (including payments and benefits pursuant to this Agreement) that Executive would receive in connection with a Corporate Transaction from the Company or otherwise (“Transaction Payment”) would (a) constitute a “Parachute Payment” within the meaning of Section 280G of the Internal Revenue Code (the “Code”), and (b) the net after-tax benefit that Executive would receive by reducing the Transaction Payments to three times the “Base Amount,” as defined in Section 280G(b)(3) of the Code, (the “Parachute Threshold”) is greater than the net after-tax benefit Executive would receive if the full amount of the Transaction Payments were paid to Executive, then the Transaction Payments payable to Executive shall be reduced (but not below zero) in a nondiscretionary basis in such a way as to minimize the reduction in the economic value deliverable to Executive so that the Transaction Payments due to Executive do not exceed the amount of the Parachute Threshold.

4.9                               Application of Section 409A of the Code. Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Agreement that constitute “deferred compensation” within the meaning of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”) shall not commence if payable by reference to Executive’s termination of employment unless and until Executive has also incurred a “Separation From Service” (as such term is defmed in Treasury Regulation Section 1.409A-1(h), unless the Company reasonably determines that such amounts may be provided to Executive without causing Executive to incur the additional twenty percent (20%) tax under Section 409A.

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It is intended that each payment under this Agreement shall constitute a separate payment and each installment of payments provided for in this Agreement shall be treated as a separate payments for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). For the avoidance of doubt, it is intended that each payment under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if the Company (or, if applicable, the successor entity thereto) determines that any payments under this Agreement constitute “deferred compensation” under Section 409A and Executive is, on the termination of service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the such payments shall be delayed until the earlier to occur of: (i) the date that is six months and one day after Executive’s Separation From Service, or (ii) the date of Executive’s death (such applicable date, the “Specified Employee Initial Payment Date”), the Company (or the successor entity thereto, as applicable) shall (A) pay to Executive a lump sum amount equal to the sum of the payments that Executive would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the payments had not been so delayed pursuant to this Section and (B) commence paying the balance of the payments in accordance with the applicable payment schedules set forth in this Agreement.

All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (a) any reimbursement shall be for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (b) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (c) the reimbursement of an eligible expense shall be made on or before the last day of the calendar year following the year in which the expense is incurred and (d) the right to reimbursement is not subject to liquidation or exchange for another benefit.

5.                                      CONFIDENTIAL AND PROPRIETARY INFORMATION.

5.1                               As a condition of employment Executive agrees to execute and abide by the Company’s Proprietary Information and Inventions Agreement (“PIIA”) a copy of which is attached hereto as Exhibit B.

5.2                               Executive recognizes that Executive’s employment with the Company will involve contact with information of substantial value to the Company, which is not generally known in the trade, and which gives the Company an advantage over its competitors who do not know or use it, including but not limited to, techniques, designs, drawings, processes, inventions know how, strategies, marketing, and/or advertising plans or arrangements, developments, equipment, prototypes, sales, supplier, service provider, vendor, distributor and customer information, and business and financial information relating to the business, products, services, practices and techniques of the Company, (hereinafter referred to as “Confidential and Proprietary Information”). Executive shall at all times regard and preserve as confidential such Confidential and Proprietary Information obtained by Executive from whatever source and shall not, either during Executive’s employment with the Company or thereafter, publish or disclose any part of such Confidential and Proprietary Information in any manner at any time, or use the same except on behalf of the Company, without the prior written consent of the Company.

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6.                                      ASSIGNMENT AND BINDING EFFECT.

This Agreement shall be binding upon and inure to the benefit of Executive and Executive’s heirs, executors, personal representatives, assigns, administrators and legal representatives. Because of the unique and personal nature of Executive’s duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by Executive. This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives. Any such successor of the Company shall be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any tie, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.

7.                                      NOTICES.

All notices or demands of any kind required or permitted to be given by the Company or Executive under this Agreement shall be given in writing and shall be personally delivered (and receipted for) or faxed during normal business hours or mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:

TelCare Acquisition, LLC
150 Baker Avenue Extension
Suite 300
Concord, MA 01742

With a copy to:

1000 Cedar Hollow Rd,
Malvern, PA 19355

Attention: Legal Department

If to Executive:

Paula LeClair

Any such written notice shall be deemed given on the earlier of the date on which such notice is personally delivered or three (3) days after its deposit in the United States mail as specified above. Either Party may change its address for notices by giving notice to the other Party in the manner specified in this section.

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8.                                      CHOICE OF LAW.

This Agreement is made in the State of Pennsylvania. This Agreement shall be construed and interpreted in accordance with the internal laws of the State of Pennsylvania. Any disputes or proceedings regarding this Agreement shall be conducted in a venue closest to the corporate offices of the Company.

9.                                      INTEGRATION.

This Agreement, including Exhibit A and Exhibit B, contains the complete, final and exclusive agreement of the Parties relating to the terms and conditions of Executive’s employment and the termination of Executive’s employment, and supersedes all prior and contemporaneous oral and written employment agreements or arrangements between the Parties.

10.                               AMENDMENT.

This Agreement cannot be amended or modified except by a written agreement signed by Executive and the Company.

11.                               WAIVER.

No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the Party against whom the wavier is claimed, and any waiver or any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

12.                               SEVERABILITY.

The finding by a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal. Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision, which most accurately represents the Parties’ intention with respect to the invalid or unenforceable term, or provision.

13.                               INTERPRETATION; CONSTRUCTION.

The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but Executive has been encouraged to consult with, and has consulted with, Executive’s own independent counsel and tax advisors with respect to the terms of this Agreement. The Parties acknowledge that each Party and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement.

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14.                               REPRESENTATIONS AND WARRANTIES.

Executive represents and warrants that Executive is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that Executive’s execution and performance of this Agreement shall not violate or breach any other agreements between Executive and any other person or entity.

15.                               COUNTERPARTS.

This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall contribute one and the same instrument.

16.                               TRADE SECRETS OF OTHERS.

It is the understanding of both the Company and Executive that Executive shall not divulge to the Company and/or its subsidiaries any confidential information or trade secrets belonging to others, including Executive’s former employers, nor shall the Company and/or its Affiliates seek to elicit from Executive any such information. Consistent with the foregoing, Executive shall not provide to the Company and/or its Affiliates, and the Company and/or its Affiliates shall not request, any documents or copies of documents containing such information.

17.                               ADVERTISING WAIVER.

Executive agrees to permit the Company, and persons or other organizations authorized by the Company, to use, publish and distribute advertising or sales promotional literature concerning the products and/or services of the Company, or the machinery and equipment used in the provision thereof, in which Executive’s name and/or pictures of Executive taken in the course of Executive’s provision of services to the Company appear. Executive hereby waives and releases any claim or right Executive may otherwise have arising out of such use, publication or distribution.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

BIOTELEMETRY CARE MANAGEMENT, LLC

By:	/s/ Peter Ferola
Name:	Peter Ferola
Title:	Secretary

EXECUTIVE:

/s/ Paula LeClair
Paula LeClair

Dated:	11/29/16

[Signature Page to LeClair Employment Agreement]

EXHIBIT A

RELEASE AND WAIVER OF CLAIMS

TO BE SIGNED FOLLOWING TERMINATION WITHOUT CAUSE
OR RESIGNATION FOR GOOD REASON

In consideration of the payments and other benefits set forth in the Employment Agreement of             , 2016, to which this form is attached, I, Paula LeClair, hereby furnish TELCARE ACQUISITION, LLC (the “Company”), with the following release and waiver (“Release and Waiver”).

In exchange for the consideration provided to me by the Employment Agreement that I am not otherwise entitled to receive, I hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, Affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release and Waiver. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the Maryland Fair Employment Practices Act: Article 49B of the Code of Maryland (as amended) (“PHRA”). Notwithstanding the foregoing, I shall be entitled to enforce the terms of any employee benefit plan of the Company in which I am, on the date of this Release and Waiver, due a benefit, and to be indemnified by the Company as to any liability, cost or expense for which I would have been indemnified during employment, in accordance with the bylaws of the Company, for actions taken on behalf of the Company within the scope of my employment with the Company.

I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which I was already entitled as an executive of the Company. If I am forty (40) years of age or older upon execution of this Release and Waiver, I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the release and waiver granted herein does not relate to claims under the ADEA which may arise after this Release and Waiver is executed; (b) I should consult with an attorney prior to executing this Release and Waiver; and (c) I have

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twenty-one (21) days from the date of termination of my employment with the Company in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier); (d) I have seven (7) days following the execution of this Release and Waiver to revoke my consent to this Release and Waiver; and (e) this Release and Waiver shall not be effective until the seven (7) day revocation period has expired without my having previously revoked this Release and Waiver.

I acknowledge my continuing obligations under my Proprietary Information and Inventions Agreement. Pursuant to the Proprietary Information and Inventions Agreement I understand that among other things, I must not use or disclose any confidential or proprietary information of the Company and I must immediately return all Company property and documents (including all embodiments of proprietary information) and all copies thereof in my possession or control. I understand and agree that my right to the severance pay I am receiving in exchange for my agreement to the terms of this Release and Waiver is contingent upon my continued compliance with my Proprietary Information and Inventions Agreement.

I agree, covenant and promise that I will not in any way communicate the terms of this Release and Waiver to any person other than my immediate family, my attorney and my financial consultant or when necessary to enforce this Release and Waiver or to advise a third party of my obligations under this Release and Waiver. I agree not to disparage the name, business reputation or business practices of the Company, or any of its subsidiaries or Affiliates, or their respective officers, employees and directors.

This Release and Waiver constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein. This Release and Waiver may only be modified by a writing signed by both me and a duly authorized officer of the Company.

Date:	By:

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EXHIBIT B

TelCare Acquisition, LLC’s Proprietary Information and Inventions Agreement

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